As filed with the Securities and Exchange Commission on August 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DATASEA INC.

(Exact name of registrant as specified in its charter)

Nevada	8742	45-2019013
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20th Floor, Tower B, Guorui Plaza

1 Ronghua South Road, Technological Development Zone

Beijing, People’s Republic of China 100176

+86 10-56145240

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zhixin Liu, Chief Exeutive Officer

20th Floor, Tower B, Guorui Plaza

1 Ronghua South Road, Technological Development Zone

Beijing, People’s Republic of China 100176

+86 10-56145240

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Elizabeth F. Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 326-0199

Approximate date of proposed sale to public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	1,218,453	(2)	$1.96	$2,388,167.88	$260.55

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Consists of (i) 1,096,608 shares of common stock issuable upon exercise of warrants that were issued to the Selling Stockholders named herein and (ii) 121,845 shares of common stock issuable upon exercise of warrants that were issued to the placement agent in connection with the private placement of common stock.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of $1.96, being the high and low prices per share of the registrant’s common stock on the Nasdaq Capital Market on August 27, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated August 30, 2021

1,218,453 Shares of Common Stock Issuable upon Exercise of Warrants

This prospectus relates to the resale of up to 1,218,453 shares of the common stock of Datasea Inc., a Nevada corporation (the “Company”), that may be sold from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”).

The shares of common stock offered under this prospectus consist of 1,218,453 shares of common stock issuable upon the exercise of (i) certain warrants (the “Investor Warrants”), that we issued to certain Selling Stockholders, each of whom is an accredited investor, on July 22, 2021, in a private placement (the “Private Placement”) pursuant to a Securities Purchase Agreement dated as of July 20, 2021, by and among the Company and the purchasers named therein and (ii) certain warrants (the “PA Warrants”, and together with the Investor Warrants, the “Warrants”) that we issued to the placement agent on July 22, 2021 in connection with the Private Placement. The issuance of the Investor Warrants was made in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of any of the shares of common stock offered hereby by the Selling Stockholders. To the extent that any of the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants.

The Selling Stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through underwriters, broker-dealers or agents, in public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 88 of this prospectus for more information about how the Selling Stockholders may sell or dispose of their shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “DTSS”. On August 27, 2021, the last reported sale price for our common stock as reported on the Nasdaq Capital Market was $1.96 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. We are a holding company incorporated in NEVADA. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our operating entities established in the People’s Republic of China, or the PRC, primarily our variable interest entity (the “VIE”). Due to PRC legal restrictions on foreign ownership in any internet-related businesses we may explore and operate, we do not have any equity ownership of our VIE, instead we control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our ordinary shares offered in this prospectus are shares of our NEVADA holding company that maintains service agreements with the associated operating companies. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless. For a description of our corporate structure and VIE contractual arrangements, see “Corporate Structure” on page 5. See also “Risk Factors - Risks Related to our Corporate Structure.” SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 9 of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common stock in this offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements, before deciding whether to invest in this offering.

Our Company

We are an emerging technology company and a smart security systems provider with proprietary technologies, based in Beijing, China. We focus on visual and non-visual fusion perception algorithms and big data analytics technologies, with the goal of providing customers with smart security solutions, smart hardware, education-related technologies applicable and 5G value-added services across multiple scenarios and industries.

We are committed to building a smart security ecosystem driven by overall needs for security. The Company has managed to commercialize its products to schools, public communities, governmental authorities, retail outlets, healthcare and scenic areas all over China. Additionally, the Company has built up partnerships with many world-famous enterprises and institutions, including Alibaba, Tencent, Baidu and so on.

We, through our variable interest entity, Shuhai Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), generate revenue by selling smart security system products and smart hardware products to our customers. Presently, Shuhai Beijing mainly leverages its independently-developed big data security platform and smart 3D security platform to provide standardized or customized smart security systems towards schools, public communities and scenic areas. The systems feature specific functions, which include technical protection, networked alarming operation, cloud alarming and epidemic prevention. Shuhai Beijing has developed a one-stop turnkey solution that covers the entire public safety process including designing, developing, implementing and performing operation& maintenance. With respect to its smart hardware products, Shuhai Beijing utilizes the “basing purchase on sales” business model where it completes all the designing tasks in-house, then outsource the manufacturing to experienced third parties, while exercising quality control over the final work product.

We, through Shuhai Beijing, market and sell smart security products, and solutions to customers through our own sales teams, partner agents and newly-founded operating entities to achieve internal sales goals. For the year ended June 30, 2020, we experienced a growth in our revenue. In addition to direct sales and providence of operation & maintenance service, we are also generating incremental revenue through various recurring services and platform-based value-added services.

Furthermore, as an extended value-added service to our safe campus security system, we develop and offer education-related technologies to build campus networks, education management systems, education cloud platforms, science education platform and other education systems used in schools.

Shuhai Beijing keeps exploring opportunities related to new value-added services that extend from the combination of visual and non-visual fusion perception technology with acoustic algorithm technology as the core, big data platform and smart three-dimensional platform. Shuhai Beijing also strategically expanded its business practice into the whole industry attributes and included a series of new businesses such as smart consumer payment in some areas and 5G messaging and telecommunications value-added services, adding new revenue and profit points to the Company.

In the field of 5G messaging business, Shuhai Beijing has officially released version 3.0 of a one-stop messaging marketing cloud platform based on big data. Relying on SaaS marketing middle station and data middle station, Shuhai Beijing provides various one-stop message sending channels, industry templates, business scenarios, marketing tools and operational analysis capabilities. Up to now, in terms of 5G message industry standards, Shuhai Beijing has signed a cooperation agreement with the National Engineering Laboratory of Logistics Information Technology to jointly promote the formulation of 5G SMS standards for China’s express delivery industry; in terms of 5G message product development, Shuhai Beijing has two modes of services to its customers. The first service mode is to develop SaaS software systems in the logistics, catering, tourism and other industries for its customers who perform 5G message promotion by themselves; the second service mode is to develop the software system and provide the promotion work on behalf of the customers after obtaining their authorization. These services have widened the Shuhai Beijing’s business coverage and brought about new sources of revenue and profit.

Impact of coronavirus outbreak

In December 2019, a novel strain of coronavirus (COVID-19) was reported in China, upon which the World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” During the period from January to March 2020, the Company’s marketing and business developments efforts have been materially adversely affected since, among other reasons, the Company’s employees were not able to return to our offices to resume their duties. The Company resumed its operations in April, 2020. As a recipient of the PRC government support programs intended to mitigate the adverse economic impact of the pandemic, Shuhai Beijing expects that its business operations would recover and not be materially affected going forward. Its intelligent security platform has enabled the Shuhai Beijing’s R&D team to continue working in online mode during the pandemic, which the Company believes would facilitate and support the Shuhai Beijing’s recovery. In addition, the Company believes its efforts to move its functions online were sufficiently prompt and effective to minimize adverse effects on the Company’s financial reporting and internal control over financing reporting systems. The Company does not anticipate any impairments of its assets. However, the Company expects that the impact of the COVID-19 outbreak on the United States and world economies may have a material adverse affect on the demand for the Company’s services. We currently believe that our financial resources will be adequate to see us through the outbreak. However, in the event that the pandemic continues on for a longer period of time, we may need to raise capital in the future.

The COVID-19 pandemic has prompted the Company to focus on developing epidemic related products to pursue new business opportunities. The smart epidemic system designed and developed by the Company in February of 2020 has been placed with 22 schools and 62 communities across a number of provinces in China. In connection with the intensifying efforts to contain the spread of COVID-19, the Chinese government has taken a number of actions, which included extending the Chinese Spring Festival in 2020, quarantining individuals infected with or suspected of having COVID-19, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and cancelling public activities, among others. According to a press release of CNN Hong Kong dated August 23, 2021, China reported no new locally transmitted Covid-19 cases on August 23, 2021 for the first time since July this year, according to its National Health Commission (NHC), as authorities double down on the country’s stringent zero-Covid approach. In response to the entire country’s efforts to combat the spread of COVID-19, the Company integrated the epidemic prevention and control system and epidemic prevention and control functions as a sub-module into the regular Safe Campus System and Smart Public Community System.

Recent Developments

On November 16, 2020, Guohao Century (Beijing) Technology Ltd. (“Guohao Century”), a wholly owned subsidiary of Shuhai Beijing, formed Hangzhou Zhangqi Business Management Limited Partnership (“Zhangqi”) with ownership of 99% as an ordinary partner. On November 19, 2020, Guohao Century formed a 51% owned subsidiary Hangzhou Shuhai Zhangxun Information Technology Co., Ltd (“Zhangxun”) for research and development of 5G message technology. Zhangqi owns 19% of Zhangxun; accordingly, Guohao Century ultimately owns 69.81% of Zhangxun.

On July 20, 2021, the Company entered into a securities purchase agreement with certain institutional investors, pursuant to which the Company agreed to sell to such investors an aggregate of 2,436,904 shares of common stock of the Company at a purchase price of $3.48 per share. The Company also sold warrants to purchase 1,096,608 shares of common stock to such investors in a concurrent private placement. The closing of the sales of these securities under the securities purchase agreement took place on July 22, 2021. The net proceeds from the transactions were approximately $7,636,796, after deducting certain fees due to the placement agent and the Company’s estimated transaction expenses, and will be used for working capital and general corporate purposes, and for the repayment of debt.

History and Background

We were incorporated under the laws of the State of Nevada on September 26, 2014 under the name Rose Rock Inc. On May 27, 2015, we amended our articles of incorporation to change our name to Datasea Inc. Up until October 2015, our primary business activities were providing consulting services to various U.S. companies seeking to do business in China as well as Chinese companies looking to enter the U.S. markets. Nonetheless, we were considered a shell company as defined in Rule 12b-2 under the Securities Act, as we had no or nominal business operations, employees and/or assets.

On May 26, 2015, pursuant to the terms of a stock purchase agreement, Ms. Zhixin Liu purchased 20,000,000 shares (without giving effect to our one-for-three reverse stock split that became effective on May 1, 2018), or 57.14%, of the issued and outstanding shares of our common stock from Mr. Xingzhong Sun, who was our sole officer, director and majority stockholder at the time of the transaction. As part of the transaction, Zhixin Liu was appointed as the Chairman of our Board of Directors (the “Board”).

On October 29, 2015, we entered into a share exchange agreement (the “Exchange Agreement”) with Ms. Zhixin Liu and Mr. Fu Liu, the members (“Members”) of Datasea Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated under the laws of the Hong Kong Special Administrative Region of the PRC, whereby the Members transferred all of their membership interests of Shuhai Skill (HK) to us in exchange for the issuance of an aggregate of 6,666,667 shares of our common stock (the transaction, hereinafter referred to as the “Share Exchange”). Upon consummation of the Share Exchange, Shuhai Skill (HK) and its consolidated subsidiaries, Tianjin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Tianjin Information”), became our wholly-owned subsidiary, and Shuhai Beijing, also a limited liability company incorporated under the laws of the PRC, through its existing contractual relationship with Tianjin Information, became our variable interest entity (“VIE”). In addition, Xinzhong Sun resigned from the positions as our director, President, Secretary and Treasurer. Ms. Liu was appointed as our Chairman of the Board, Chief Executive Officer, President, Interim Chief Financial Officer, Treasurer and Secretary and Mr. Liu was appointed as a director. Mr. Liu is the father of Ms. Liu.

As a result of the Share Exchange, we, through our consolidated subsidiaries, are engaged in the business of providing Internet security products, new media advertising, micro-marketing, data analysis services in the PRC. All business operations are conducted through our wholly-owned subsidiary, Tianjin Information, and through Shuhai Beijing, our VIE. Shuhai Beijing is considered to be a VIE because we do not have any direct ownership interest in it, but, as a result of a series of contractual agreements (the “VIE Contractual Agreements”) among Tianjin Information, Shuhai Beijing and its stockholders, we are able to exert effective control over Shuhai Beijing and receive 100% of the net profits or net losses derived from the business operations of Shuhai Beijing. The VIE Contractual Agreements are more fully described below.

On April 12, 2018, our Board of Directors and stockholders approved a one-for-three reverse stock split of our issued and outstanding shares of common stock, which became effective on May 1, 2018, decreasing the number of outstanding shares from 57,511,771 to 19,170,827. Subsequent to the split, the number of our outstanding shares of our common stock increased from to 19,170,827 to 19,170,846 to accommodate certain stockholders’ positions due to rounding elections payable at the beneficial owner level. Unless otherwise stated, all shares and per share amounts in this prospectus have been retroactively adjusted to give effect to this stock split.

VIE Agreements

Operation and Intellectual Property Service Agreement – The Operation and Intellectual Property Service Agreement allows Tianjin Information to manage and operate Shuhai Beijing and collect 100% of their net profits. Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its stockholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Stockholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a stockholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Stockholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date, but the parties can agree in writing to terminate the Entrustment Agreement.

Equity Option Agreement – the Shuhai Beijing Stockholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Stockholders have granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Stockholders’ equity interests in Shuhai Beijing for an option price of RMB0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the Option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Stockholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Stockholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Stockholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends, bonuses and other forms of investment returns paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

There are a number of uncertainties regarding the status of the rights of the Nevada holding company with respect to its contractual arrangements with the VIE, its founders and owners, including whether the PRC legal system could limit our ability to enforce these contractual agreements due to uncertainties under Chinese law and jurisdictional limits.

Corporate Structure

The chart below depicts the corporate structure of the Company as of the date of this prospectus.

Competitive Strengths

We believe our market position and potential future growth can be attributed to the following key factors and competitive strengths:

1. Talents

The current R&D team consists of 26 technical engineers from Chinese Academy of Social Sciences, Tsinghua University, Harbin Institute of Technology, Huawei and other well-known universities and hi-tech enterprises. The Company has organized its sales team with experience in serving the Fortune 500 enterprises, and has attracted professionals from well-known enterprises and listed companies at home and abroad to take charge of finance, risk control, strategy and capital departments.

2. Technological R&D

Attaching great importance to R&D and innovation, Shuhai Beijing has built up 2 innovation research institutes, established an R&D team with backgrounds from well-known universities such as the Chinese Academy of Social Sciences and Tsinghua University, who are integrating visual and non-visual perception technologies to enable the transition of functions like full scene, dead-angle free and full perception and high-speed early-warning linkage towards the stage of multi-dimensional cognition of the whole scene. It has been certified as one of the National Hi-tech Enterprises and Zhongguancun Hi-tech Enterprises. Up to now, Shuhai Beijing has obtained 30 copyright registrations in China for its software and 3 independent patents in China. In addition, Shuhai Beijing filed 13 patent applications, which are currently under review.

3. Quality excellence

Shuhai Beijing has been certified (passed respective examinations and tests) by MPS (Ministry of Public Security) Quality Supervision and Testing Center of Security Products for Computer Information Systems, ISO9001, ISO27001, ISO14001 and ISO18001, as well as Security Engineering Qualification Certificate issued by China Security Technology Prevention Industry Association, Membership Certificate issued by China Security Technology Prevention Industry Association, and CCC (China Compulsory Certification) issued by China Quality Certification Center, which turn out to be powerful assurance of our product quality.

4.  Market opportunity

The security market size in China is under sustained growth, from RMB 328 billion in 2012 to RMB 620 billion in 2017, at an annual compound growth rate of 14%. According to the “13th Five-year (2016-2020) Development Plan of Security Industry in China” released by China Security Technology Prevention Industry Association (CSTPIA), security industry will transform and upgrade in the direction of large-scale, automation and intelligence during the “13th Five-year” period. By 2020, the total revenue of security enterprises is forecasted to reach RMB 800 billion with an annual growth rate of 10%+.According to the Report of Market Prospective and Investment Strategy Planning on China Security Industry (2018-2023) by China Qianzhan Industry Research Institute, alongside with the speeding-up of AI industrialization, smart security products are expected to see a high-speed development, and the security market size in China is forecasted to reach the trillion (RMB) level. To capitalize the market opportunity, we plan to develop our business in a more vigorous manner across China.

5.  Customer resource and location advantage

Products with stable performance, service and after-sales support have won the Company consistent praise among customers, especially those under cooperation in Beijing, Liaoning, Jilin, Heilongjiang, Jiangsu, Shanxi, Zhejiang, Guangdong and other provinces. Thanks to the already-established distributed sales channel nationwide, our products can be sold in about 40% of China’s provincial administrative regions. The wide coverage of market, as well as expertise, performance and reputation in the industry are all conducive to wining more opportunities.

Corporate Information

The principal executive office of our VIE is located at 1 Xinghuo Rd., Changning Building, 11th Floor, Fengtai District, Beijing, China, and our telephone number at that address is (86)10-56143568. Our website is http://www.shuhaixinxi.com. Information contained on our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

The Offering

Common Stock offered by the Selling Stockholders:	1,218,453 shares of common stock issuable upon exercise of the Warrants.

Common stock outstanding prior to this offering:	23,911,042 shares as of August 27, 2021

Use of proceeds:	The Selling Stockholders will receive the proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the sale of the shares of common stock. See “Use of Proceeds” on page 34 of this prospectus.

Risk Factors:	The purchase of our securities involves a high degree of risk. See “Risk Factors” on page 9 of this prospectus.

NASDAQ Capital Market Symbol:	“DTSS”

The number of shares of our common stock outstanding, as set forth in the table above, is based on 23,911,042 shares outstanding as of August 27, 2021.

Prospectus Conventions

Unless the context requires otherwise, references to the “Company,” “we,” “our,” and “us,” refer to Datasea, Inc. and its subsidiaries.

All references to “RMB” and “Renminbi” are to the legal currency of China, and all references to “USD,” “$,” and “U.S. dollars” are to the legal currency of the United States. This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our President and Chief Executive Officer will be presented as “Zhixin Liu,” even though, in Chinese, her name would be presented as “Liu Zhixin.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth, which have not been independently verified by us. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the following risk factors in evaluating our business before purchasing our securities. No purchase of our securities should be made by any person who is not in a position to lose the entire amount of his or her investment. The order of the following risk factors is presented arbitrarily. You should not conclude the significance of a risk factor because of the order of presentation. Our business and operations could be seriously harmed as a result of any of these risks.

Risk Factors Summary

Risks Relating to Our Business and Industry

●	We have a limited operating history developing smart security solutions and education technologies.

●	Our independent registered public accounting firm’s auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

●	Supply chain issues could have an adverse impact on our business and operating results.

●	We intend to invest in engineering and marketing activities and may not achieve the desired results.

●	Our business substantially depends upon the continued growth of the security, security-based systems, and education technologies, the decrease of which could have a negative impact on our business.

●	Product quality problems could lead to reduced revenue, gross margins, and net income.

●	We will likely have to incur indebtedness or issue new equity securities to fund future growth.

●	Our success is dependent on retaining key personnel who would be difficult to replace.

●	If we fail to anticipate and adapt to the changes and evolutions, our operations will be adversely affected.

●	We may face heightened competition from existing mature competitors as well as new entrants.

●	We depend on contract manufacturers, and our production and products could be harmed if they are unable to meet our volume and quality requirements and alternative sources are not available.

●	Our smart security systems may not be accepted by the intended users of our products.

●	Changes to existing regulations may present technical, regulatory and economic barriers to the provision of our products and services.

●	The control deficiencies in our internal control over financial reporting may, until remedied, cause errors in our financial statements or cause our filings with the SEC to not be timely.

●	We have seen a substantial improvement and progress in our internal control over financial reporting.

●	Our compliance with complicated U.S. regulations will result in additional expenses.

●	Failure to comply with the Foreign Corrupt Practices Act could adversely affect our business.

●	We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

Risks Relating to Our Corporate Structure

●	We depend upon the VIE Agreements in conducting our business in the PRC, which may not be as effective as a direct ownership structure.

●	We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

●	Because we rely on the Operation and Intellectual Property Service Agreement with Shuhai Beijing for our revenue, the termination of this agreement would severely and detrimentally affect our continuing business viability under our current corporate structure.

●	Contractual arrangements entered into by our subsidiary and our PRC operating affiliate may be subject to scrutiny by the PRC tax authorities. Such scrutiny may lead to additional tax liability and fines, which would hinder our ability to achieve or maintain profitability.

●	We conduct our business through Shuhai Beijing by means of VIE Agreements. If the PRC courts or administrative authorities determine that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

●	The stockholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

●	If any of our affiliated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy assets held by such entity.

●	We are a “controlled company” and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

Risks Associated With Doing Business in China

●	Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of our business.

●	Actions by the Chinese government to exert more oversight and control over China-based issuers could significantly change our operations, limit or completely hinder our ability to offer securities to investors.

●	A slowdown in the PRC economy may harm the demand for our services and our products.

●	If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

●	Future inflation in China may inhibit the profitability of our business in China and the fluctuation of the Renminbi may have a material adverse effect on your investment.

●	Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

●	Our PRC subsidiaries and affiliated entities are subject to restrictions on making dividends and other payments to us.

●	Uncertainties with respect to the PRC legal system could have a material adverse effect on us

●	The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

●	Because our principal assets and most of our directors and officers are outside the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and directors in the U.S. or to enforce a U.S. court judgment against us or them in the PRC.

●	Certain PRC regulations may require a complicated review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.

●	PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC subsidiary and affiliated entities.

●	Governmental control of the convertibility of Renminbi and restrictions on the transfer of cash into and out of China may constrain our liquidity and adversely affect our ability to use cash in our operation.

●	A failure by the beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

●	We may be subject to fine due to our insufficient payment of the social insurance and housing fund of the employees.

●	You may face difficulties in protecting your interests and exercising your rights as a stockholder of ours since we conduct substantially all of our operations in China and most of our officers and directors reside in China.

●	PRC regulations and rules concerning mergers and acquisitions, including recently adopted regulations and rules with respect to mergers and acquisitions, established additional procedures and requirements that could impact our ability to conduct our business or accept foreign investments.

●	You may experience difficulties in protecting your rights through the United States courts.

●	Increases in labor costs in the PRC may adversely affect our business and our profitability.

●	To the extent that our auditor’s audit documentation related to their audit reports for our company are located in China, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection.

●	We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely to us, materially disrupt our business.

●	Compliance with China’s new Data Security Law, Measures on Cybersecurity Review, Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws may entail significant expenses and could materially affect our business.

Risks Relating to an Investment in Our Common Stock

●	Our majority stockholders will control our Company for the foreseeable future, including the outcome of matters requiring stockholder approval.

●	An active and visible trading market for our common stock may not develop.

●	The market price for our common stock may be volatile.

●	Our common stock is thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

●	Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

●	FINRA sales practice requirements may also limit your ability to buy and sell shares of our common stock, which could depress the price of shares of our common stock.

●	Potential future sales under Rule 144 may depress the market price for our common stock.

●	Volatility in our common stock price may subject us to securities litigation.

●	We are not likely to pay cash dividends in the foreseeable future.

Risks Relating to Our Business and Industry

We have a limited operating history as a developer of smart security solutions and education technologies. Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. Our operating entity, Shuhai Beijing, was formed in February 2015 and has yet to generate material revenues and it may not generate material revenue or any profit for the foreseeable future. We are still in the process of developing, marketing and expansion of our business. We expect that our safe campus, scenic area and public community security systems supported by our smart security solutions will be our core business in the future. We have limited experience and operating history in developing and marketing our products and services. In addition, the market for our products and services is highly competitive. If we fail to successfully develop and offer our products and services in an increasingly competitive market, we may not be able to capture the potential growth opportunities associated with our products and services or recover our development and marketing costs, and our future results of operations and growth strategies could be adversely affected. Our limited history may not provide a meaningful basis for investors to evaluate our business, financial performance and prospects.

Our independent registered public accounting firm’s auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

We are an early and development stage company and have limited financial resources. We had cash balances of $1,065,936 and $6,072,637 as of June 30, 2020 and June 30, 2019, respectively. We generated revenues of $1,414,780 during the year ended June 30, 2020. We had a net cash outflow of approximately $5 million during fiscal year ended June 30, 2020. We had a deficit of approximately $7,413,381 at June 30, 2020.

Our resources and source of funds have primarily consisted of loans and capital contributions from stockholders and funds raised from equity financing. We believe these are sufficient to keep our business operations functioning for the next twelve months. We have generated revenue of $1,414,780 from our business during the year ended June 30, 2020, and our expenses will be accrued until sufficient financing is obtained or our stockholders loan us the necessary funds to pay for these expenses. No assurances can be given that we will be able to obtain funds from our stockholders or others to continue our operations. We may need to seek additional financing. The financing sought may be in the form of equity or debt financing or a combination of both from various sources as yet unidentified. No assurance can be given that we will generate sufficient revenue or obtain the necessary financing to continue as a going concern and the failure to do so could cause us to cease our operations.

Supply chain issues that increase our costs or cause a delay in our ability to fulfill orders, could have an adverse impact on our business and operating results, and our failure to estimate customer demand properly may result in excess or obsolete component supply, which could adversely affect our gross margins.

Currently, we do not own or operate our manufacturing facilities, but rely on third-party contractors to manufacture our products, and expect that we will continue to rely on existing and new contractual manufacturers for the foreseeable future. The following reliance issues could have an adverse impact on the supply of our products and on our business and operating results:

●	Any financial problems of our contract manufacturers or component suppliers could limit supply or increase costs;

●	Reservation of manufacturing capacity at our contract manufacturers by other companies, inside or outside of our industry, could limit supply or increase costs; and

●	Industry consolidation occurring within one or more component supplier markets could limit supply or increase costs.

In addition, the following supply chain-related issues could adversely affect our customer relationships, operating results and financial condition:

●	a reduction or interruption in supply of one or more components;

●	a significant increase in the price of one or more components;

●	a failure to adequately authorize procurement of inventory by our contract manufacturers; and

●	a failure to appropriately cancel, reschedule or adjust our requirements based on our business needs.

Over the long term, we intend to invest in engineering, sales, service and marketing activities, and these investments may achieve delayed, or lower than expected, benefits which could harm our operating results.

While we intend to focus on managing our costs and expenses, over the long term, we also intend to invest in personnel and other resources related to our engineering, sales, service and marketing functions as we realign and dedicate resources to key growth areas, such as smart security products and services. We are likely to recognize the costs and expenses associated with these investments earlier than some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected.

Our business substantially depends upon the continued growth of the security, security-based systems, and education technologies, the decrease of which could have a negative impact on our business.

A substantial portion of our business and revenue depends on growth and evolution of the security system and education technologies in the PRC and globally, including the continued development and expansion of the Internet. To the extent that an economic slowdown or economic uncertainty and any related reductions in capital spending adversely affect spending on Internet infrastructure, we could experience material harm to our business, operating results and financial condition.

Because of the rapid introduction of new products and changing customer requirements related, we believe that we could receive a high degree of publicity and visibility. Because smart security systems are our major products and resources, our business, operating results and financial condition may be materially adversely affected, regardless of whether or not these problems are due to the performance of our own products or services. Such an event could also result in a material adverse effect on the market price of our common stock independent of direct effects on our business.

Product quality problems could lead to reduced revenue, gross margins, and net income.

The smart security system we provide is highly complex as the products incorporate both hardware and software technologies. Neither we nor our contract manufacturers have developed a sophisticated product testing program due to the limit of available technologies. There can be no assurance that the pre-shipment testing programs we develop in the future will be adequate to detect all defects, including defects in individual products or defects affecting numerous shipments. Such potential defects might interfere with customer satisfaction, reduce sales opportunities or affect gross margins. As an example, software typically contains bugs that can unexpectedly interfere with expected operations. From time to time, we will have to replace certain components and provide remediation in response to the discovery of defects or bugs in our products. There can be no assurance that such remediation, depending on the product involved, would not have a material adverse impact on our business. An inability to cure a product defect could result in the failure of a product line, temporary or permanent withdrawal from a product or market, damage to our reputation, additional inventory costs, or product reengineering expenses, any of which could have a material adverse impact on our revenue, margins and net income.

We will likely have to incur indebtedness or issue new equity securities to fund future growth. If we are not able to obtain additional capital, our ability to operate or expand our business may be impaired and our results of operations could be adversely affected.

Our business requires significant levels of capital to finance the research and development of new products and service platforms that meet the constantly evolving industry standards and consumer demands. As such, we expect that we will need additional capital to fund our future growth. For the time being, we are primarily depending on contribution from stockholders, equity financing and cash income. If cash from such sources is insufficient or unavailable, or if cash is used for unanticipated needs, we may require additional capital sooner than anticipated. Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties, including:

●	investors’ perceptions of, and demand for, companies operating in China;

●	conditions of the U.S. and other capital markets in which we may seek to raise funds;

●	our future results of operations, financial condition and cash flows;

●	governmental regulation of foreign investment in China;

●	economic, political and other conditions in the United States, China and other countries; and

●	governmental policies relating to foreign currency borrowings.

The sale of additional equity securities would result in dilution of our existing stockholders. In addition, the incurrence of indebtedness would result in increased debt service obligations and could result in operating and financial covenants that would restrict our operations. It is highly uncertain whether financing will be available in amounts or on terms acceptable to us, if at all. If we are not able to obtain additional capital, our ability to operate or expand our business may be impaired and our results of operations could be adversely affected.

Our success is dependent on retaining key personnel who would be difficult to replace.

Our success depends largely on the continued services of our key management and technical staff. In particular, our success depends on the continued efforts of Ms. Zhixin Liu, our Chairman of the Board of Directors and Chief Executive Officer, and Mr. Fu Liu, one of our directors and Ms. Liu’s father. Ms. Liu and Mr. Liu have been instrumental in developing our business model and are crucial to our business development. There can be no assurance that they will continue in their present capacities for any particular period of time. The loss of the services of Ms. Liu and/or Mr. Liu could materially and adversely affect our business development.

The various industries we are in are characterized by constant and rapid technological change and evolving standards. If we fail to anticipate and adapt to these changes and evolutions, our sales, gross margins and profitability will be adversely affected.

Technologies change rapidly in the security solution, new media advertising, micro marketing and data processing industries with frequent new products and service developments and evolving industry standards. Companies operating within these industries are continuously developing new products and services with heightened performance and functionality, putting pricing pressure on existing products. Accordingly, we believe that our future success will depend on our ability to continue to anticipate technological changes and to offer additional product and service opportunities that meet evolving standards on a timely and cost-effective basis. Our failure to accurately anticipate the introduction of new technologies or adapt to fluctuations in the industry could lead to our having significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than anticipated. In addition, if we are unable to develop planned new technologies, we may be unable to compete effectively due to our failure to offer products or services most demanded by the marketplace. Products and services that our competitors develop or introduce may also render our products and services noncompetitive or obsolete. If any of these failures occur, our business and results of operations would be adversely affected.

We may face heightened competition from existing mature competitors as well as new entrants into the security equipment and service industries in which we compete within the PRC. If we are unable to compete effectively, we may lose customers and our financial results will be negatively affected.

The security and marketing industries in the PRC are highly competitive. Currently, Shuhai Beijing’s primary competitors for security solutions and education-related technologies are mature companies with longer operating histories, more engineering resources, relatively sophisticated distribution channels and existing customer bases. For our safe campus security solutions, we compete with others who also offer their own campus electronic management solutions. Further, there are new competitors entering our industries. As a result, we could experience difficulties in obtaining customers, capturing market share, and generating revenue from our major products and services.

We depend on contract manufacturers, and our production and products could be harmed if they are unable to meet our volume and quality requirements and alternative sources are not available.

We rely on third party contract manufacturers to provide manufacturing services for our products. If these services become unavailable, we would be required to identify and enter into new agreements with other contract manufacturer or take the manufacturing in-house. The loss of our contract manufacturers could significantly disrupt production as well as increase the cost of production. These changes could have a material adverse effect on our business and results of operations.

Our smart security systems may not be accepted by the intended users of our products, which could harm our future financial performance.

There can be no assurance that our smart security systems will achieve wide acceptance by our intended users. The degree of market acceptance for products and services based on our technology will also depend upon a number of factors, including the establishment and demonstration of the ability of our proposed solutions to provide an acceptable level of security in an efficient manner. Long-term market acceptance of our products and services will depend, in part, on the capabilities and operating features of our products and technologies as compared to those of other available products and services. As a result, there can be no assurance that currently available products, or products under development for commercialization, will be able to achieve market penetration, revenue growth or profitability, which would harm our future financial performance.

Changes to existing regulations may present technical, regulatory and economic barriers to the provision of our products and services, which may significantly increase our costs and adversely affect the results of our operations.

The smart security industry in China is highly regulated by the PRC Ministry of Public Security and Ministry of Industry and Information Technology. The PRC Ministry of Public Security and the Ministry of Industry and Information Technology might change the regulatory framework or impose higher technical standards in the future. As a result of this significant regulation, we may be unable to comply with existing or new laws, rules and regulations, and may have to incur extra costs in connection with engaging new technical staff, improving our existing products, and renewing our licenses.

The control deficiencies in our internal control over financial reporting may, until remedied, cause errors in our financial statements or cause our filings with the SEC to not be timely.

Our disclosure controls and procedures were not effective or the period covered by this Annual Report as described in Item 9A. Controls and Procedures. Ineffective internal control over financial reporting or disclosure controls and procedures may result in errors in our financial statements that could require a restatement, or our filings may not be timely made with the SEC. We intend to implement additional corporate governance and control measures to strengthen our control environment as we are able, but it takes management time and resources to achieve, and we may not achieve our desired objectives. Moreover, no control environment, no matter how well designed and operated, can prevent or detect all errors or fraud. We may identify material weaknesses and control deficiencies in our internal control over financial reporting in the future that may require remediation and could lead investors losing confidence in our reported financial information, which could lead to a decline in our stock price.

We have seen a substantial improvement and progress in our internal control over financial reporting. If no improvement measures are taken, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Our management has assessed the effectiveness of our internal control over financial reporting with an assessment report as of June 30, 2020, and plans to shorten the cycle and increase the frequency concerning the testing cycle for the effectiveness of internal control measures. The annual risk control assessment reporting system will be improved to a quarterly risk control assessment system

Our efforts in the building of internal control system is not limited to the formulation and implementation of financial management and control measures, but focuses on the combination of comprehensive and targeted control to build up an internal control system that best fits us. According to the management system imperfections concerning job responsibilities, departmental processes and so on that are identified through self-examination, the Company, by highlighting six elements of “internal environment, risk assessment, control activities, information and communication, and internal supervision” and seven control measures of” separate control of incompatible functions, authorization and approval control, accounting system control, property protection control, budget control, operation analysis control and performance appraisal control”, is gradually establishing and improving an internal control system featuring organizational structure, development strategy, human resources, social responsibility, corporate culture, financial activities, procurement business sales business, research and development, financial reports, comprehensive budget, contract management, internal information transfer and information system and other contents, and it is formulating the internal control system applicable to the whole company and organizing related implementation in accordance with relevant laws and regulations and supporting measures..

By the end of the fiscal year ending June 30, 2020, we have established a Risk Control Department led by the internal control director and a team of legal counsels to ensure the Company’s compliance with relevant regulations and risk management requirements; we also formulated new policies or integrate a series of internal control policies, including but not limited to the process from procurement to payment, the process from payment to the sales, cash management, cost management, budget process, accounts receivable policy, assets and inventory management, internal audit policy and cost accounting, etc., and we provided training for our employees, such as the Finance Department, Marketing Department, and senior executives; we set the International Affair Department to strengthen our compliance and financing management on the international capital market; and we also employed a new legal counsel in China to enhance the Company’s operational compliance on the Chinese market.

Our compliance with complicated U.S. regulations concerning corporate governance and public disclosure will result in additional expenses. Moreover, our ability to comply with all applicable laws, rules and regulations is uncertain given our management’s relative inexperience with operating U.S. public companies.

As a public company, we are facing with expensive, complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd–Frank Wall Street Reform and Consumer Protection Act. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards of a U.S. public company are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, our executive officers have little experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price.

Failure to comply with the Foreign Corrupt Practices Act could adversely affect our business.

We are required to comply with the United States Foreign Corrupt Practices Act (or FCPA), which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of other companies or government agencies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage.

We have operations, agreements with third parties, and make sales in China. Companies with operations in China have been accused and found guilty of sales practices that involve unlawful activity, including violations of the FCPA. We believe to date we have complied in all material respects with the provisions of the FCPA. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants and/or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

Because we store, process and use data, some of which contain personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to constant evolvement and change and uncertain interpretation. Any violation of these laws could result in investigations, claims, changes to our business practices, increased cost of operations and declines in user growth, retention or engagement, any of which could materially adversely affect our business, results of operations and financial condition.

In November 2016, the Standing Committee of the National People’s Congress passed China’s first cybersecurity law, or CSL, which took effect in June 2017. The CSL systematically lays out cybersecurity and data protection regulatory requirements and subjects many previously under-regulated or unregulated activities in cyberspace and data management to government scrutiny. The costs of compliance with and other burdens imposed by CSL may limit the use and adoption of our products and services and could have an adverse impact on our business.

The European Union General Data Protection Regulation 2016/679 (“GDPR”), which came into effect on May 25, 2018, includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR establishes new requirements applicable to the processing of personal data (i.e., data which identifies an individual or from which an individual is identifiable), affords new data protection rights to individuals (e.g., the right to erasure of personal data) and imposes penalties for serious data breaches. Individuals also have a right to compensation under the GDPR for financial or non-financial losses. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR. Compliance with the GDPR will impose additional responsibilities and liabilities in relation to our processing of personal data. The GDPR may require us to change our policies and procedures and, if we are not compliant, could materially adversely affect our business, results of operations and financial condition.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results.

Risks Relating to Our Corporate Structure

Our corporate structure, in particular, our Variable Interest Entities (or VIE), and their Agreements (or VIE Agreements), are subject to significant risks, as set forth in the following risk factors.

We depend upon the VIE Agreements in conducting our business in the PRC, which may not be as effective as direct ownership.

Our affiliation with Shuhai Beijing is managed through the VIE Agreements, which agreements may not be as effective in providing us with control over Shuhai Beijing as direct ownership. The VIE Agreements are governed by and would be interpreted in accordance with the PRC laws. They also provide for the resolution of disputes through arbitration pursuant to PRC laws. If Shuhai Beijing fails to perform the obligations under the VIE Agreements, we may have to rely on legal remedies under the PRC law, including seeking specific performance or injunctive relief, and claiming damages. There is a risk that we may be unable to obtain any of these remedies. The uncertainties in the PRC laws concerning VIE structure could limit our ability to enforce the VIE Agreements, or could effect the validity of the VIE Agreements.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

All of our business is conducted through Shuhai Beijing, which is considered a VIE for accounting purposes, and we are considered the primary beneficiary, thus enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE no longer meets the definition of a VIE under applicable accounting rules, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for reporting purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for accounting purposes. If such entity’s financial results were negative, this would have a corresponding negative impact on our operating results for reporting purposes.

Because we rely on the Operation and Intellectual Property Service Agreement with Shuhai Beijing for our revenue, the termination of this agreement would severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and all of our business operations are conducted through the VIE Agreements. As a result, our revenues mainly rely on dividend payments from Tianjin Information after it receives payments from Shuhai Beijing pursuant to the Operation and Intellectual Property Service Agreement. Shuhai Beijing may terminate the Operation and Intellectual Property Service Agreement for any or no reason at all. Because neither we, nor our subsidiaries, own equity interests of Shuhai Beijing, the termination of the Operation and Intellectual Property Service Agreement would sever our ability to continue receiving payments from Shuhai Beijing under our current holding company structure. While we are currently not aware of any event or reason that may cause the Operation and Intellectual Property Service Agreement to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the Operation and Intellectual Property Service Agreement is terminated, this would have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, may affect the value of your investment.

Contractual arrangements entered into by our subsidiary and our PRC operating affiliate may be subject to scrutiny by the PRC tax authorities. Such scrutiny may lead to additional tax liability and fines, which would hinder our ability to achieve or maintain profitability.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions entered into by our subsidiary and our PRC operating affiliate are found not to have been conducted on an arm’s-length basis or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties.

We conduct our business through Shuhai Beijing by means of VIE Agreements. If the PRC courts or administrative authorities determine that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between Tianjin Information and Shuhai Beijing. We have been advised by our PRC counsel, Jingtian & Gongcheng, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and contractual arrangements with Shuhai Beijing and its stockholders) will not result in any violation of PRC laws or regulations currently in effect; and (ii) the contractual arrangements among Tianjin Information and Shuhai Beijing and its stockholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel.

If any of our PRC entities or their ownership structure or the contractual arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of our PRC entities fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses;

●	discontinuing or restricting the operations;

●	imposing conditions or requirements with which the PRC entities may not be able to comply;

●	requiring us and our PRC entities to restructure the relevant ownership structure or operations;

●	restricting or prohibiting our use of the proceeds from our 2018 offering to finance our business and operations in China; or

●	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

Although the content about VIE structure has been deleted from the Foreign Investment Law implemented since January 1, 2020, the disputes over VIE structure still exists and are left to be settled through legislative authorization. After that, the nature and attributes of VIE structure may still be brought into the supervision category of “foreign investment” in future through other specific laws, administrative regulations and normative documents formulated by the State Council. Moreover, relevant supervision will be strengthened while the pre-establishment national treatment & negative list system would not be excluded for foreign investment, which is expected to cast significant impact upon our operation and management.

The stockholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Ms. Zhixin Liu and Mr. Fu Liu are majority stockholders of our Company and the stockholders of our VIE, Shuhai Beijing. Ms. Liu is our Chairman, Chief Executive Officer, President, Interim-CFO, Secretary and Treasurer, while Mr. Liu is one of our directors. They may have potential conflicts of interest with us. These stockholders may breach, or cause our VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIE, which would have a material and adverse effect on our ability to effectively control our VIE and receive substantially all the economic benefits from it. For example, the stockholders may be able to cause our agreements with Shuhai Beijing to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these stockholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these stockholders and our company. We rely on Ms. Liu and Mr. Liu to abide by the laws of the State of Nevada and China, which provide that directors owe a fiduciary duty to the Company that requires them to act in good faith and in what they believe to be the best interests of the Company and not to use their position for personal gains. If we cannot resolve any conflict of interest or dispute between us and the stockholders of Shuhai Beijing, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

If any of our affiliated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy assets held by such entity, which could materially and adversely affect our business, financial condition and results of operations.

We currently conduct our operations in China through contractual arrangements with our affiliated entities. As part of these arrangements, substantially all of our assets that are important to the operation of our business are held by our affiliated entities. If any of these entities goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business, our ability to generate revenue and the market price of our common stock.

We are a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

We are a “controlled company” as defined under the NASDAQ Stock Market Rules because Mr. Liu and Ms. Liu hold more than 50% of our voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees must be selected or recommended solely by independent directors; and

●	the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Stock Market.

Risks Associated With Doing Business in China

Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of our business.

The PRC’s economy is in a transition from a planned economy to a market-oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions within the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or ability to continue as a for-profit enterprise, expropriation or nationalization of private enterprises, changes in the allocation of resources or other circumstances affecting the PRC’s political, economic and social environment.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors. Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements.

The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in China, or causing the suspension or termination of our business operations in China entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. On August 1, 2021, the China Securities Regulatory Commission stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. We cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference in China.

A slowdown or other adverse developments in the PRC economy may harm our customers and the demand for our services and our products.

All of our operations are conducted in the PRC. Although the PRC economy has grown significantly in recent years, there is no assurance that this growth will continue. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our products and services.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries that may affect our economic outlook both in the United States and in China. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our common stock.

Future inflation in China may inhibit the profitability of our business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our services and products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our services and products.

The fluctuation of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, various factors, such as changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under such policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Later on, the People’s Bank of China has decided to further implement the reform of the RMB exchange regime and to enhance the flexibility of RMB exchange rates. Such changes in policy have resulted in a significant appreciation of the Renminbi against the U.S. dollar since 2005. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the Renminbi against the U.S. dollar. Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, shares of our common stock in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars we receive from our 2018 offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of shares of our common stock in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Substantially all of our revenue is denominated in Renminbi. As a result, restrictions on currency exchange may limit our ability to use revenue generated in Renminbi to fund any business activities we may have outside China in the future or to make dividend payments to our stockholders in U.S. dollars. Under current PRC laws and regulations, Renminbi is freely convertible for current account items, such as trade and service-related foreign exchange transactions and dividend distributions. However, Renminbi is not freely convertible for direct investment or loans or investments in securities outside China, unless such use is approved by SAFE. For example, foreign exchange transactions under our subsidiary’s capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval requirement of SAFE. These limitations could affect our ability to convert Renminbi into foreign currency for capital expenditures.

Our subsidiaries and affiliated entities in China are subject to restrictions on making dividends and other payments to us.

We are a holding company and rely principally on dividends paid by our subsidiary in China for our cash needs, including paying dividends and other cash distributions to our stockholders to the extent we choose to do so, servicing any debt we may incur and paying our operating expenses. Tianjin Information’s income in turn depends on the service fees paid by our affiliated entities in China. Current PRC regulations permit our subsidiary in China to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Under the applicable requirements of PRC law, Tianjin Information may only distribute dividends after it has made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends. In addition, if our subsidiaries or our affiliated entities in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any such restrictions may materially affect such entities’ ability to make dividends or make payments, in service fees or otherwise, to us, which may materially and adversely affect our business, financial condition and results of operations.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protections of interest relating to foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to evolve rapidly, the interpretations of such laws and regulations may not always be consistent, and enforcement of these laws and regulations involves significant uncertainties, any of which could limit the available legal protections. In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection we may enjoy in the PRC than under some more developed legal systems. These uncertainties may affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us. Such uncertainties may therefore increase our operating expenses and costs, and materially and adversely affect our business and results of operations.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is uncertain. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC’s legal system is based on the civil law regime, that is, it is based on written statutes. A decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC’s political, economic or social life, will not affect the PRC government’s ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

Because our principal assets are located outside of the United States and most of our directors and officers reside outside the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and directors in the U.S. or to enforce a U.S. court judgment against us or them in the PRC.

Most of our directors and officers reside outside the United States. In addition, our operating subsidiaries are located in the PRC and substantially all of their assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights against us based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, it may be difficult to enforce such judgments in PRC courts.

Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. In addition, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are subject to approval by the MOFCOM. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by the MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by the MOFCOM. In addition, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited. There is significant uncertainty regarding the interpretation and implementation of these regulations relating to merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected. In addition, if the MOFCOM determines that we should have obtained its approval for our entry into contractual arrangements with our affiliated entities, we may be required to file for remedial approvals. There is no assurance that we would be able to obtain such approval from the MOFCOM. We may also be subject to administrative fines or penalties by the MOFCOM that may require us to limit our business operations in the PRC, delay or restrict the conversion and remittance of our funds in foreign currencies into the PRC or take other actions that could have material and adverse effect on our business, financial condition and results of operations. Moreover, according to the Anti-Monopoly Law of the PRC and the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings (the “Prior Notification Rules”) issued by the State Council, the concentration of business undertakings by way of mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the State Administration of Market Regulation (the “SAMR”) when the threshold is crossed and such concentration shall not be implemented without the clearance of prior notification.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC subsidiary and affiliated entities, which could harm our liquidity and our ability to fund and expand our business.

As an offshore holding company of our PRC subsidiary, we may (i) make loans to our PRC subsidiary and affiliated entities, (ii) make additional capital contributions to our PRC subsidiary, (iii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, and (iv) acquire offshore entities with business operations in China in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

●	loans by us to our wholly-owned subsidiary in China, which is a foreign-invested enterprise, cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange of the PRC (or SAFE) or its local counterparts;

●	loans by us to our affiliated entities, which are domestic PRC entities, over a certain threshold must be approved by the relevant government authorities and must also be registered with SAFE or its local counterparts; and

●	capital contributions to our wholly-owned subsidiary must file a record with the MOFCOM or its local counterparts and shall also be limited to the difference between the registered capital and the total investment amount.

We cannot assure you that we will be able to obtain these government registrations or filings on a timely basis, or at all. If we fail to finish such registrations or filings, our ability to use the proceeds from our 2018 offering and to capitalize our PRC subsidiary’s operations may be adversely affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the State Administration of Foreign Exchange (SAFE) promulgated a notice relating to the administration of foreign-invested company of its capital contribution in foreign currency into Renminbi (Hui Fa [2015]19) (or Circular 19). Although Circular 19 has fastened the administration relating to the settlement of exchange of foreign-investment, allows the foreign-invested company to settle the exchange on a voluntary basis, it still requires that the bank review the authenticity and compliance of a foreign-invested company’s settlement of exchange in previous time, and the settled in Renminbi converted from foreign currencies shall deposit on the foreign exchange settlement account, and shall not be used for several purposes as listed in the “negative list”. As a result, the notice may limit our ability to transfer funds to our operations in China through our PRC subsidiary, which may affect our ability to expand our business. Meanwhile, the foreign exchange policy is unpredictable in China, it shall be various with the nationwide economic pattern, the strict foreign exchange policy may have an adverse impact in our capital cash and may limit our business expansion.

Governmental control of the convertibility of Renminbi and restrictions on the transfer of cash into and out of China may constrain our liquidity and adversely affect our ability to use cash in our operation.

The PRC government also imposes controls on the convertibility of the Renminbi into foreign currencies. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. Approvals from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose any restriction on access of foreign currencies for current account transactions.

As an offshore holding company of our PRC subsidiary, the majority of our income is received in Renminbi. If the PRC government imposes restrictions on access of foreign currencies for current account transactions, we may not be able to pay dividends in foreign currencies to our stockholders.

A failure by the beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

SAFE has promulgated regulations, including the Notice on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles (or SAFE Circular No. 37), effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular No. 37 as a “special purpose vehicle.” SAFE Circular No. 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC stockholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

These regulations apply to our direct and indirect stockholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations, and since SAFE Circular No. 37 was relatively new, there remains uncertainty with respect to its implementation. As of the date of this prospectus, all PRC residents known to us that currently hold direct or indirect interests in our company have completed the necessary registrations with SAFE as required by SAFE Circular 37. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with the requirements of SAFE Circular 37.  However, we cannot assure you that these individuals or any other direct or indirect stockholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If they fail to make or update the registration, our stockholders could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiary’s ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

We may be subject to fine due to our insufficient payment of the social insurance and housing fund of the employees.

Pursuant to the Social Insurance Law of the PRC, as amended on December 29, 2018,and the Regulation on the Administration of Housing Accumulation Funds, as amended on March 24, 2019, employers in China shall register with relevant social insurance agency and relevant housing provident fund management center and open special housing provident fund accounts for each of their employees, and pay contributions to the social insurance plan and the housing provident fund for their employees, such contribution amount payable shall be calculated based on the employee’s actual salary in accordance with the relevant regulations. In case the employer failed to make sufficient payment of the social insurance, it may be subject to fine up to 3 times of the insufficient amount. If the employer failed to register with relevant housing provident fund management center or failed to open special housing provident fund accounts for the employees within the ordered time limit, a fine of not less than RMB10,000 nor more than RMB50,000 may be imposed. In addition, if the employer fails to pay sufficient contributions to housing provident fund as required, the housing provident fund management center shall order it to make the payment and deposit within a prescribed time limit; where the payment has not been made after the expiration of the time limit, the housing provident fund management center may request the people’s court for compulsory enforcement. On July 20, 2018, the General Office of the Communist Party of China and the General Office of the State Council jointly issued the Reform Plan on Tax Collection and Administration Systems for Local Offices of the State Administration of Taxation and Local Taxation Bureaus, according to which the collection and administration of social insurance will be transferred from the social insurance departments to competent tax authorities, and the supervision over the payment of social insurance will be significantly strengthened in the way that an enterprise must pay social insurance for its employees based on their overall salary at certain legally required rates. If we are fined due to insufficient payment of the social insurance and housing fund of the employees, our business operations could be materially and adversely affected.

You may face difficulties in protecting your interests and exercising your rights as a stockholder of ours since we conduct substantially all of our operations in China and most of our officers and directors reside in China.

We conduct substantially all of our operations in China through Shuhai Beijing, our consolidated VIE in China. All of our current officers and directors reside outside the United States and substantially all of the assets of those persons are located outside of the United States. Because of this factor, it may be difficult for you to conduct due diligence on our company, our executive officers or directors and attend stockholder meetings if the meetings are held in China. As a result, our public stockholders may have more difficulty in protecting their interests through actions against our management, directors or major stockholders than would stockholders of a corporation doing business entirely or predominantly within the United States.

You may experience difficulties in protecting your rights through the United States courts.

Currently, substantially all of our operations are conducted in China and substantially all of our assets are located in China. Most of our officers are nationals or residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a stockholder to effect service of process within the United States upon these persons, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

In addition, it may be difficult or impossible for you to effect service of process within the United States upon us our directors and officers in the event that you believe that your rights have been violated under United States securities laws or otherwise. Even if you are successful in effecting service of process and bringing an action of this kind, the laws of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the PRC of judgments obtained in the United States.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

The economy of China has been experiencing significant growth, leading to inflation and increased labor costs. China’s overall economy and the average wage in the PRC are expected to continue to grow. Future increases in China’s inflation and material increases in the cost of labor may materially and adversely affect our profitability and results of operations.

To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company are located in China, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection.

Our independent registered public accounting firm issued an audit opinion on the financial statements included in this prospectus filed with the SEC and will issue audit reports related to our company in the future. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. However, to the extent that our auditor’s work papers are or become located in China, such work papers will not be subject to inspection by the PCAOB because the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities. Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of our auditors’ work papers in China would make it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may consequently lose confidence in our reported financial information and procedures and the quality of our financial statements. As a result, our investors may be deprived of the benefits of PCAOB’s oversight of our auditors through such inspections.

Compliance with China’s new Data Security Law, Measures on Cybersecurity Review (revised draft for public consultation), Personal Information Protection Law (second draft for consultation), regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business.

China has implemented or will implement rules and is considering a number of additional proposals relating to data protection. China’s new Data Security Law promulgated by the Standing Committee of the National People’s Congress of China in June 2021, or the Data Security Law, will take effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government. As the Data Security Law has not yet come into effect, we may need to make adjustments to our data processing practices to comply with this law.

Additionally, China’s Cyber Security Law, requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that China adopt a multi-level protection scheme (MLPS), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to the Measures for the Graded Protection and the Guidelines for Grading of Classified Protection of Cyber Security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

Recently, the Cyberspace Administration of China has taken action against several Chinese internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and the Measures on Cybersecurity Review, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.” On July 10, 2021, the Cyberspace Administration of China published a revised draft of the Measures on Cybersecurity Review, expanding the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country.

It is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on the life sciences sector generally and the Company in particular. China’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations, and this could lead to us delisting from the U.S. stock market.

Also, on August 20, 2021, the National People’s Congress passed the Personal Information Protection Law, which will be implemented on November 1, 2021. The law creates a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The law also proposes that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to-be-set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the draft contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement. Compliance with the Cyber Security Law and the Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by the Cyber Security Law, the Data Security Law and/or related implementing regulations. Any failure on our part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect our ability, on favorable terms, to raise capital, including engaging in follow-on offerings of our securities in the U.S. market or the Stock Exchange of Hong Kong.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely to us, materially disrupt our business.

Internet and technology companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights. The validity, enforceability and scope of protection of intellectual property in Internet-related industries, particularly in China, are uncertain and still evolving. In addition, many parties are actively developing and seeking protection for Internet-related technologies, including seeking patent protection. There may be patents issued or pending that are held by others that cover significant aspects of our technologies, products, business methods or services. As we face increasing competition and as litigation becomes more common in China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims.

In particular, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, may be ordered to pay damages or fines, and may incur licensing fees or be forced to develop alternatives. We may incur substantial expense in defending against third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business by restricting or prohibiting our use of the intellectual property in question. Any intellectual property litigation could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to Our an Investment in Our Common Stock

Our majority stockholders will control our Company for the foreseeable future, including the outcome of matters requiring stockholder approval.

Our officers and directors collectively hold approximately 71.6% beneficial ownership of our Company. Two directors are members of the same family. As a result, such individuals will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our Company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those individuals. These individuals also have significant control over our business, policies and affairs as officers and directors of our Company. Therefore, you should not invest in reliance on your ability to have any control over our Company.

An active and visible trading market for our common stock may not develop.

We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

●	Investors may have difficulty buying and selling or obtaining market quotations;

●	Market visibility for our common stock may be limited; and

●	A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The trading price of our common stock is subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

The market price for our common stock may be volatile.

The market price for our common stock may be volatile and subject to wide fluctuations due to factors such as:

●	the perception of U.S. investors and regulators of U.S. listed Chinese companies;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	conditions in Chinese and global cybersecurity product markets;

●	our capability to match and compete with technology innovations in the industry;

●	changes in the economic performance or market valuations of other companies in the same industry;

●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between RMB and the U.S. dollar; and

●	general economic or political conditions in or impacting China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock is thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock is “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our common stock may not develop or be sustained.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the NASDAQ Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may also limit your ability to buy and sell shares of our common stock, which could depress the price of shares of our common stock.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell shares of our common stock, have an adverse effect on the market for shares of our common stock, and thereby depress price of our common stock.

Potential future sales under Rule 144 may depress the market price for our common stock.

In general, under Rule 144, a person who has satisfied a minimum holding period of between six months to one-year, as well as meeting any other applicable requirements of Rule 144, may thereafter sell such shares publicly. Therefore, the possible sale of unregistered shares may, in the future, have a depressive effect on the price of our common stock in the over-the-counter market.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from Shuhai Beijing. Shuhai Beijing may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section and in the Management’s Discussion of Financial Condition and Results of Operations section and those discussed elsewhere in this prospectus. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include, without limitation:

●	our ability to establish our business model and generate revenue and profit;

●	our ability to expand our business model;

●	our ability to manage or expand operations and to fill customers’ orders on time;

●	our ability to maintain adequate control of our expenses as we seek to grow;

●	our ability to establish or protect our intellectual property;

●	the impact of significant government regulation in China;

●	our ability to implement marketing and sales strategies and adapt and modify them as needed; and

●	our implementation of required financial, accounting and disclosure controls and procedures and related corporate governance policies.

Although the forward-looking statements included herein, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered by this prospectus. The Selling Stockholders will receive all of the proceeds. We will pay all costs, fees and expenses incurred in connection with the registration of the shares of our common stock covered by this prospectus. However, the Company will receive up to $5,458,669.44 from the full exercise of the Warrants by the Selling Stockholders, assuming the exercise in full for all of the shares underlying the Warrants for cash at an exercise price of $4.48 per share. We expect to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes or for other purposes that our Board of Directors, in good faith, deems to be in our best interest of the Company. Our management will have broad discretion over the use of proceeds from the exercise of the Warrant.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis” when there is no effective registration statement for the resale of the shares underlying the Warrants, the amount of cash we would receive from the exercise of the Warrants will decrease. In addition, should a triggering event occur, as described in the Warrant, we could receive less than $4.48 per share.

DIVIDEND POLICY

We do not anticipate paying dividends on our common stock at any time in the foreseeable future. Our Board of Directors currently plans to retain earnings for the development and expansion of our business. Any future determination as to the payment of dividends will be at the discretion of our Board of Directors and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board may deem relevant.

In addition, due to various restrictions under PRC laws on the distribution of dividends by a Wholly Foreign-owned Enterprise, we may not be able to pay dividends to our stockholders. The Wholly Foreign-owned Enterprise Law (as amended in 2016), and the Wholly Foreign-owned Enterprise Law Implementing Rules (as amended in 2014), and the Company Law of the PRC (as amended in 2013 and in 2018, respectively), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until such time as the accumulated reserve funds reach and remain above 50% of the registered capital amount. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict our ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (total tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of March 31, 2021.

Our historical net tangible book value at March 31, 2021 was $775,185 or approximately $0.04 per share of our common stock. Pro forma as adjusted net tangible book value is our net tangible book value after taking into account the effect of the exercise of the 1,218,453 Warrants at the assumed exercise price of $4.48 per share and sale of 2,436,904 shares of the common stock in the registered direct offering concurrently to the issuance of Warrants pursuant to the July SPA at the offering price of $3.48 per share less estimated offering expenses payable by us. Our pro forma as adjusted net tangible book value as of March 31, 2021 would have been approximately $13,870,650, or $0.55 per share. This amount represents an immediate increase in as adjusted net tangible book value of approximately $0.51 per share to our existing stockholders, and an immediate dilution of $3.93 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the offering price per share paid by new investors.

The following table illustrates per share dilution:

Assume offering price per share underlying the warrants	$4.48
Net tangible book value per share as of March 31, 2021	$0.04
Increase in as adjusted net tangible book value per share attributable to this offering	$0.51

Pro forma as adjusted net tangible book value per share as of March 31, 2021, after giving effect to this offering including the consideration of fully exercise of the warrants issued from this offering at exercise price of $4.48 per share	$0.55
Dilution in as adjusted tangible book value per share to new investors purchasing shares in this offering	$3.93

To the extent that we issue other shares, investors purchasing shares in this offering could experience further dilution. In addition, to the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF

OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with our consolidated financial statements and the notes thereto and other financial information, which are included elsewhere in this registration statement. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

This section contains forward-looking statements. These forward-looking statements are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Further, as a result of these factors, risks and uncertainties, the forward-looking events may not occur. Relevant factors, risks and uncertainties include, but are not limited to, those discussed in “Business,” “Risk Factors” and elsewhere in this registration statement. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s beliefs and opinions as of the date of this registration statement. We are not obligated to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We were incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. and changed our name to Datasea Inc. on May 27, 2015 by amending our articles of incorporation. On May 26, 2015, the Company’s founder, Xingzhong Sun, sold 6,666,667 shares of common stock of the Company to Zhixin Liu, an owner of Shuhai Skill (HK) as defined below. On October 27, 2016, Mr. Sun sold his remaining 1,666,667 shares of common stock of the Company to Ms. Liu.

On October 29, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with the stockholders (the “Stockholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company (“LLC”) incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Stockholders, who together owned 100% of the ownership rights in Shuhai Skill (HK), transferred all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to the Company for the issuance of 6,666,667 shares of common stock, thereby causing Shuhai Skill (HK) and its wholly owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd. (“Tianjin Information”), a LLC incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., a LLC incorporated under the laws of the PRC, to become wholly-owned subsidiaries of the Company, and Shuhai Information Technology Co., Ltd., also a LLC incorporated under the laws of the PRC (“Shuhai Beijing”), to become a variable interest entity (“VIE”) of the Company through a series of contractual agreements between Shuhai Beijing and Tianjin Information. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK) and its consolidated subsidiaries and VIE.

Following the Share Exchange, the Stockholders, being Zhixin Liu and her father, Fu Liu, owned approximately 82% of the Company’s outstanding shares of common stock. As of October 29, 2015, there were 18,333,333 shares of common stock issued and outstanding, 15,000,000 of which were beneficially owned by Zhixin Liu and Fu Liu. After the Share Exchange, the Company, through its consolidated subsidiaries and VIE, is engaged in providing Internet security products and equipment, new media advertising, micro-marketing, and data analysis services in the PRC.

On April 12, 2018, our Board of Directors and stockholders approved a one-for-three reverse stock split of our issued and outstanding shares of common stock, which became effective on May 1, 2018, decreasing the number of outstanding shares from 57,511,771 to 19,170,827. Subsequent to the split, the number of our outstanding shares increased from to 19,170,827 to 19,170,846 to accommodate certain stockholders’ positions due to rounding elections payable at the beneficial owner level.

On December 21, 2018, the Company completed a registered, underwritten initial public offering and concurrent listing of the Company’s common stock on the NASDAQ Capital Market, which generated gross proceeds of $6.7 million before deducting underwriter’s commissions and other offering costs, resulting in net proceeds of approximately $5.7 million, of which $1,000,000 was placed in an escrow account and subsequently released. The Company sold 1,667,500 shares of common stock (including shares issued pursuant to the underwriter’s over-allotment option) at $4 per share. In connection with the offering, the Company’s common stock began trading on the NASDAQ Capital Market beginning on December 19, 2018 under the symbol “DTSS.”

On October 22, 2020, the Company entered into a common stock purchase agreement with Triton Funds LP (“Triton”). Pursuant to the Purchase Agreement, subject to certain conditions set forth in the Purchase Agreement, Triton was obligated, pursuant to a purchase notice by the Company, to purchase up to $2 million of the Company’s common stock from time to time through March 31, 2021. The Company is precluded from submitting a purchase notice to Triton if the closing price is less than $1.65 per share as reported on the Nasdaq Stock Market.

On November 11, 2020, the Company and Triton closed an equity financing for the issuance of 520,000 shares of the Company’s common stock at $1.80 per share, the Company received $931,000 proceeds from the financing after deducting $5,000 expenses. Effective as of November 10, 2020, the Company has exercised its right to terminate the Agreement for any reason.

The Company’s smart community system business achieved a new business model upgrade and expanded its client base to include both businesses and consumers, to provide community property management systems, intelligent community management services, epidemic prevention and control system services, and to directly provide families and individuals convenient, value-added services such as online shopping or making payments through several Datasea wisdom APP. The Company strategically provides value-added services to individual consumers and supports businesses to achieve higher gross margins.

The Company signed new agreements with a number of institutions to continue providing big data AI value-added payment services. Datasea’s intelligent information service allows retailers to use facial recognition technology to charge customers for using the service in brick-and-mortar stores in exchange for 0.38% of the amount of transactions made using the service. Other than providing customer management and service function, the system also captures value from payment data and powers data analytics and consumer profiling. With the data stored in consumer behavior, through modeling, mining and analysis of consumer behavior data to accurately predict trends of shopping and shopping demand, the system can realize accurate recommendations of commodities and services. To pave the way for the long-term business relationship and high-profile consumer data capturing, each service agreement period lasts for at least a year.

As an important business layout of DataSea’s business development and tactical application extension, the Company, through Shuhai Beijing, established a new subsidiary Shuhai Zhangxun to tap into the next generation of messaging experiences and be dedicated to exploring 5G value-added services (e.g., 5G messaging) opportunities brought by the combination and extension of the Company’s smart security platform, big data platform and other technology capabilities currently owned by Datasea. 5G messaging will help upgrade and reinforce our offerings in the smart solutions and other business lines into which we have tapped. As of the date of this prospectus, in accordance with the guidelines of telecom operators for the 5G messaging industry, the Company, through Shuhai Beijing, has completed the development of SaaS software system for the industries of finance, e-commerce, logistics, catering and tourism in terms of 5G messaging product development. For the application of 5G message industry, Shuhai Beijing has obtained authorization for development and use from customers in logistics, tourism, catering and other industries.

During the quarter ending March 31, 2021, the Company, through its subsidiaries and VIE, obtained the following software registrations that are registered with the National Copyright Administration of the PRC.

No.	Certificate Name	Certificate Number

1	Dangerous incident early warning and alarm system V1.0 for campus security	Registration No.7177594

2	Registration system V1.0 of personnel information for community prevention and control	Registration No.7140470

3	Security management system V1.0 smart community	Registration No.7125871

4	Health information management system V1.0 for community prevention and control	Registration No.7131600

5	Datasea’s three-dimensional linkage system V1.0 for COVID-19 prevention and control in community	Registration No.7128687

Results of Operations

Comparison of the nine months ending March 31, 2021 and 2020

The following table sets forth the results of our operations for the nine months ending March 31, 2021 and 2020, respectively, indicated as a percentage of net sales. Certain columns may not add up due to rounding.

	2021	% of Sales	2020	% of Sales
Sale	$152,925		$-
Cost of goods sold	66,925	44%	-	-%
Gross profit (loss)	86,000	56%	-	-%
Selling expenses	295,252	193%	142,605	-%
Research and development	537,009	351%	799,511	-%
General and administrative expenses	2,377,257	1,555%	1,373,837	-%
Total operating expenses	3,209,518	2,099%	2,315,953	-%
Loss from operations	(3,123,518)	(2,043)%	(2,315,953)	-%
Non-operating income (expenses), net	(20,244)	(13)%	40,196	-%
Loss before income taxes	(3,143,762)	(2,056)%	(2,275,757)	-%
Income tax expense	-	%	-	-%
Loss before noncontrolling interest	(3,143,762)	(2,056)%	(2,275,757)	-%
Less: loss attributable to noncontrolling interest	(93,902)	(62)%	-	-%
Net loss to the Company	$(3,049,860)	(1,994)%	(2,275,757)	-%

Revenue

We had revenue of $152,925 and $0 for the nine months ending March 31, 2021 and 2020, respectively. The increase was mainly due to $117,300 sales of safe campus intelligence control systems and related devices to two schools, and $17,900 face temperature measurement access control products to one customer, and $17,700 other small sales of face recognition terminals and related devices to residential communities in China.

Cost of Goods Sold

We recorded $66,925 and $0 cost of goods sold for the nine months ending March 31, 2021 and 2020, respectively.

Gross Profit (Loss)

The gross income (loss) for the nine months ending March 31, 2021 and 2020 was $86,000 and $0, respectively. The increased gross income was mainly due increased revenue.

Selling, General and Administrative, and Research and Development Expenses

Selling expenses were $295,252 and $142,605 for the nine months ending March 31, 2021 and 2020, respectively, representing an increase of $152,647 or 107%. The increase was mainly due to increased payroll expense by $124,670, increased marketing and entertainment expense by $21,680.

As we are currently focusing our effort in the research and development (“R&D”) of our products and software to assist schools and communities in addressing public health and safety matters, expanding the artificial intelligence application and products, forming a new business model providing online shopping and other value-added services, and developing 5G messaging products, we incurred R&D expenses of $537,009 and $799,511 during the nine months ending March 31, 2021 and 2020, respectively. We intend to invest approximately $10 million in technological product development over the next three years.

General and administration (“G&A”) expenses increased $1,003,420, or 73% from $1,373,837 during the nine months ended March 31, 2020 to $2,377,257 during the comparable period in 2021. The increases were attributed to increases in rental expense by $369,980, increased office expenses by $46,670, increased salary expense by $218,530, increased meal and entertainment expense by $59,960, increased management fees by $48,050, increased office improvement expenses by $43,460, increased professional fees by $153,740, and increased other G&A expenses by $62,990 due to setting up new subsidiaries for nine months ended March 31, 2021.

Non-operating Income (expenses), net

Non-operating income (expenses) was $(20,244) and $40,196 for the nine months ending March 31, 2021 and 2020, respectively. For the nine months ending March 31, 2021, we had interest income of $1,916 and other expenses of $22,160. For the nine months ending March 31, 2020, we had interest income of $43,828 and other expenses of $3,632.

Net Loss

We generated net losses of $(3,049,860) and $(2,275,757) for the nine months ending March 31, 2021 and 2020, respectively, mainly due to increased G&A expenses as described above.

Comparison of the three months ended March 31, 2021 and 2020

The following table sets forth the results of our operations for the three months ended December 31, 2021 and 2020, respectively, indicated as a percentage of net sales. Certain columns may not add up due to rounding.

	2021	% of Sales	2020	% of Sales
Sale	$17,686		$-
Cost of goods sold	9,912	56%	-	-%
Gross profit (loss)	7,774	44%	-	-%
Selling expenses	121,216	685%	33,284	-%
Research and development	207,774	1,175%	229,146	-%
General and administrative expenses	945,285	5,345%	428,227	-%
Total operating expenses	1,274,275	7,205%	690,657	-%
Loss from operations	(1,266,501)	(7,161)%	(690,657)	-%
Non-operating income (expenses), net	(9,846)	(56)%	12,918	-%
Loss before income taxes	(1,276,347)	(7,217)%	(677,739)	-%
Income tax expense	-	-%	-	-%
Loss before noncontrolling interest	(1,276,347)	(7,217)%	(677,739)	-%
Less: loss attributable to noncontrolling interest	(57,347)	(324)%	-	-%
Net loss to the Company	$(1,219,000)	(6,892)%	(677,739)	-%

Revenue

We had revenue of $17,686 and $0 for the three months ending March 31, 2021 and 2020, respectively. The increase was mainly due to $17,686 sales of face temperature measurement access control products to one customer during the three months ended March 31, 2021.

Cost of Goods Sold

We recorded $9,912 and $0 cost of goods sold for the three months ending March 31, 2021 and 2020, respectively.

Gross Profit (Loss)

The gross income (loss) for the three months ending March 31, 2021 and 2020 was $7,774 and $0, respectively. The gross income was mainly due to increased revenue.

Selling, General and Administrative, and Research and Development Expenses

Selling expenses were $121,216 and $33,284 for the three months ending March 31, 2021 and 2020, respectively; an increase of $87,932 or 264%. The increase was mainly due to increased travel expense by $5,770, increased entertainment by $2,570, increased office expense by $8,230,increased payroll expense of salespersons by $59,060, and increased other selling expenses by $12,290 due to setting up new subsidiaries.

We are currently focusing our efforts on the research and development (“R&D”) of our products and software to assist schools and communities in addressing public health and safety matters, expanding the artificial intelligence application and products, forming a new business model providing online shopping and other value-added services, and developing 5G messaging products. We incurred R&D expenses of $207,774 and $229,146 during the three months ending March 31, 2021 and 2020, respectively. We intend to invest approximately $10 million in technological product development over the next three years.

General and administration (“G&A”) expenses increased $517,058, or 121% from $428,227 during the three months ending March 31, 2020 to $945,285 during the comparable period in 2021. The increases were attributed to increases in rental expenses by $170,900 , increased payroll expenses by $131,800, increased professional fees by $80,280, increased property management expenses by $23,840, increased leasehold improvement expenses by $22,270, increased auto expenses by $14,970 and increased other G&A expenses by $72,500 due to setting up new subsidiaries.

Non-operating Income (expenses), net

Non-operating income (expenses) was $(9,846) and $12,918 for the three months ending March 31, 2021 and 2020, respectively. For the three months ending March 31, 2021, we had interest income $112 and other expenses $9,958. For the three months ending March 31, 2020, we had interest income $10,134 and other income $2,784.

Net Loss

We generated net losses of $(1,219,000) and $(677,739) for the three months ending March 31, 2021 and 2020, respectively, mainly due to increased G&A expenses and increased non-operating expenses as describe above.

Liquidity and Capital Resources

We have funded our operations to date primarily through the sales of our common stock and stockholder loans. Our management recognizes that we must generate sales and additional cash resources in order for our Company to continue our operations. Given the market space for the industry chain brought by the booming development of 5G technology in China, increased interest in public safety and pandemic control and prevention in different scenarios, the potential for data captured by the company in the consumer analytics and synergy effect, the expansion of our own 5G business, and the increased demand for our smart community, safe campus, smart payment and other projects, our management believes that our business has the potential to continue to grow.

We expect to generate revenue through expanding our current Safe Campus business, promoting Epidemic related systems, and public community security products, and other artificial intelligence application and products such as face recognition products, and through continuous product innovation and development as well as various types of value-added services. If revenues are not generated or do not reach the level anticipated in our plan, in order to maintain working capital sufficient to support our operations and finance the future growth of its business, we expect to fund any cash flow shortfall through financial support from our majority stockholders (who are also our board members or officers) and public or private issuance of securities. However, such additional cash resources may not be available to us on desirable terms, or at all, if and when needed by us. We will also generate cash flow through cash income and governmental subsidies to support future operations.

As of March 31, 2021, we had a working capital deficit of $274,760 or a current ratio of 0.86:1. Our current assets were $1,714,328. As of June 30, 2020, we had a working capital of $2,609,032 excluding the restricted cash of $600,000 (or a current ratio of 4.78:1). Our current assets on June 30, 2020 were $3,298,523 excluding the restricted cash of $600,000.

We expect the Company will continue to support its operations and investment plans through its financing activities. However, there is no assurance that the Company will be able to secure such additional working capital on commercially viable terms or at all.

The following is a summary of cash provided by or used in each of the indicated types of activities during the nine months ended March 31, 2021 and 2020, respectively.

	2021	2020
Net cash used in operating activities	$(3,061,955)	$(3,685,213)
Net cash used in investing activities	$(128,988)	$(248,333)
Net cash provided by (used in) financing activities	$1,659,824	$(85,091)

Cash Flow from Operating Activities

Net cash used in operating activities was $3,061,955 during the nine months ending March 31, 2021, compared to net cash used in operating activities of $3,685,213 during the nine months ending March 31, 2020, a decrease of cash outflow by $623,258. The decrease in cash outflow was mainly due to decreased cash outflow of prepaid expenses and other current assets by $1,093,379 which was partly offset by increased cash outflow from payment on operating lease liabilities by $485,413.

Cash Flow from Investing Activities

Net cash used in investing activities totaled $128,988 for the nine months ended March 31, 2021, which primarily was for cash paid for the acquisition of office furniture and equipment and leasehold improvements of $103,054, and for intangible assets of $25,934. Net cash used in investing activities totaled $248,333 for the nine months ended March 31, 2020, which primarily related to cash paid for the acquisition of office furniture and equipment of $248,333.

Cash Flow from Financing Activities

Net cash provided by financing activities was $1,659,824 during the nine months ending March 31, 2021, which was the net proceeds from sale of our common stock through an equity financing of $931,000 and proceeds from loan payable of $728,824. Net cash used in financing activities was $85,091 during the nine months ending March 31, 2020, which primarily consisted of repayment of a stockholder loan, net of $85,091. It is expected that the Company will continue to support its operations and investment plans through its financing activities.

Going forward

The projects for safe campus, smart community, smart payment processing, and 5G messaging have become our current business focus. The development speed and growth of the business are highly relevant to the overall recovery and sustained upward growing trend of China’s domestic market and economy after the 2020 pandemic.

We will continue to upgrade our smart business solutions, continue to innovate the business models for safe campus, smart community, and other systems. With 5G messaging having achieved some customer adoption, the rapidly improving market capacity, and our continuing efforts to improve our service content, we believe we can establish an individual customer base and increase our gross profit margins.

Relying on the integration of big data platforms and smart platform, DataSea focuses on 5G messaging project products and services to help more Chinese small and medium-sized enterprises undergo digital transformation. We believe that its expansion in China will bring us more business opportunities and create better revenue and profit sources.

Looking forward to the future, Datasea has become an emerging technology company in China that is committed to providing intelligent product solutions and value-added services. We insist on a fusion perception (non-visual +visual), cognitive decision-making and emergency-responding management technology application framework; from both our core business and value-added services, to create business value for our customers and to obtain the return on capital for our stockholders.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Comparison of the years ended June 30, 2020 and 2019

The following table sets forth the results of our operations for the years ended June 30, 2020 and 2019, respectively, indicated as a percentage of net sales. Certain columns may not add up due to rounding.

	2020	% of Sales	2019	% of Sales
Sale	$1,414,780		$-
Cost of goods sold	146,380	10%	-	-%
Gross profit	1,268,400	90%		-%
Selling expenses	438,621	31%	199,485	-%
Research and development	1,114,486	79%	168,248	-%
General and administrative expenses	1,620,346	114%	1,131,575	-%
Operating expenses	3,173,453	224%	1,499,308	-%
Loss from operations	(1,905,053)	(134)%	(1,499,308)	-%
Non-operating income, net	46,958	3%	74,127	-%
Loss before income taxes	(1,858,095)	(131)%	(1,425,181)	-%
Income tax expense	5,158	0.4%	-	-%
Net loss	$(1,863,253)	(132)%	(1,425,181)	-%

Revenue

We had revenues of $1.41 million and $0 in the years ended June 30, 2020 and 2019, respectively.

On March 5, 2018 and June 28, 2018, we entered into separate agreements with two sales agents for our Safe Campus security system, respectively. Pursuant to the agreements, we authorized the agents to market the Company’s Safe Campus Management System. The term of the agreements is for five years and will expire on March 6, 2023 and July 1, 2023, respectively. As of June 30, 2019, we recorded the $1.29 million payments received from the two sales agents as advances from customers; in the fourth quarter of 2020, we recognized revenue of $1.29 million from these contracts as the sales agents sold the products and services to third parties in the same period and the Company has provided the required services and fulfilled all its obligations under these contracts.

In addition, during the year ended June 30, 2020, Guozhong Times executed 62 CRI purchase orders from development and construction companies from Anhui and Fujian province in China for an aggregate contract value (excluding value-add tax) of approximately $124,000 for customized hardware and software solutions to detect and control the novel coronavirus outbreak in public areas. Our systems sold in these orders are utilized in public places including campuses, shopping malls, scenic areas, residential areas and factory areas. A revenue of the same amount was recorded in the year ended June 30, 2020. We have recently expanded our business and customer development to 13 provinces in China, such that its products are sold in about 40% of the provincial administrative regions in China. Moreover, we have initiated marketing in Uganda, the Democratic Republic of Congo and other countries in Africa.

The increase in performance is based on the improvement of the Company’s sales system. We will take sales approaches including implementing market research, expanding sales team, developing channels and agents, establishing new operating entities, and at the same time we will take efforts to improve our after-sales service. We will continue to strengthen the building of our sales system.

Cost of Goods

We recorded $146,380 and $0 of cost of goods sold for the years ended June 30, 2020 and 2019, respectively. The cost of goods sold was mainly for the CRI orders of Guozhong Times. No significant cost of goods sold was recorded for our sale of the Safe Campus Security systems as a substantial portion of the costs were related to research and development costs which were expensed as and when they were incurred.

Gross Profit

The gross profit for the years ended June 30, 2020 and 2019 were $1,268,400 and $0, respectively.

Selling, General and Administrative, and Research and Development Expenses

Selling expenses were $438,621 and $199,485 for the years June 30, 2020 and 2019, respectively, an increase of $239,136 or 120%. The increase in selling expenses was primarily attributed to a $284,906 payment Shuhai Beijing made to a service provider, Beijing R&D Education Technology to develop and market an education platform for teachers and students, but was partly offset by decreased payroll expense by $30,825 and decreased travel expense by $5,668 of Shuhai Beijing. The Company will continue to enroll more sales professionals, develop channels and agents nationwide, and increase marketing expenses to obtain more orders.

As we are currently focusing our effort in the research and development (“R&D”) of our products and software to assist schools and communities in addressing the coronavirus outbreak, providing possible remedy and prevention for the future outbreak, and expanding the artificial intelligence application and products, we incurred increased research and development expenses by $946,238 or 562%, in the years ended June 30 2020 compared to $168,248 R&D expense recorded during the years ended June 30, 2019, respectively. The increase was mainly due to increased salary expense as a result of hiring more staffs in research and development department, and $700,000 R&D expenses for the Tour Site Security system, and the Facial Recognition and Eye Protection system. Total costs of these two systems are $2.4 million, out of which $1.9 million was paid as of June 30, 2020. We intend to invest approximately $10 million in technological product development over the next three years.

General and administration (“G&A”) expenses increased $488,771, or 43% from $1,131,575 during the year ended June 30, 2019 to $1,620,346 during the same period in 2020. The increases were attributed to increases in rent expenses by $126,873, increased property management fee by $38,400, increased office improvement depreciation by $22,120, increased salary expense of the Company’s President and Chairman by $94,019, increased conference expense by $30,282, fees to Nasdaq of $150,000 incurred in the year ended June 30, 2020, and increased professional fee by $41,552.

Non-operating income, net

Non-operating income were $46,958 and $74,127 for the years ended June 30, 2020 and 2019. For the year ended June 30, 2020, we had interest income $49,455 and other expense $2,497. For the years ended June 30, 2019, we had interest income $75,859 and other expense $1,732.

Net Loss

We generated net losses of $1,863,253 and $1,425,181 for the years ended June 30, 2020 and 2019, respectively, mainly due to increased research and development expenses, selling expenses and G&A expenses as describe above, despite we had increased revenue for the year ended June 30, 2020.

Liquidity and Capital Resources

We have funded our operations to date primarily through the sale of our common stock, stockholder loans and cash income. Our management recognizes that we must generate sales and additional cash resources in order for our Company to continue our operations. Based on increased demand for security services in China, our management believes in the potential for growth in our business. In addition, following our December 2018 IPO, we received net proceeds $5.7 million.

We expect to generate revenue through expanding our current Safe Campus business, promoting Epidemic Prevention and Control Systems, scenic area and public community security products, and other artificial intelligence application and products such as face recognition products, and through continuous product innovation and development as well as various types of value-added services. If revenues are not generated or do not reach the level anticipated in our plan, in order to maintain working capital sufficient to support our operations and finance the future growth of its business, we expect to fund any cash flow shortfall through financial support from our majority stockholders (who are also our board members or officers) and public or private issuance of securities. However, such additional cash resources may not be available to us on desirable terms, or at all, if and when needed by us. We will also generate cash flow through cash income and governmental subsidies to support future operations

As of June 30, 2020, we had a working capital of $2,609,032 excluding the restricted cash of $600,000 (or a current liquidity ratio of 4.78:1). Our current assets on June 30, 2020 were $3,298,523 excluding the restricted cash of $600,000. As of June 30, 2019, we had a working capital of $4,568,461 excluding the restricted cash of $600,000 (or current liquidity ratio of 3.71:1). Our current assets on June 30, 2019 were $6,251,863 excluding the restricted cash of $600,000, which will be released to the Company following the termination of the Indemnification Escrow Agreement originally executed in connection with our 2018 IPO.

It is expected that the Company will continue to support its operations and investment plans through its financing activities.

The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended June 30, 2020 and 2019, respectively.

	2020	2019
Net cash used in operating activities	$(4,573,352)	$(424,048)
Net cash used in investing activities	$(306,813)	$(66,385)
Net cash (used in) provided by financing activities	$(84,842)	$5,609,202

Cash Flow from Operating Activities

Net cash used in operating activities was $4,573,352 during the year ended June 30, 2020, comparing with net cash used in operating activities of $424,048 during the year ended June 30, 2019, an increase of cash outflow by $4,149,304. The increase in cash outflow was mainly due to increased net loss by $438,072, increased cash outflow on prepaid expenses including prepayment for developing the Tour Site Security system and the Facial Recognition and Eye Protection system by $978,256, and decreased cash inflow from advance from customers by $2,592,802.

Cash Flow from Investing Activities

Net cash used in investing activities totaled $306,813 for the year ended June 30, 2020, which primarily related to cash paid for the acquisition of office furniture and equipment and leasehold improvements of $295,467, and for intangible assets of $11,346. Net cash used in investing activities totaled $66,385 for the year ended June 30, 2019, which primarily related to $18,918 cash paid for the acquisition of office furniture, equipment and patents, and $47,467 for intangible asset.

Cash Flow from Financing Activities

Net cash used in financing activities was $84,842 during the year ended June 30, 2020, which primarily consisted of repayment of a stockholder loan of $84,842. Net cash provided by financing activities was $5,609,202 during the year ended June 30, 2019, which primarily consisted of proceeds of a stockholder loan, net of $60,867, the net proceeds from sale of the Company’s common stock of $307,466, the net proceeds of $4,840,889 from a public offering plus $400,000 offering proceeds released from escrow account. It is expected that the Company will continue to support its operations and investment plans through its financing activities.

Going Forward

As a provider of smart security system with proprietary technologies, Datasea intends to strengthen and expand its development efforts concerning smart security systems and value-added services in key industries such as public communities and schools according to the needs of customers.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Overview

We are an emerging technology company and a smart security systems provider with proprietary technologies, based in Beijing, China. We focus on visual and non-visual fusion perception algorithms and big data analytics technologies, with the goal of providing customers with smart security solutions, smart hardware, education-related technologies applicable and 5G value-added services across multiple scenarios and industries.

We are committed to building a smart security ecosystem driven by overall needs for security. The Company, through its variable interest entity, Shuhai Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), has managed to commercialize its products to schools, public communities, governmental authorities, retail outlets, healthcare and scenic areas all over China. Additionally, the Company has built up partnerships with many world-famous enterprises and institutions, including Alibaba, Tencent, Baidu and so on.

We, through Shuhai Beijing, generate revenue by selling smart security system products and smart hardware products to our customers. Presently, Shuhai Beijing mainly leverages its independently-developed big data security platform and smart 3D security platform to provide standardized or customized smart security systems towards schools, public communities and scenic areas. The systems feature specific functions, which include technical protection, networked alarming operation, cloud alarming and epidemic prevention. Shuhai Beijing has developed a one-stop turnkey solution that covers the entire public safety process including designing, developing, implementing and performing operation & maintenance. With respect to its smart hardware products, Shuhai Beijing utilizes the “basing purchase on sales” business model where it completes all the designing tasks in-house, then outsource the manufacturing to experienced third parties, while exercising quality control over the final work product.

We, through Shuhai Beijing, market and sell smart security products, and solutions to customers through our own sales teams, partner agents and newly-founded operating entities to achieve internal sales goals. For the year ended June 30, 2020, we experienced a growth in our revenue. In addition to direct sales and providence of operation & maintenance service, we are also generating incremental revenue through various recurring services and platform-based value-added services.

Furthermore, as an extended value-added service to our safe campus security system, we develop and offer education-related technologies to build campus networks, education management systems, education cloud platforms, science education platform and other education systems used in schools.

Shuhai Beijing keeps exploring opportunities related to new value-added services that extend from the combination of visual and non-visual fusion perception technology with acoustic algorithm technology as the core, big data platform and smart three-dimensional platform. Shuhai Beijing also strategically expanded its business practice into the whole industry attributes and included a series of new businesses such as smart consumer payment in some areas and 5G messaging and telecommunications value-added services, adding new revenue and profit points to the Company.

In the field of 5G messaging business, Shuhai Beijing has officially released version 3.0 of a one-stop messaging marketing cloud platform based on big data. Relying on SaaS marketing middle station and data middle station, Shuhai Beijing provides various one-stop message sending channels, industry templates, business scenarios, marketing tools and operational analysis capabilities. Up to now, in terms of 5G message industry standards, Shuhai Beijing has signed a cooperation agreement with the National Engineering Laboratory of Logistics Information Technology to jointly promote the formulation of 5G SMS standards for China’s express delivery industry; in terms of 5G message product development, Shuhai Beijing has two modes of services to its customers. The first service mode is to develop SaaS software systems in the logistics, catering, tourism and other industries for its customers who perform 5G message promotion by themselves; the second service mode is to develop the software system and provide the promotion work on behalf of the customers after obtaining their authorization. These services have widened the Shuhai Beijing’s business coverage and brought about new sources of revenue and profit.

Impact of coronavirus outbreak

In December 2019, a novel strain of coronavirus (COVID-19) was reported in China, upon which the World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” During the period from January to March 2020, the Company’s marketing and business developments efforts have been materially adversely affected since, among other reasons, the Company’s employees were not able to return to our offices to resume their duties. The Company resumed its operations in April, 2020. As a recipient of the PRC government support programs intended to mitigate the adverse economic impact of the pandemic, Shuhai Beijing expects that its business operations would recover and not be materially affected going forward. Its intelligent security platform has enabled the Shuhai Beijing’s R&D team to continue working in online mode during the pandemic, which the Company believes would facilitate and support the Shuhai Beijing’s recovery. In addition, the Company believes its efforts to move its functions online were sufficiently prompt and effective to minimize adverse effects on the Company’s financial reporting and internal control over financing reporting systems. The Company does not anticipate any impairments of its assets. However, the Company expects that the impact of the COVID-19 outbreak on the United States and world economies may have a material adverse affect on the demand for the Company’s services. We currently believe that our financial resources will be adequate to see us through the outbreak. However, in the event that the pandemic continues on for a longer period of time, we may need to raise capital in the future.

The COVID-19 pandemic has prompted the Company to focus on developing epidemic related products to pursue new business opportunities. The smart epidemic system designed and developed by the Company in February of 2020 has been placed with 22 schools and 62 communities across a number of provinces in China.

In connection with the intensifying efforts to contain the spread of COVID-19, the Chinese government has taken a number of actions, which included extending the Chinese Spring Festival in 2020, quarantining individuals infected with or suspected of having COVID-19, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and cancelling public activities, among others. According to a press release of CNN Hong Kong dated August 23, 2021, China reported no new locally transmitted Covid-19 cases on August 23, 2021 for the first time since July this year, according to its National Health Commission (NHC), as authorities double down on the country’s stringent zero-Covid approach. In response to the entire country’s efforts to combat the spread of COVID-19, the Company integrated the epidemic prevention and control system and epidemic prevention and control functions as a sub-module into the regular Safe Campus System and Smart Public Community System.

Recent Developments

On December 21, 2018, we completed a registered, underwritten initial public offering and concurrent listing of our common stock on the NASDAQ Capital Market, which offering generated gross proceeds of $6.7 million before deducting underwriter’s commissions and other offering costs, resulting in net proceeds of approximately $5.7 million (the “2018 Offering”), of which $1,000,000 was placed in an escrow account. $600,000 of the escrow fund is being held by the escrow agent pursuant to the terms and conditions of a certain Indemnification Escrow Agreement between us and the underwriter of the offering. $400,000 of the escrow fund was disbursed to the Company in February 2019 when the underwriter confirmed receipt of a written legal opinion from PRC legal counsel in connection with such offering. In the 2018 Offering, we sold 1,667,500 shares of common stock (including shares issued pursuant to the underwriter’s over-allotment option) at an offering price of $4 per share. In connection with the 2018 Offering, our common stock began trading on the NASDAQ Capital Market beginning on December 19, 2018 under the symbol “DTSS.”

On October 16, 2019, Shuhai Information Technology Co., Ltd. (“Shuhai Beijing”), our variable interest entity, incorporated a wholly owned subsidiary, Heilongjiang Xunrui Technology Co. Ltd., which to focus on research and development of new technologies and products.

On December 3, 2019, Shuhai Beijing formed Nanjing Shuhai Equity Investment Fund Management Co. Ltd. (“Shuhai Nanjing”), a joint venture in PRC, in which Shuhai Beijing holds a 99% ownership interest with the remaining 1% ownership held by Nanjing Fanhan Zhineng Technology Institute Co. Ltd, an unrelated party that was supported by both Nanjing Municipal Government and Beijing University of Posts and Telecommunications. Shuhai Nanjing was formed for purposes of easy access of government support and private financing in new technology development and project incubation.

In January 2020, as described below, to expand our business operation, we acquired ownerships in three entities for no consideration from our management who set up such entities on the Company’s behalf.

On January 3, 2020, Shuhai Beijing entered into two equity transfer agreements (the “Transfer Agreements”) with Zhixin Liu, President of the Company, and Fu Liu, a Director of the Company (Fu Liu is the father of Zhixin Liu). Pursuant to the Transfer Agreements, Fu Liu and Zhixin Liu, each agreed, for no consideration, to (i) transfer their 51% and 49% ownership interest, respectively, in Guozhong Times (Beijing) Technology Ltd. (“Guozhong Times”) to Shuhai Beijing; and (ii) transfer their 51% and 49% ownership interest, respectively, in Guohao Century to Shuhai Beijing.

On January 7, 2020, Shuhai Beijing entered into another equity transfer agreement with Zhixin Liu, Fu Liu and Ze Liu, who is an unrelated third party. Pursuant to this equity transfer agreement, Fu Liu, Zhixin Liu and Ze Liu each agreed to transfer their 51%, 16%, 33% ownership interests, respectively, in Guozhong Haoze (Beijing) Technology Ltd. (“Guozhong Haoze”) to Shuhai Beijing for no consideration.

Guozhong Times, currently focusing on marketing and selling of Shuhai’s product portfolios, as well as valu-added services such as big data and consumptive payment, has obtained certain orders and earnings; Guohao Century, focusing on exploring telecommunication (e.g. 5G messaging) partnerships with major telecom operators in China to continuously improve our range of service, business model and product offerings, is currently under preparation. Guozhong Haoze is mainly formed for further development and marketing of our smart security hardware products as well as penetration in the fireproofing market, whose non-visual hardware products have been demonstrated in laboratories.

On August 17, 2020, Shuhai Information Technology Co., Ltd. (hereinafter referred to as Shuhai Beijing), the VIE of Datasea Inc., registered and founded a wholly-owned subsidiary in Shenzhen, Guangdong —- Shuhai Jingwei (Shenzhen) Information Technology Co., Ltd., which is intended for carrying out smart security business in the Guangdong-Hong Kong-Macao Greater Bay Area as well as international import and export in a timely manner.

In June 2020, the Company filed a Registration Statement on Form S-8 to register 4,000,000 shares issuable pursuant to the 2018 Plan. The 2018 Plan was intended to attract and retain the best available personnel and provide additional incentives to employees, directors and consultants. No awards have been granted under the 2018 Plan as of the date of this prospectus.

In June 2020, we filed a “shelf” registration statement on Form S-3 to from time to time issue and offer up to $100,000,000 aggregate dollar amount of common stock, debt securities, warrants or units of securities.

On July 2, 2020, the Company received a notification from the Nasdaq Listing Qualifications staff (the “Staff’) stating that since the Company has not held an annual meeting of stockholders within 12 months of the end of its fiscal year end, it no longer complied with Nasdaq continued listing rules 5620(a) and 5810(c)(2)(G). As such, the Company is afforded 45 calendar days to submit a plan to regain compliance with the foregoing requirement and, if the Staff accepts the plan, the Company will be granted an exception of up to 180 calendar days from the fiscal year end, or until December 28, 2020, to regain compliance. The Company was added to a list of all non-compliant companies, which was posted on our website at listingcenter.nasdaq.com. Subsequently, the Company submitted a plan of compliance which was approved by the Staff.

On November 16, 2020, Guohao Century formed Hangzhou Zhangqi Business Management Limited Partnership (“Zhangqi”) with ownership of 99% as an ordinary partner. On November 19, 2020, Guohao Century formed a 51% owned subsidiary Hangzhou Shuhai Zhangxun Information Technology Co., Ltd (“Zhangxun”) for research and development of 5G message technology. Zhangqi owns 19% of Zhangxun; accordingly, Guohao Century ultimately owns 69.81% of Zhangxun.

On July 20, 2021, the Company entered into a securities purchase agreement with certain institutional investors, pursuant to which the Company agreed to sell to such investors an aggregate of 2,436,904 shares of common stock of the Company at a purchase price of $3.48 per share under its shelf registration statement on Form S-3. The Company also sold warrants to purchase 1,096,608 shares of common stock to such investors in a concurrent private placement. The closing of the sales of these securities under the securities purchase agreement took place on July 22, 2021. The net proceeds from the transactions were approximately $7,636,796, after deducting certain fees due to the placement agent and the Company’s estimated transaction expenses, and will be used for working capital and general corporate purposes, and for the repayment of debt.

Operational Developments

The independently-developed big data security platforms and smart 3D security platforms, altogether with the integration with high-precision hardware products, has enabled us to build smart 3D security systems for users across multiple fields, including safe campus security systems, public community security systems and smart scenic area security system. As of the reporting date, the safe campus security systems have been used in many schools in Liaoning, Jilin, Jiangsu, Shanxi and other regions in China. Despite the impact of coronavirus pandemic in early 2020, the Company is still actively expanding the safe campus market and has signed contracts with new customer from Heilongjiang and other places. Our public community security system has been utilized and promoted in community projects in Beijing, Anhui, Fujian and other places. We plan to promote this public community security system throughout China. As for the smart scenic area security system, we have finished development and testing of the 1.0 version and plan to put it onto the market in 2021.

The Company has been taking great efforts to upgrade and improve our smart security systems. After the COVID-19 outbreak, our R&D team was able to complete development of the Datasea epidemic related system within two months, which was based on our smart security system, thus enabling us to provide schools and public communities with epidemic monitoring and control systems.

As part of Datasea’s Epidemic Control System (Campus Version), the Company’s R&D team has developed an applet called Datasea Cloud School enabled by WeChat applet, with basic functions including epidemic reporting (from student, teacher and campus side, respectively), student information collection, assignment review, guest management, student attendance management, campus activity, notification release and so on.

Besides, Datasea has successfully achieved upgraded integration between its epidemic control system and Datasea 3D security system. At present, in addition to basic functions such as intelligent video surveillance, dynamic video identification, personnel identification, staff function management and e-map management, Datasea has also achieved upgrading of the epidemic prevention and control sub-system to provide users with comprehensive tools for epidemic monitoring and control.

The Company is taking great efforts to expand market network and strengthen sales team. It has gradually built up a sales team with experience of serving the Fortune 500 companies, which is divided by five major regions in terms of domestic market development: the three northeastern provinces, Beijing-Tianjin-Hebei, the Yangtze River Delta, the central and western regions, and the Guangdong-Hong Kong-Macao Greater Bay Area; at the same time, it also continues to develop agent channels all over China, so as to leverage agent corporate marketing resources and experience in education and public sectors to win both customers and orders.

The business development and financial performance for the last fiscal year has demonstrated the Company’s capability of sustaining normal operations. The accompanying audited consolidated financial statements were prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As discussed below, for the fiscal year ended June 30, 2020, we had a revenue of $1,414,780 and a gross profit $1,268,400, representing an increase as compared with the prior year.

History and Background

We were incorporated under the laws of the State of Nevada on September 26, 2014 under the name Rose Rock Inc. On May 27, 2015, we amended our articles of incorporation to change our name to Datasea Inc. Up until October 2015, our primary business activities were providing consulting services to various U.S. companies seeking to do business in China as well as Chinese companies looking to enter the U.S. markets. Nonetheless, we were considered a shell company as defined in Rule 12b-2 under the Securities Act, as we had no or nominal business operations, employees and/or assets.

On May 26, 2015, pursuant to the terms of a stock purchase agreement, Ms. Zhixin Liu purchased 20,000,000 shares (without giving effect to our one-for-three reverse stock split that became effective on May 1, 2018), or 57.14%, of the issued and outstanding shares of our common stock from Mr. Xingzhong Sun, who was our sole officer, director and majority stockholder at the time of the transaction. As part of the transaction, Zhixin Liu was appointed as the Chairman of our Board of Directors (the “Board”).

On October 29, 2015, we entered into a share exchange agreement (the “Exchange Agreement”) with Ms. Zhixin Liu and Mr. Fu Liu, the members (“Members”) of Datasea Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated under the laws of the Hong Kong Special Administrative Region of the PRC, whereby the Members transferred all of their membership interests of Shuhai Skill (HK) to us in exchange for the issuance of an aggregate of 6,666,667 shares of our common stock (the transaction, hereinafter referred to as the “Share Exchange”). Upon consummation of the Share Exchange, Shuhai Skill (HK) and its consolidated subsidiaries, Tianjin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Tianjin Information”), became our wholly-owned subsidiary, and Shuhai Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), through its existing contractual relationship with Tianjin Information, became our variable interest entity (“VIE”). In addition, Xinzhong Sun resigned from the positions as our director, President, Secretary and Treasurer. Ms. Liu was appointed as our Chairman of the Board, Chief Executive Officer, President, Interim Chief Financial Officer, Treasurer and Secretary and Mr. Liu was appointed as a director. Mr. Liu is the father of Ms. Liu.

As a result of the Share Exchange, we, through our consolidated subsidiaries, are engaged in the business of providing Internet security products, new media advertising, micro-marketing, data analysis services in the PRC. All business operations are conducted through our wholly-owned subsidiary, Tianjin Information, and through Shuhai Beijing, our VIE. Shuhai Beijing is considered to be a VIE because we do not have any direct ownership interest in it, but, as a result of a series of contractual agreements (the “VIE Contractual Agreements”) among Tianjin Information, Shuhai Beijing and its stockholders, we are able to exert effective control over Shuhai Beijing and receive 100% of the net profits or net losses derived from the business operations of Shuhai Beijing. The VIE Contractual Agreements are more fully described below.

On April 12, 2018, our Board of Directors and stockholders approved a one-for-three reverse stock split of our issued and outstanding shares of common stock, which became effective on May 1, 2018, decreasing the number of outstanding shares from 57,511,771 to 19,170,827. Subsequent to the split, the number of our outstanding shares of our common stock increased from to 19,170,827 to 19,170,846 to accommodate certain stockholders’ positions due to rounding elections payable at the beneficial owner level. Unless otherwise stated, all shares and per share amounts in this prospectus have been retroactively adjusted to give effect to this stock split.

VIE Agreements

Operation and Intellectual Property Service Agreement – The Operation and Intellectual Property Service Agreement allows Tianjin Information to manage and operate Shuhai Beijing and collect 100% of their net profits. Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its stockholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Stockholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a stockholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Stockholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date, but the parties can agree in writing to terminate the Entrustment Agreement.

Equity Option Agreement – the Shuhai Beijing Stockholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Stockholders have granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Stockholders’ equity interests in Shuhai Beijing for an option price of RMB0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the Option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Stockholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Stockholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Stockholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends, bonuses and other forms of investment returns paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

There are a number of uncertainties regarding the status of the rights of the Nevada holding company with respect to its contractual arrangements with the VIE, its founders and owners, including whether the PRC legal system could limit our ability to enforce these contractual agreements due to uncertainties under Chinese law and jurisdictional limits.

Corporate Structure

The chart below depicts the corporate structure of the Company as of the date of this prospectus.

Corporate business

Big data security platform

With reliance on Internet platforms, Shuhai Beijing’s big data security analysis system is enabled to integrate video surveillance resources and make analysis based on AI and big data technologies, so as to meet the application needs of different security scenarios across industries.

Smart 3D security platform

The Company, through Shuhai Beijing, leverages advanced computer visual algorithms, the fusion of visual and non-visual perception algorithms, and the big data analysis engine to build smart 3D security holographic perceptions to facilitate global monitoring and real-time decision-making. Moreover, it is also capable of building up a cloud-based smart 3D security system.

Shuhai Beijing was able to integrate a series of smart hardware products including high-precision face recognition temperature measurement devices, double spectrum infrared temperature measurement cameras and various sensing detectors based on the above-mentioned core platforms, which was helpful to establish smart 3D security systems at the user side. For this reason, Shuhai Beijing has specifically developed three types of smart 3D security systems according to industrial application scenarios, i.e. Safe Campus security system, public community security system and scenic area security system, so as to cater to customers’ ever-increasing requirements.

Safe Campus Security System

Relying on the integration of visual and non-visual perception algorithms, Shuhai Beijing’s Safe Campus security system is developed based on the big data security platform and smart 3D security platform, for the purpose of ensuring personal safety of teachers and students, improving campus security system, and enhancing overall prevention and control capacity throughout campus. We, through Shuhai Beijing, offer different options to fit the different requirements of kindergartens, primary schools, middle schools and colleges. Users can either buy the standard version (including basic function modules) or buy tailor-made system according to their specific needs. Information-based smart management all over the campus can now be implemented through data processing by such security system. So far, through systematic and statistical analysis of information, this system has been used for personnel identification management, alarm receipt and response management as well as file management so as to achieve intelligent data-based management of key targets (including people, location, object, matter, organization) as well as plans, contingencies and measures for prevention and control across the campus. In addition, with the increase in the number and frequency of individual users downloading and using the safe campus security system through their mobile devices, the Company has managed to explore the business model of providing individual users with value-added services like e-commerce platform interface.

According to the Report of Market Prospective and Investment Strategy Planning on China Security Industry (2018-2023) by China Qianzhan Industry Research Institute, alongside with the speeding-up of AI industrialization, smart security products are expected to see a high-speed development, and the security market size in China is forecasted to reach the trillion (RMB) level. To capitalize the market opportunity, we plan to establish a nationwide sales network in China through our sales team and strategic partners. So far, our Safe Campus security system have been applied in schools of Liaoning, Jilin, Jiangsu, Shanx, and Heilongjiang provinces. We intend to continue to increase R&D investment to improve Safe Campus solutions, enhance campus security, and ensure campus a safe place with excellent services.

Public Community Security System

Shuhai Beijing’s public community security system has security functions of video surveillance, property management, vehicle analysis, electronic tour inspection and so on. Through real-time video monitoring, face recognition and other security functions, anomalies can be detected for risk control, and the application value of video can be improved in an efficient and simple way by transforming passive surveillance into active prevention, thus comprehensively improving the security prevention capacity throughout the community. The newly-designed module of smart community security system has been used in residential communities in Beijing Anhui, Fujian and other provinces. In order to satisfy diversified operational management requirements, the team has also developed different versions (WeChat applet, APP) mobile applications to meet the needs of households, property management and the whole community. Such system is designed to improve the efficiency of public community management and provide convenience for people in the community. We plan to promote this public community security system nationwide in the near future.

Scenic Area Security System

Based on the big data security platform and smart 3D security platform, the scenic area security system, is developed as an all-round smart security solution towards users. Featuring a combination of functions (e.g. HD video surveillance, behavior and status analysis, electronic tour inspection system, statistical analysis of passenger flow and flow limiting system) and a number of systems like GIS map, comprehensive security management all over scenic area can be well implemented. Customers can either choose among different options according to the type of scenic areas or buy tailor-made systems according to their specific needs. Currently, the smart management system of scenic areas has realized data sharing through integration of multiple resources, and better ensured the orderly and secure operation of scenic areas through the visualized security management empowered by big data. We, through Shuhai Beijing, have finished development and testing of the 1.0 version of our smart scenic area security system and plan to put it onto the market in 2021.

Datasea epidemic system

In the context of the COVID-19 pandemic, we made efforts to leverage our technological capabilities to develop an epidemic control system by using our big data security management platform and smart 3D security platform in a short period of time. Such system is mainly designed to provide public health data monitoring service for various end-users, including schools and public communities.

Characteristics - campus version

As part of Datasea’s Epidemic Control System (Campus Version), the Company’s R&D team has specifically developed an applet called Datasea Cloud School enabled by WeChat (student version and teacher version). This system can be integrated with functions like abnormal temperature reporting, health kick, real-time data uploading, anomaly alarming, assignment management, academic performance management, face recognition and so forth, thus helping schools carry out efficient epidemic control and ensure normal reaching and research operation.

Characteristics - public community version

Needs on security are more complicated in public places with dense population, such as residential communities, shopping malls and factories. Compared with the campus version, the community version also has functions of code scanning registration via mobile phones, thermal imaging temperature measurement, mask detection, home quarantine visits, etc., which has addressed the challenges of temperature detection of large passenger flows and low efficiency of epidemic detection that usually occurred in public places and has effectively cut off the spreading channels of the epidemic.

Expanding our business model

The Company expanded its business model by charging service fees in addition to selling hardware or software products.

From April to May 2020, we have signed new agreements that entailed service fees with various K-12 schools. Generally, the term of these agreements is three to five years. According to these agreements, we will provide epidemic systems to these schools free of charge, while the schools collect service fees from students and pay us for each semester. No service fees from these agreements were recorded in the year ended June 30, 2020 as services have not been provided yet. With the gradual provision of relevant services, the corresponding revenue will then be recognized. We believe that providing services to these schools will be a significant step in our development which we anticipate will allow us to expand and build long-term relationships with customers.

From late August to September 2020, the Company signed agreements with 6 institutions (including 4 gas stations) in Shenzhen, a city of Guangdong Province, to provide big data value-added services to the above-mentioned customers, e.g. big data smart information software platform and hardware utilization, payment and interface maintenance, etc., so as to collect service fees. Datasea’s Smart System is designed to service the needs of retail industry vendors and utilizes big data analytics and facial recognition technology. The system allows retailers to employ facial recognition technology to charge customers to be used at the point of sale. The Company will install hardware equipment for the clients, perform regular maintenance, and provide the Smart System in exchange for 0.38% of transaction value of each transaction utilizing the Company’s technology. The term of each of the service agreement is one year.

In addition, with the increase in the number and frequency of individual users downloading and using the safe campus security system through their mobile devices, the Company has managed to explore the business model of providing individual users with value-added services like e-commerce platform interface.

For the fiscal year ended June 30, 2020, the Company achieved a total revenue of $1.41 million, including $1.29 million generated by 20 schools through Safe Campus security systems sold by agents, as well as around $120,000 generated by 62 epidemic related system contracts.

Competitive Strengths

We believe our market position and potential future growth can be attributed to the following key factors and competitive strengths:

1. Talents

The current R&D team consists of 26 technical engineers from Chinese Academy of Social Sciences, Tsinghua University, Harbin Institute of Technology, Huawei and other well-known universities and hi-tech enterprises. The Company has organized its sales team with experience in serving the Fortune 500 enterprises, and has attracted professionals from well-known enterprises and listed companies at home and abroad to take charge of finance, risk control, strategy and capital departments.

2. Technological R&D

Attaching great importance to R&D and innovation, Shuhai Beijing has built up 2 innovation research institutes, established an R&D team with backgrounds from well-known universities such as the Chinese Academy of Social Sciences and Tsinghua University, who are integrating visual and non-visual perception technologies to enable the transition of functions like full scene, dead-angle free and full perception and high-speed early-warning linkage towards the stage of multi-dimensional cognition of the whole scene. It has been certified as one of the National Hi-tech Enterprises and Zhongguancun Hi-tech Enterprises. Up to now, Shuhai Beijing has obtained 30 copyright registrations in China for its software and 3 independent patents in China. In addition, Shuhai Beijing filed 13 patent applications, which are currently under review.

3. Quality excellence

Shuhai Beijing has been certified (passed respective examinations and tests) by MPS (Ministry of Public Security) Quality Supervision and Testing Center of Security Products for Computer Information Systems, ISO9001, ISO27001, ISO14001 and ISO18001, as well as Security Engineering Qualification Certificate issued by China Security Technology Prevention Industry Association, Membership Certificate issued by China Security Technology Prevention Industry Association, and CCC (China Compulsory Certification) issued by China Quality Certification Center, which turn out to be powerful assurance of our product quality.

4.  Market opportunity

The security market size in China is under sustained growth, from RMB 328 billion in 2012 to RMB 620 billion in 2017, at an annual compound growth rate of 14%. According to the “13th Five-year (2016-2020) Development Plan of Security Industry in China” released by China Security Technology Prevention Industry Association (CSTPIA), security industry will transform and upgrade in the direction of large-scale, automation and intelligence during the “13th Five-year” period. By 2020, the total revenue of security enterprises is forecasted to reach RMB 800 billion with an annual growth rate of 10%+.According to the Report of Market Prospective and Investment Strategy Planning on China Security Industry (2018-2023) by China Qianzhan Industry Research Institute, alongside with the speeding-up of AI industrialization, smart security products are expected to see a high-speed development, and the security market size in China is forecasted to reach the trillion (RMB) level. To capitalize the market opportunity, we plan to develop our business in a more vigorous manner across China.

5.  Customer resource and location advantage

Products with stable performance, service and after-sales support have won the Company consistent praise among customers, especially those under cooperation in Beijing, Liaoning, Jilin, Heilongjiang, Jiangsu, Shanxi, Zhejiang, Guangdong and other provinces. Thanks to the already-established distributed sales channel nationwide, our products can be sold in about 40% of China’s provincial administrative regions. The wide coverage of market, as well as expertise, performance and reputation in the industry are all conducive to wining more opportunities.

Growth Strategy

Driven by new technologies and new products

Datasea’s R&D team, with support of the Company’s two innovation research institutes, (please refer to section R&D Capacity) integrates visual and non-visual perception technologies to enable the functions such as full scene, dead-angle free and full perception and high-speed early-warning linkage. It will leverage its technology reserves to create unique technological advantages across the industry, by implementing constantly enhanced improvements and to ultimately attract customers and guide them to develop new user habits and needs with technological innovations and new products that can better meet customers’ needs.

Driven by market needs

The global COVID-19 outbreak not only altered the daily life habits and corresponding security requirements across countries and communities, but also created new opportunities for smart security industry. Meanwhile, the over one trillion yuan demand driven by China’s “new infrastructure” on the domestic market is expected to usher in a new round of iteration in the industrial structure, technology and products of China’s smart security industry. For competitive purposes, the Company recognizes the need to quickly respond to the market changes and the increase in new customer demand. Datasea has made (development of its epidemic prevention and control system) and will continue to make the appropriate adjustments necessary to position itself in the best situation possible.

Driven by sales system

The Company looks to grow and, through Shuhai Beijing, further establish a multi-channel sales system. First, through in-depth market research, Datasea was able to understand and comprehend the demand from its customers. Second, through a growing sales team, developing set of channel agents, and additional sales team of new operating entities, the Company was able to locate potential customers, and provide current customers with system developments or products in a targeted manner to address their needs. Third, as a result of participating in industry summits and carrying out online marketing and building strategic partnerships, Datasea was able to enhance the Company’s brand awareness and market presence. Finally, we are able to provide sales support. Going forward, the mature and efficient operations of the Company’s sales system will bring continuous improvement of customers and orders, in conjunction with a robust sales force to improve the core business. Datasea has witnessed an increase in the number of orders and customers thanks to the ever-maturing sales system and highly efficient operation.

Driven by talents

The Company, through Shuhai Beijing, continues to strengthen talent building and has established an R&D team consisting of 22 technical engineers from Chinese Academy of Social Sciences, Tsinghua University, Harbin Institute of Technology and other prominent universities and hi-tech enterprises, has organized a sales team with experience in serving the Fortune 500 enterprises, and has attracted professionals from well-known enterprises and listed companies domestically and internationally within its finance, risk control, strategy and capital departments. We will also keep enrolling high-end technical talents with positive corporate culture, stock incentive plan and other means.

Driven by management

We, through Shuhai Beijing, have set up a series of management systems that cover the Company’s operation management, financial management, internal control management, sales management, brand management, commissioned processing management, talent management and investment management, which are effectively assessed, then implemented. For example, the Company will assess the quality and effectiveness of management’s execution and will correspondingly reward and incentivize the manager as seen fit. Datasea has witnessed this method being the most effective and efficient for its operations.

Driven by incentives

For the purpose of attracting and retaining high-end talents and maximizing the effectiveness of the system building and management models, the Company continues to promote the equity incentive system. Employees such as the management team, R&D team, market and operation team, directors and consultants, as well as external partners who have contributed to the Company’s development, shall be motivated in various forms, for example, stock incentive plan of listed companies.

Driven by data

Data analysis and processing is the basis for providing customers with more optimized security solutions. The collection and analysis of data provides the most direct and effective support towards the Company’s new product R&D positioning, market trend and customer demand analysis, as well as the basis for the Company to make new product development decisions. Moreover, the decisions based on data analysis will endow our team with capacity of providing better data services to customers and collecting secure desensitized data. Going forward, the Company will further accelerate the collection of security data and improve its data analytic capabilities, and speed up the offering of value-added services concerning scenario-based big data applications, with the goal of achieving sustainable growth.

Exploration of Additional Business Opportunities

Exploring new business under the guidance of new technology and new products is the core force driving development of Datasea. In 2020, the Company keeps exploring new value-added service opportunities brought by the combination and extension of smart security platform and big data platform, and has achieved certain results. Also, we, through Shuhai Beijing, have started to provide a series of value-added service such as smart consumptive payment in retailing, 5G value-added services through synergies with operators, and e-commerce platform interfaces based on the mobile version of Datasea’s security systems, which have widened the Company’s business coverage and brought about new sources of revenue and profit.

Global expansion

We have initiated global market expansion according to our development strategy. Specifically, we have launched marketing campaigns in African countries, including, among others, Uganda and the Democratic Republic of Congo.

Research and Development

Our Board of Directors and management attaches great importance to the building of technological and product innovation and R&D system. The Technological Innovation Research Institute, headed by a doctor majoring in innovation from the Chinese Academy of Social Sciences, is mainly responsible for building the technology and product innovation system based on the integration of visual and non-visual perception algorithms, so as to provide powerful support to our technological and product R&D.

Institute of Technology Innovation is mainly responsible for the visual and non-visual fusion perception algorithm as the core of technology and product innovation system, providing support for the specific R&D of products, with the Doctor focus on innovation of Chinese Academy of Social Sciences as the first dean.

The R&D team focuses on hardware. The leader is a postdoctoral fellow from the Shanghai Institute of Microsystems and Information Technology of Chinese Academy of Social Sciences, who has done extensive research on microwave antennas and Large Scale High Speed Integrated Circuit Signal Integrity. The research results have been published in the core journals at home and abroad. He is mainly responsible for core technical research and development of intelligent security hardware-related products.

The R&D team focuses on Software. The Chief Technology Officer got bachelor degree from Harbin University of Technology and master degree from Harbin University of Science and Technology. Mr. Jiao was the technical director of Beijing Tianxing Interconnection Information Technology Co. Ltd. and the technical director of Heilongjiang Beidou Tianyu Satellite Co., Ltd. Now he is mainly responsible for the product development of intelligent security software system.

1. Core technologies

The Company, through Shuhai Beijing, has set up the main direction of technical innovation and application with visual and nonvisual fusion perception algorithm as the core. In 2020 fiscal year, Shuhai Beijing has made the following achievements in patent application:

No.	Publication Number	Description	Application Type
1	CN108922101A	An smart security campus management system of Shuhai Information	Invention
2	CN109033874A	A multi-role login method of Android program based on SQlite database of Shuhai Information	Invention
3	CN109146406A	The attendance system of Shuhai Information based on GPS positioning information supported RFID technologies	Invention
4	CN108985423A	An electronic student card system of Shuhai Information	Invention
5	CN108961661A	Shuhai security intelligent sensor system	Invention
6	CN108961661B	Three-dimensional smart security alarm linkage system	Invention
7	CN108922101B	A smart security campus management system of Shuhai Information	Invention
8	CN111191540A	An object status analysis method and system based on thermal gradient	Invention
9	CN111243623A	A method, device and system concerning progressive audio alarm	Invention
10	CN111179527A	An alarm method, device, system and storage medium based on dynamic audio information	Invention
11	CN111179546A	An adaptive distributed audio alarm method and system	Invention
12	CN111191656A	Behavior recognition method and system based on multi-spectral image information	Invention
13	CN2019113640070	An S-AIOT information management method and system based on consensus mechanism	Invention
14	CN111212445A	An S-AIOT information processing method and system based on neural network	Invention
15	CN111179969A	An alarm method, device, system and storage medium based on audio information	Invention
16	CN110374479 B	A type of intelligent security equipment	Invention

2. Major products

The Company, Shuhai Beijing, mainly focuses on developing the following two categories of products: software systems and smart hardware devices.

1) Software system - mainly refers to software system in connection with smart security. As a result of the Company’s increased investment in R&D and the onboarding of technical talents, Shuhai Beijing has totally obtained 30 copyright registrations in China for our software, which are shown in the table below:

No.	Certification	Certificate No.
1	Shuhai XIN Platform internet activity audit security management system V1.0	Ruan Zhu Deng Zi No.1054520
2	Shuhai XIN Platform WIFI device feature collection management system V1.0	Ruan Zhu Deng Zi No.1111383
3	Shuhai XIN Platform micro mall system V1.0	Ruan Zhu Deng Zi No.1111535
4	Shuhai XIN Platform SMS platform system V1.0	Ruan Zhu Deng Zi No.1111683
5	Shuhai XIN platform 3G website content management system V1.0	Ruan Zhu Deng Zi No.1111690
6	Shuhai media advertising system V1.0	Ruan Zhu Deng Zi No.1111694
7	Shuhai XIN platform micro marketing system V1.0	Ruan Zhu Deng Zi No.1111700
8	“Shuhai Safe Campus” mobile end - security management system V2.0	Ruan Zhu Deng Zi No.1575317
9	“Shuhai Safe Campus” security management system V2.0	Ruan Zhu Deng Zi No.1575313
10	“Shuhai XIN Platform” front-end equipment control system for smart elevator detection V2.0	Ruan Zhu Deng Zi No.1574419
11	“Shuhai XIN Platform” smart elevator inspection & pre-alarm management platformV2.0	Ruan Zhu Deng Zi No.1575648
12	“Shuhai XIN Platform” smart elevator real-time monitoring and alarm management platform V2.0	Ruan Zhu Deng Zi No.1575758
13	“Shuhai XIN Platform” smart elevator screen equipment monitoring system V2.0	Ruan Zhu Deng Zi No.1575665
14	“Shuhai XIN Platform” smart advertisement launching system V2.0	Ruan Zhu Deng Zi No.1575670
15	Shuhai Information smart safe campus management system V1.0	Ruan Zhu Deng Zi No.2888248
16	Shuhai Information XIN Platform security management system (Android Version) V2.21	Ruan Zhu Deng Zi No.2918496
17	Shuhai information XIN platform security management system (IOS version) V2.21	Ruan Zhu Deng Zi No.2918467
18	Shuhai Information big data smart decision-making platform for governmental affairs V1.0	Ruan Zhu Deng Zi No.2962930
19	Shuhai Information campus smart brain information management platform V1.0	Ruan Zhu Deng Zi No.2961899
20	Shuhai Information university big data innovation laboratory platform V1.0	Ruan Zhu Deng Zi No.2962919
21	Xunrui smart security integrated management platform v1.0	Ruan Zhu Deng Zi No.5201855
22	Xunrui big data visual analytics platform v1.0	Ruan Zhu Deng Zi No.5201772
23	Xunrui visual recognition algorithm platform v1.0	Ruan Zhu Deng Zi No.5201824
24	Xunrui non-visual recognition algorithm platform v1.0	Ruan Zhu Deng Zi No.5201861
25	Xunrui epidemic prevention and control linkage early warning system v1.0	Ruan Zhu Deng Zi No.5201704
26	Xunrui smart campus security management system v1.0	Ruan Zhu Deng Zi No.5201776
27	Xunrui smart scenic area security management system v1.0	Ruan Zhu Deng Zi No.5201574
28	Xunrui smart community security management system v1.0	Ruan Zhu Deng Zi No.5201869
29	Xunrui smart one-key alarm management system v1.0	Ruan Zhu Deng Zi No.5201784
30	Xunrui smart guest management system v1.0	Ruan Zhu Deng Zi No.5201780

During this fiscal year, Shuhai Beijing independently developed a non-visual perception system and a face recognition and temperature measuring machine. The latter, featuring an integration between face identity recognition and body temperature measurement, is widely applied in highly-populated public places in the current context of coronavirus pandemic, so as to provide strong technical support to stop the widening of the epidemic through rapid screening and targeting of individuals with fever symptoms. The non-visual perception system is mainly composed of front-end data acquisition device and back-end software platform. The front-end device is composed of various smart sensors to collect all kinds of information under various scenarios. The platform is the basis for data analysis, computing and AI computing. Through continuous accumulation and iterative learning, it enables managers to be more efficient in event processing.

3. Intellectual property rights

As of the date of this prospectus, we, through Shuhai Beijing, have obtained 30 copyright registrations in China for our software and 3 independent patents in China. In addition, Shuhai Beijing filed 13 patent applications, which are currently under review.

4. Planning for innovation

The Company’s innovation planning focuses on the following two aspects:

1. Continue to strengthen the innovation of existing technologies. Mainly strengthen the non-visual perception system audio pre-alarm, blockchain in a safe state, infrared night vision, binocular monitoring system, visual perception infrared temperature measurement, face recognition + voiceprint recognition, video recognition and audio recognition fusion. With the special scenes under the abnormal sound recognition and other aspects, more independent innovations have been formed.

2. Quickly promote the transformation of technological achievements into application products. Based on the existing 18 technical achievements, the focus is on the realization of functions of visual and non-visual fusion perception algorithms in intelligent security systems and intelligent hardware.

5. R&D investment

As for the fiscal year ended June 30, 2019 and 2020, we spent $168,248 and $1,114,486 in research and development, respectively. We intend to invest approximately $10 million in technological product development over the next three years.

No.	Item	% in budget
1	Salary of R&D personnel (incl. the introduction of high-end talents)	60%
2	Procurement of scientific research facilities	18%
3	Procurement of testing devices	6%
4	Intermediate testing and tooling	5%
5	Establishment of new technical schedule	4%
6	Appointment of external technical experts	5%
7	Others	2%

Product Manufacture

1. Mode of production

In order to save costs and based on a comprehensive understanding of the industry and market, the Company has adopted the mode of outsourcing in manufacturing, but carried out the mode of independent or joint design in technological R&D and product appearance.

2. Control over manufacturing process and quality

1.	The Company has the following requirements on outsourcing partners: independent production facilities, advanced manufacturing equipment, smart production lines, abundant outsourcing cooperation cases and a good reputation in the industry.

2.	Outsourcing partners shall pass through ISO9001:2008, ISO14001:2004, OHSAS18001:2007 and CCC certification, and meet our production and manufacturing standards.

3.	Outsourcing partners should have a separate quality management department to take charge of the overall quality management system including establishment, maintenance and continuous improvement.

4.	Outsourcing partners should have built up a relatively-complete quality management system;

SQA: control over supplier quality system, quality standard formulation, quality assurance capability improvement and guidance, material quality confirmation;

IPQC: responsible for quality control of the manufacturing process, to make sure that the manufacturing process meets relevant technical and quality requirements, and problems are timely identified, back-fed and addressed;

QC: responsible for overall inspection and delivery inspection of finished products;

5.	The Company checks whether the manufacturing quality of outsourcing partners meets the Company’s requirements by assigning resident personnel to do sample testing of manufactured goods and collecting feedback on customers’ actual use experience.

3. Outsourcing partner and outsourced products

During the year ended June 30, 2020, we built partnerships with several outsourcing partners, including Shenzhen Guangan Shixun Technology Co., Ltd. We are currently working with other outsourcing partners on new opportunities to reserve and optimize our outsourcing resource pool.

No.	Major Outsourcing Partner	Outsourced Product
1	Hangzhou Tuya Technology Co., Ltd.	Temperature measurement + face recognition smart device
2	Hangzhou Yufan Intelligent Technology Co., Ltd.	Face recognition device
3	Shenzhen Zhongyang Communications Co., Ltd.	Face recognition temperature measurement device, intelligent thermometer

Market operation

By the end of the reporting period, the Company has built up a marketing system, expanded regional markets of smart security products and projects at home and abroad, and achieved better marketing performance in contrast to that of last year.

1. Progress of regional market development

We, through Shuhai Beijing, have recently expanded our business and customer development to 13 provinces in China, such that our products are sold in about 40% of the provincial administrative regions in China.

Progress of regional market development

China (by administrative region)
1	Beijing (Municipality)
2	Tianjin (Municipality)
3	Hebei Province
4	Anhui Province
5	Fujian Province
6	Guangdong Province
7	Jiangsu Province
8	Shanxi Province
9	Henan Province
10	Inner Mongolia Autonomous Region
11	Liaoning Province
12	Jilin Province
13	Heilongjiang Province
China (by regional economic belt)
1	Three Northeastern Provinces
2	Beijing-Tianjin-Hebei
3	Yangtze River Delta
4	Central and Western Regions
5	Guangdong-Hong Kong-Macao Greater Bay Area

2. Contract execution (as of the reporting date)

As of August 21, 2020, the Company, through Shuhai Beijing, has signed epidemic related system contracts with 62 public communities and 22 schools in Beijing, Tianjin, Anhui, Fujian, and Heilongjiang and completed installation and commissioning, resulting in the Company’s products being sold in 40% of China’s provincial administrative regions.

3. Revenue-cost structure

Operating revenue	Operating cost	Gross margin
$1,414,780	$146,380.00	$1,268,400

As of June 30, 2020, the Company achieved operating revenue of US$1,414,780 and operating costs of US$146,380, with an average gross ratio at 90%. The main sources of income included 22 safe campus clients and 62 public community clients. All the sales revenue is generated within China. In 2020, we commenced marketing efforts in certain African countries, including Uganda, The Democratic Republic of Congo and others.

4. Operation of holding entities and affiliated companies

Following the development direction of the Company, we adopt the parent-subsidiary corporate management mode, with headquarters as the strategic and investment decision-making center, and the subsidiaries and VIEs as entities for market and project operation. The preliminary layout for the present stage has been finished.

The Company has five holding entities and affiliates, including: Heilongjiang Xunrui Technology Co., Ltd., Guozhong Times (Beijing) Technology Co., Ltd., Guohao Century (Beijing) Technology Co., Ltd.,Guozhong Hoze (Beijing) Technology Co., Ltd., and Shuhai Jingwei (Shenzhen) Information Technology Co., Ltd. Guozhohg Times (Beijing) Technology Co., Ltd. achieved a sales revenue at $120,000. Heilongjiang Xungrui Technology Co., Ltd. signed sales contracts in this July 2020 and obtained nearly $113,800 sales.

Customers

Schools and public communities are our major customer groups. As of the date herein, we have signed contracts with 22 schools and 62 public communities, in our key markets.

We provide smart security products and solutions according to the needs of customers across various sectors, including government, schools, communities, scenic areas, industrial parks, shopping malls, hospitals, subway stations, high-speed rail stations, bus stations and airports. The Company signed agreements with 6 institutions (including 4 gas stations) in Shenzhen, a city of Guangdong Province in early September, to provide big data value-added services to the above-mentioned customers, e.g. big data smart information software platform and hardware utilization, payment and interface maintenance, etc., and collect service fees.

Competition

1. The Company is engaged in the trillion-level security industry

According to the Report of Market Prospective and Investment Strategy Planning on China Security Industry (2018-2023) by China Qianzhan Industry Research Institute, alongside with the speeding-up of AI industrialization, smart security products are expected to see a high-speed development, and the security market size in China is forecasted to reach the trillion (RMB) level.

2. The Company has been in the stage of intelligent security

With the progress of technology and the deepening of application form, the industrial upgrading of security industry follows the development path of “traditional security -> digital security -> network security -> intelligent security”, and the technological innovation and industrial application of the Company has fully achieved in the stage of intelligent security.

3. The Company enjoys outstanding advantages in technological innovation capabilities

Shuhai Beijing’s outstanding advantages in technological innovation capabilities are in algorithms, front-end perception and system integration.

●	The algorithm mainly revolves around the innovation of visual and non-visual fusion perception algorithms.

●	Front-end perception is mainly regarding the integration and productization of the Company’s algorithm technology into intelligent perception hardware.

●	System integration is mainly reflected in the Company’s intelligent security management system interconnecting various front-end intelligent perception hardware to form the Internet of Things, and collecting various real-time data combined with visual and non-visual fusion perception algorithms to analyze and process the data to establish our big data analysis and decision-making Management platform.

4. Peer comparison of the Company’s core technologies

The principal direction guiding our innovation and R&D are hi-tech products based on fusion of visual and non-visual perceptions. In contrast to peer competitors in the industry, the following shall be taken as our advantages:

Item	Peer	Datasea
Identity recognition	Face recognition	Face recognition + voiceprint recognition

Security anomaly recognition	Video/audio recognition	Fusion of video recognition and audio recognition

Site-specific monitoring	None	Abnormal sound recognition

Note: The above products are currently under laboratory development with periodic breakthroughs. The application for relevant invention patent is now under substantive examination.

5. Strategy for building competitive barriers in the direction of security intelligence

The overall construction principle. In the R&D of new technologies and solutions, the basic technical links or modules are customized based on certain standardization to achieve cost reduction and efficiency enhancement; Continuing to explore the actual needs of the AI + security market, and improve market responses and expectations of security intelligence.

The Company is building up our overall competition barriers by implementing four comprehensive deployments as follows:

●	Frontier core technology R&D investment and innovation development

●	Large-scale deployment and implementation capacity of smart security engineering projects

●	Manufacturing supply chain system

●	Market operation system

Government Regulation; Licenses

Our operations are subject to and affected by PRC laws and regulations. The primary governmental regulation regulating the Internet security equipment industry in the PRC is the Cybersecurity Law, which governs entities providing “critical information infrastructure.” This statute provides basic protections for Internet users, such as not selling individual’s data to other companies without the user’s permission and not knowingly distributing malware. This law at present is only in draft form, but is expected to be adopted in the near future. Major PRC regulations applicable to our products and services and the Internet security industry include Computer Information System Security Specific Product Testing and Sales License Management Method (Ministry of Public Security Order No. 32) (“Order 32”) and Internet Security Protection Technology Measures Provision (Ministry of Public Security Order No. 82) (“Order 82”). Order 32 sets forth the license requirement for Internet security products providers and related approval procedures of license applications. Order 82 specifies certain security measures Internet service providers shall take to ensure Internet security. Providers of ISP connecting service and Internet-based data processing service are within the scope of Order 82.

1. The primary governmental regulations applicable to our “Safe Campus” security system are:

(i) Security Management Regulations on Kindergartens, Elementary Schools, Middle Schools and High Schools promulgated by the Ministry of Education which requires the school management to comply with its specific requirements; (ii) The Twelfth Five Year Plan of National Education XI promulgated by the Ministry of Education in 2012 urging schools to increase investment in key areas and weak links, and constantly improve school information, modernization, and enhance the development of education system; (iii) “Notice from the Ministry of Education and Other Nine Ministries and Commissions on Accelerating the Advancement of Educational Information on a Number of Key Work” (Teaching [2012]); (iv) Ministry of Public Security, General Office of the Ministry of Public Security (2015) No. 168 “On the Issuance of Security Regulations of Kindergartens, Elementary Schools, Middle Schools and High Schools (Trial) Notice” which allows the installation of electronic surveillance systems on campus; (v) Office of the State Council Education Steering Committee (National Education Supervision letter [2016] No. 22) “On the Implementation of the Campus Bullying Prevention Governance;” and (vi) “Opinions of the General Office of the State Council on Strengthening the Construction of Safety Risk Prevention and Control System for Kindergartens, Elementary Schools, Middle Schools and High Schools (Trial) Notice” (Guo Ban Fa [2017] No. 35).

2. The primary governmental regulations applicable to our “Scenic Area” system are:

Notice on Securing Epidemic Control and Orderly Resumption of Scenic Areas (Wenlvfadian [2020] No. 71) by the Ministry of Culture and Tourism as well as National Health Commission of emphasizes the role of the “Internet + tourism” service platform and the adoption of big data analysis and other new technological means to promote smart tourism and passenger flow management; On Revising and Printing Implementation Measures for Inspection, Qualification and Management of National Sample Tourism Areas (Trial Version), and Notice on Inspection Standards for National Sample Tourism Areas (Trial Version) (Banziyuanfa [2020] No. 30) by the General Office of the Ministry of Culture and Tourism clarifies the inspection standards for building of information platform of smart scenic areas and building of smart security software/hardware infrastructure.

3. The primary governmental regulations applicable to our “Smart Community” system are:

Notice on printing and releasing the Smart Community Construction Guideline (Trial Version) (Jianbanke [2014] No. 22) by the General Office of Ministry of Housing and Urban-Rural Development clearly states that smart community construction is an essential part of smart city construction.

Shuhai Beijing currently maintains the following licenses issued by the PRC government:

●	Business License issued by Beijing Municipal Industry and Commerce Administration;

●	Beijing Statistics Registration Certificate issued by Beijing Municipal Bureau of Statistics;

●	National High Tech Enterprises Certificate jointly issued by Beijing Municipal Science & Technology Commission, Beijing Municipal Finance Bureau, and Beijing Municipal Tax Service, State Taxation Administration;

●	Zhongguancun High Tech Enterprises Certificate issued by Zhongguancun Science Park Administrative Committee;

●	Value-Added Telecommunications Business Operating License issued by Ministry of Industry and Information Technology;

●	Security Engineering Qualification Certificate issued by China Security Technology Prevention Industry Association;

●	Membership Certificate issued by China Security Technology Prevention Industry Association;

●	CCC (China Compulsory Certification) by China Quality Certification Center;

●	Information Security Management System Certificate issued by Beijing Inspection and Certification Limited Company; and

●	Environmental Management System Certificate issued by Huaxinchuang (Beijing) Certification Center Co., Ltd.

Employees

As of the date of this prospectus, we have a total of 81 full time employees. The following table sets forth the number of our employees categorized by function as of that date:

Function	Total Number of Employees
Management	8
Human Resources Administrative Management	12
Internal Controls	2
Capital Operation	8
Purchase	2

Marketing and Sales	12
Research & Development	33
Finance & Accounting	4
Total	81

PRC Regulations

This section sets forth a summary of the most significant laws, rules and regulations that affect our business and operations in China.

Regulations Relating to Foreign Investment

Laws of Wholly Foreign-owned Enterprise

The establishment procedures, examination and approval procedures, registered capital requirement, foreign exchange restriction, accounting practices, taxation and labor matters of a wholly foreign-owned enterprise are governed by the Wholly Foreign-owned Enterprise Law of China, or the Whole Foreign-owned Enterprise Law, which was promulgated by the Standing Committee of the National People’s Congress, or NPCSC, and became effective on April 12, 1986, amended on October 31, 2000 and September 3,2016 and the Implementation Rules for the Wholly Foreign-owned Enterprise Law, which was promulgated by the Ministry of Foreign Economic Relations and Trade on December 12,1990 and amended on April 12,2001 and February 19, 2014 by the State Council. According to the Wholly Foreign-owned Enterprise Law and its Implementation Rules, the establishment of wholly foreign-owned enterprises shall be subject to the examination and approval by the Ministry of Commerce, or MOFCOM, or the Chinese Government level of province, autonomous region, municipality directly under the central Chinese Government, municipality separately listed on the State plan or special economic zone, as authorized by the State Council, which will issue a certificate of approval in respect thereof. Where the establishment of wholly foreign-owned enterprises does not involve the implementation of special access administrative measures prescribed by the State, the establishment of wholly foreign-owned enterprises are subject to record-filing management. Profits, other legal rights and interests obtained by foreign investors in China shall be protected by Chinese laws, and legitimate profits, other lawful income and post-liquidation funds received by foreign investors from the wholly foreign-owned enterprises may be remitted abroad.

The Guidance Catalog of Industries for Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was jointly promulgated by the National Development and Reform Commission and the MOFCOM issued on June 28, 2017 and came into effect on July 28, 2017. The Catalogue was revised by the Special Management Measures (Negative List) for the Access of Foreign Investment (2018), or the Negative List, on June 28, 2018, which came into effect on July 28, 2018. The Catalogue divides industries into three categories: encouraged, restricted and prohibited, while other industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while Chinese partners are required to hold the majority interests in such joint ventures on a case-by-case basis. Investment activities within the restricted category are subject to higher-level government approval. Foreign investors are not allowed to invest in industries in the prohibited category. According to the Negative List, the provision of value-added telecommunications services falls within the restricted category and the percentage of foreign ownership shall not exceed 50%, with a few exceptions.

The M&A Rules

The Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, was jointly promulgated by MOFCOM, China Securities Regulatory Commission, or CSRC, the State-owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration of Industry and Commerce and State Administration of Foreign Exchange, or SAFE, on August 8, 2006 and became effective as of September 8, 2006, and were later amended on June 22, 2009. This M&A Rules governs among other things, the purchase and subscription by foreign investors of equity interests in a domestic enterprise, and the purchase and operation by foreign investors of the assets and business of a domestic enterprise. An offshore special purpose vehicle, or SPV, is defined under the M&A Rules as an offshore entity directly or indirectly controlled by Chinese individuals or enterprises for the purpose of an overseas listing, and the main assets of which are the rights and interests in affiliated domestic enterprises. Under the M&A Rules, if a SPV intends to merge with or acquire any domestic enterprise affiliated from the Chinese individuals or enterprises that control the SPV, such proposed merger or acquisition shall be submitted to the MOFCOM for approval. The M&A Rules also require that a SPV shall obtain an approval from the CSRC prior to the listing and trading of its securities on an overseas stock exchange.

Interim Administrative Measures for the Record-filing of the Incorporation and Change of Foreign-invested Enterprises

In order to provide more guidance for foreign-invested Enterprises, the Ministry of Commerce promulgated the Interim Administrative Measures for the Record-filing of the Incorporation and Change of Foreign-invested Enterprises (Revised in 2018), or the Measures, on June 29, 2018 and became effective on June 30, 2018. The Measures provided detail instructions for foreign-invested enterprise to carry out record filing in terms of the incorporation and change of a foreign-invested enterprise that does not involve the implementation of special access administrative measures prescribed in China.

The Draft PRC Foreign Investment Law

The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors, such as via contracts or trust, will be treated as Foreign-invested enterprises, or FIEs, whereas foreign investment in China in the foreign investment restricted industries by a foreign investor may nonetheless apply for being, when approving market entry clearance by the foreign investment administration authority, treated as a PRC domestic investment if the foreign investor is determined by the foreign investment administration authority as being “controlled” by PRC entities and/or citizens. In this connection, “actual control” is broadly defined in the draft Foreign Investment Law to cover the following summarized categories: (i) holding 50% of more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to materially influence the board, the stockholders’ meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of business operations. According to the draft Foreign Investment Law, VIEs would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and be subject to restrictions on foreign investments. However, the draft Foreign Investment Law has not taken a position on what actions will be taken with respect to the existing companies with the “variable interest entity” structure, whether or not these companies are controlled by Chinese parties.

On April 17, 2018, the Standing Committee of the National People’s Congress published its legislation work plan for 2018, according to which the draft Foreign Investment law will be deliberated by the Standing Committee of the National People’s Congress in December 2018. However, it is still uncertain when the draft would be signed into law and whether the final version would have any substantial changes from this draft.

Regulation Relating to Value-added Telecommunications Services

Licenses for Value-Added Telecommunications Services

The State Council issued the Regulations on Telecommunications of China, or the Telecommunications Regulations, on September 25, 2000 which was amended on July 29, 2014 and February 6, 2016, respectively, to regulate telecommunications activities in China. The Telecommunications Regulations divide the telecommunications services into two categories, namely “infrastructure telecommunications services” and “value-added telecommunications services.” According to the Telecommunications Regulations, operators of value-added telecommunications services must first obtain a Value-added Telecommunications Business Operating License, or VAT License, from the Ministry of Industry and Information Technology, or MIIT, or its provincial level counterparts. On July 3, 2017, the MIIT promulgated the Administrative Measures for the Licensing of Telecommunications Business, effective as of September 1, 2017, which sets forth more specific regulations regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses.

According to the Catalog of Classification of Telecommunications Businesses effective from April 1, 2003, internet information services, also called internet content services, or ICP services, are regarded as a type of value-added telecommunications services. On December 28, 2015, the MIIT published a revised Catalog of Classification of Telecommunication Business, (2015 Version) or the 2015 MIIT Catalog, which took effect on March 1, 2016. Pursuant to the 2015 MIIT Catalog, internet information services, which include information release and delivery services, information search and query services, information community platform services, information real-times interactive services, and information protection and processing services, continues to be classified as a category of value-added telecommunication services. The Administrative Measures on Internet Information Services, or ICP Measures, also promulgated by the PRC State Council on September 25, 2000 and amended on January 8, 2011, provided more specific rules on the provision of ICP services. According to ICP Measures, any company that engages in the provision of commercial ICP services shall obtain a sub-category VAT License for Internet Information Services, or ICP License, from the competent government authorities before providing any commercial internet content services within the PRC, and for the ICP services involve areas of news, publication, education, medical treatment, health, pharmaceuticals and medical equipment, and if required by law or relevant regulations, specific approval from the respective regulatory authorities must be obtained prior to applying for the ICP License from the MIIT or its provincial level counterpart. Pursuant to the above mentioned regulations, “commercial ICP services” generally refers to provision of specific information content, online advertising, web page construction and other online application services through internet for profit making purpose.

Foreign Investment in Value-Added Telecommunication Services

The Regulations on Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which took effect on January 1, 2002 and amended on September 10, 2008 and February 6, 2016, are the dominant regulations that regulate foreign direct investment in telecommunications companies in China. The FITE Regulations stipulate that the foreign investor of a telecommunications enterprise is prohibited from holding more than 50% of the equity interest in a foreign-invested enterprise that offers value-added telecommunications services. Moreover, for a foreign investor to acquire any equity interest in a business providing value-added telecommunications services in China, it must demonstrate a positive track record and experience in providing such services.

Regulation on Internet Service Provider

The Circular of the Ministry of Industry and Information Technology of the People’s Republic of China on Further Standardizing the Market-Access related Work for Businesses Concerning Internet Data Centers and Internet Service Providers, or the Circular, was promulgated by the Ministry of Industry and Information Technology, or MIIT, on December 1, 2012. According to the Circular, Telecom enterprises who attempt to carry out ISP businesses may apply to competent telecom authorities for the business license according to the Implementing Rules on Further Standardizing the Market-Access related Work for Businesses Concerning Internet Data Centers and Internet Service Providers and other relevant regulations as of December 1, 2012. The competent authorities are responsible for acceptance of such applications and shall verify whether the applicants satisfy relevant conditions and decide on whether to approve the applications or not. The Circular also provided that competent authorities shall establish a mechanism for evaluating the ISP-related corporate reputation on the market from time to time.

Law of Cyber Security

For the purpose of ensuring cyber security, safeguarding cyberspace sovereignty, national security and public interests, the Standing Committee of the National People’s Congress promulgated the Cyber Security Law of the People’s Republic of China, or Cyber Security Law, on November 7, 2016 and became effective on June 1, 2017. According to the Cyber Security Law, the national cyberspace administration authority is responsible for the overall planning and coordination of cyber security work and relevant supervision and administration work. Network operators, while carrying out business and service activities, shall abide by laws and administrative regulations. Also, any individual and organization using the network shall comply with the constitution and the laws, follow the public order and respect social moralities, and shall neither endanger cyber security, nor engage in activities by making use of the network that endanger the national security. Network product and services shall comply with the compulsory requirements of the relevant national standards, provide security maintenance for their products and services. Where network products and services have the function of collecting users’ information, the provider shall clearly notify their users and obtain their consent.

Network operators or providers of cyber products and service, who fail to perform relevant obligation of protecting cyber security or in violation of relevant provision and infringe the right that personal information shall be protected in accordance with the law, they shall be ordered to effect rectification, subject to warning or a fine.

Measure for Protecting Security on the Internet

In order to regulate the technical prevention for the sake of Internet security and guarantee the network security and information security of the Internet, the Ministry of Public Security promulgated the Provisions on the Technical Measures for the Protection of the Security of the Internet, or Order 82, on January 13, 2006 and became effective as of March 1, 2006. According to Order 82, the provider of the Internet services and entity user of the network shall not make public or divulge the registered information of the users without the approval of the users, unless otherwise provided for by any law or regulation. In addition, the providers of the Internet services and entity users of the network shall provide technical measures for the protection of the Internet security, find and terminate the transmission of any illegal information in the public information services and keep relevant records. Moreover, the provider shall not unlawfully interfere with the execution of the technical facility, or intentionally destroy the technical facility for the protection of the Internet security.

Pursuant to Order 82, the term “providers of the Internet services” is defined as entities that provide to users Internet access services, Internet data center services, Internet information services, and Internet surfing services. “Entity users of the network” refers to the entities that are connected to and use the network to meet the application requirements of the said entity.

License for Selling Computer Information System Security Product

The Ministry of Public Security promulgated the Administrative Measures for Testing and Selling License of Special Products Used for the Security of Computer Information Systems, or Administrative Measures, on December 12, 1997 for the purposes of strengthening the management of special products used for the security of computer information systems. The term “special products used for the security of computer information systems” is defined by the Administrative Measures as the special hardware and software used to protect the security of computer information systems. According to the Administrative Measures, the producers of the special security products shall, before their products come into the market, apply for and obtain a selling license. In order to pass the criteria and obtain such license, the security function of the product shall be tested and recognized by the computer management and supervision department of the Ministry of Public Security. Pursuant to the Administrative Measures, the selling license shall only apply to the special security products for which the sale applications have been made. A new application for selling license shall be made where the functions of the special security product are changed.

Where any harmful data contained in the special security products so that the security of computer information systems will be endangered, punishment shall be imposed. If it constitutes a crime, criminal liability shall be imposed according to the laws.

Regulations Relating to Privacy Protection

The PRC Constitution states that PRC law protects the freedom and privacy of communications of citizens and prohibits infringement of these rights. In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. Pursuant to the Decision on Strengthening the Protection of Online Information issued by the NPCSC on December 28, 2012 and the Provisions on Protection of Personal Information of Telecommunication and Internet Users issued by the MIIT on July 16, 2013, any collection and use of user personal information must obtain the prior consent from the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. “Personal information” is defined in these regulations as information that identifies a user, the time or location for his or her use of telecommunication and internet services, or involves privacy of the user such as name, the date of birth, ID card number, and address. An ICP services provider must also keep information collected strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. Any violation of the above decision or provisions may subject the ICP service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Regulations Relating to Intellectual Property Rights

Copyright and Software Registration

The NPCSC adopted the Copyright Law in 1990 and amended it in 2001 and 2010, respectively. The amended Copyright Law extends copyright protection to cover Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. The amended Copyright Law also requires registration of a copyright pledge. To address the problem of copyright infringement regarding the content posted or transmitted over the Internet, the National Copyright Administration and the MIIT jointly promulgated the Measures for Administrative Protection of Internet Copyright on April 29, 2005, which became effective on May 30, 2005.

The Computer Software Protection Regulations was promulgated by the State Council on December 20, 2001 and amended on January 30, 2013 which stipulates that Chinese citizens, legal entities or other organizations enjoy, in accordance with these Regulations, copyright in the software which they have developed, whether published or not. In order to further implement the Computer Software Protection Regulations, the National Copyright Administration issued the Computer Software Copyright Registration Procedures on February 20, 2002, which apply to software copyright registration, license contract registration and transfer contract registration.

Patents

The NPCSC adopted the Patent Law of the PRC in 1984 and amended it in 1992, 2000 and 2008, respectively. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. Except under certain specific circumstances provided by law, any third party user must obtain consent or a proper license from the patent owner to use the patent, otherwise the use will constitute an infringement of the rights of the patent holder.

Domain Name

On November 5, 2004, the MIIT promulgated the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures 2004. According to the Domain Name Measures 2004, “domain name” shall refer to the character identifier for identifying and locating the hierarchical structure of a computer on the Internet, which corresponds to the Internet protocol (IP) address of the computer concerned. A domain name registration service shall observe the principle of “first apply, first register”. Where the domain name is completed, the applicant for the domain name registration shall be the holder of the domain name. The holder of the domain name shall pay operation fees for a registered domain name on a regular basis. If the domain name holder fails to pay the corresponding operation fees as required, the original domain name registry shall write it off and notify the holder of the domain name in written form.

On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures 2017. The Domain Name Measures 2017 repealed the Domain Name Measures 2004 and became effective on November 1, 2017. According to the Domain Name Measures 2017, the internet domain name system of China shall be announced by the MIIT. The MIIT may introduce adjustments to the internet domain name system of China, depending on actualities on the development of domain names. A domain Name shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the Internet and corresponds to the IP address of such computer. Domain name registration services are subject to the principle of “first apply, first register.”

Trademark

Trademarks are protected by the PRC Trademark Law which was adopted in 1982 and subsequently amended in 1993, 2001 and 2013 as well as the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and amended in 2014. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. Trademark license agreements are required to file with the Trademark Office for record. The PRC Trademark Law has adopted a “first-to-file” principle regarding the trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Regulations on Foreign Exchange

Foreign Exchange Settlement

The Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, which was promulgated by the SAFE on March 30, 2015 and became effective as of June 1, 2015, adopts the approach of discretional foreign exchange settlement, under which the foreign exchange capital in the capital account of a foreign-invested enterprise for which the foreign-invested enterprise has obtained confirmation by the local SAFE branches regarding the rights and interests of monetary contribution (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operation needs of such foreign-invested enterprise. The capital in Renminbi obtained by the foreign-invested enterprise from the discretionary settlement of foreign exchange capital shall be managed under the account pending for foreign exchange settlement payment. The proportion of discretionary settlement of foreign exchange capital is temporarily determined as 100%, subject to the adjustment of the SAFE.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE Circular on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or Circular 37, issued by SAFE and became effective on July 4, 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities seeking to obtain offshore investment and financing and conduct round-trip investment in China. Under Circular 37, a SPV is defined as an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round-trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 provided that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with the SAFE or its local branch. SAFE Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a stockholder of such non-listed SPV, subject to registration with SAFE or its local branch.

PRC residents or entities who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of the Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required for any material change in the SPV registered, such as any change of basic information (including change of such PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37, or making misrepresentation on or failure to disclose controllers of foreign-invested enterprise that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

NDRC promulgated the Administrative Measures for the Offshore Investment of Enterprises, or Circular 11, on December 26, 2017 which took effect on March 1, 2018. According to Circular 11, to make offshore investment, an enterprise located within the territory of the PRC (“investor”) shall go through the formalities to have a proposed overseas investment project approved or filed on the record, report relevant information, and cooperate with supervision and inspection. Projects subject to approval administration shall be sensitive projects carried out by investors either directly or through overseas enterprises under their control. The authority in charge of examining and approving such projects shall be the NDRC. Projects subject to record-filing administration shall be non-sensitive projects carried out directly by investors, in other words, non-sensitive projects carried out by investors to make direct investment with assets and equities or provide financing or a guarantee. For projects subject to record-filing administration, the authority in charge of record-filing shall be: (1) the NDRC, if the investor is an enterprise under the administration of the Central Government (including financing institutions under the administration of the Central Government and enterprises under the direct administration of the State Council or its subordinate organs, the same below); (2) the NDRC, if the investor is a local enterprise but the amount of investment made by the Chinese investor amounts to USD300 million or above; and (3) the development and reform authority under the provincial government at the place where the investor is registered if the investor is a local enterprise and the amount of investment made by the Chinese investor is less than USD300 million. Where natural persons within the territory of China make investments abroad through overseas enterprises under their control or through enterprises located in Hong Kong, Macao and Taiwan, the above mentioned approval or record filing measures shall apply mutatis mutandis.

Regulations Relating to Foreign Debts

Considering that certain foreign debts may be generated during the oversea or domestic investment from PRC residents, the State Administration of Foreign Exchange promulgated the Administrative Measures for Registration of Foreign Debts, or the Measures, on April 28, 2013 and became effective on May 13, 2013. This Measures require the entity to complete several regulatory procedures in terms of foreign debts. For example, after borrowing the foreign debts, debtors shall carry out registration on local SAFE in relation to the execution of the contract, the drawdown, the prepayment or the foreign exchange settlement and sales within a specific period. For any change of the foreign debts contract, an amendment registration shall be carried out with the local SAFE.

Regulations Relating to Employment and Social Insurance

Pursuant to the PRC Labor Law effective as of January 1, 1995 (as amended on August 27, 2009), and the PRC Labor Contract Law effective as of January 1, 2008 (as amended on December 28, 2012), a written labor contract shall be executed by employer and an employee when the employment relationship is established, and an employer is under an obligation to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. In addition, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must include an unlimited term, with certain exceptions. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight hours a day and no more than forty-four hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities.

According to the Social Insurance Law of China effective from July 1, 2011, and the Housing Provident Fund Regulation which was amended and became effective on March 24, 2002, employers in China shall register with relevant social insurance agency and relevant housing provident fund management center and open special housing provident fund accounts for each of their employees, and pay contributions to the social insurance plan and the housing provident fund for their employees, and such contribution amount payable shall be calculated based on the employee’s actual salary in accordance with the relevant regulations. On July 20, 2018, the General Office of the Communist Party of China and the General Office of the State Council jointly issued the Reform Plan on Tax Collection and Administration Systems for Local Offices of the State Administration of Taxation and Local Taxation Bureaus, according to which the collection and administration of social insurance will be transferred from the social insurance departments to competent tax authorities, and the supervision over the payment of social insurance will be significantly strengthened in the way that an enterprise must pay social insurance for its employees based on their overall salary at certain legally required rates.

Regulations on Tax

PRC Enterprise Income Tax Law

In January 2008, the PRC Enterprise Income Tax Law, or the EIT Law, took effect (revised and took effect on February 24, 2017). The EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. An enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. According to the EIT Law and its implementation regulations, certain high and new technology enterprises which have proprietary intellectual property rights and simultaneously meet the prescribed requirements as stipulated in the implementation regulations of the EIT Law and other relevant regulations are permitted to enjoy a reduced EIT rate of 15%.

Under the EIT Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, except where a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

Under the PRC Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The implementing regulations of the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. On April 22, 2009, the State Administration of Taxation, or SAT issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the Actual Standards of Organizational Management, or Circular 82, which set forth certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.”

PRC Value-added Tax Law

Pursuant to the Interim Regulations on Value-added Tax of China, or VAT Regulations which was promulgated by the State Council on December 13, 1993 and became effective as of January 1, 1994 and further amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the last amendment of which became effective on November 19, 2017, all units and individuals engaging in the sale of goods, provision of processing, repair and fitting services, and importation of goods within the territory of China are taxpayers of value-added tax (or VAT), and shall pay VAT in accordance with the VAT Regulations. According to the VAT Regulations, a VAT tax rate at 17% applies to the Chinese enterprises unless otherwise exempted or reduced according to the VAT Regulations and other relevant regulations. On March 28, 2018, the executive meeting of the State Council decided to reduce the current applied 17% VAT to 16% from May 1, 2018.

MANAGEMENT

The following table sets forth the name, age, and position of our officers and directors as of the date of this prospectus.   Each director holds his office until his successor is elected and qualified or his earlier resignation or removal. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.

Name	Age	Position
Zhixin Liu	35	Chairman of the Board, CEO
Mingzhou Sun	52	Chief Financial Officer
Fu Liu	56	Director
Michael James Antonoplos	69	Independent Director
Stephen (Chun Kwok) Wong	39	Independent Director
Ling Wang	65	Independent Director
Chunqi Jiao	49	Chief Technology Officer

Biographical Information

Ms. Zhixin Liu. Ms. Liu currently serves as our Chairman of the Board, Chief Executive Officer, President. Prior to founding Shuhai Beijing in February of 2015, from February 2012 to January 2015, Ms. Liu also worked as the General Manager of Harbin Jinfenglvyuan Bio-Technology Co., Ltd. where she was responsible for implementing the Company’s annual work plan, financial budget report, profit distribution, utilization plan, conducting the daily management of the Company, and signing agreements on behalf of the Company. From January 2011 to February 2012, Ms. Liu worked as a board director in Beijing Jinyajianguo Refrigeration Plants Manufacturing Co., Ltd., a private company. Ms. Liu studied IT Management at Employee University directly under Heilongjiang Provincial Governmental Departments. She also had business administration courses at China Agricultural University. As our President and Chief Executive Officer, Ms. Liu brings to the Board an intimate understanding of the industry and our operations. We believe Ms. Liu’s experience qualifies her to serve on our Board of Directors.

Ms. Mingzhou Sun. Ms. Sun was appointed as our Chief Financial Officer on August 1, 2021. She has over 20 years of experience in the accounting and auditing industry. Since September 2019, Ms. Sun has been serving as the accounting director of the Company, being responsible for preparing the Company’s accounting documents in connection with the Company’s registration statements and periodic reports filed with the U.S. Securities and Exchange Commission in the past. From March 2018 to September 2019, Ms. Sun was a partner at Beijing Mingye Accounting Firm, where she helped her clients establish the internal financial control system, analyze national tax policies and issue various tax related reports. From July 2012 to January 2018, Ms. Sun served as Vice President and Chief Financial Officer at sun seven star investment group. From March 2008 to June 2011, she served as Chief Financial Officer at Golden State Holding Group (USA). Prior to that, Ms. Sun also served as the financial director and manager at various companies. Ms. Sun is a registered CPA and Certified Public Valuer in China. She also holds a level 2 certificate of the Association of Chartered Certified Accountants. Ms. Sun received her Bachelor degree in Accounting from Renmin University of China in 1991.

Mr. Fu Liu. Mr. Liu currently serves as a member of our Board of Directors. Mr. Liu has served as the Chairman of the Board of Directors of Shuhai Beijing since February 2015. Prior to his service on the board of Shuhai Beijing, from February 2012 to January 2015, Mr. Liu served as the Chairman of Board of Directors of Harbin Jinfenglvyuan Bio-Technology Co. Ltd. From January 2011 to January 2015, he served as a director of Beijing Jinyajianguo Refrigeration Equipment Co., Ltd. Prior to that, Mr. Liu was the director of Kedong County Rural Economic Management Office in Qiqihar City in Heilongjiang Province from January 2005 to January 2012. Mr. Liu studied accounting at Heilongjiang Institute of Finance and Economics in June 1987 and completed legal studies at the CPC Party School Heilongjiang Provincial Committee in 1989. Among other qualifications, Mr. Liu brings to the Board extensive knowledge of our business, relevant executive officer experience as well as governmental and political expertise. We believe Mr. Liu’s experience qualifies him to serve on our Board of Directors.

Mr. Michael J. Antonoplos. Mr. Antonoplos has served as a member of our Board of Directors since November 16, 2020. From January 2001 to present, Mr. Antonoplos has been managing principal of Bayard Street Capital, a commercial real estate company. He holds an undergraduate degree in Psychology and Political Science from University of Pittsburgh (1974). We believe that his significant commercial and business experience would be a valuable contribution to the Board and its committees

Mr. Stephen (Chun Kwok) Wong. Mr. Wong was appointed as a member of our Board of Directors on August 3, 2021. He currently serves Managing Director of DW Consulting Corporation Limited, where his job duties include financial due diligence, bank financing and corporate restructuring and advising clients on various subjects such as company structure and internal control system. Mr. Wong used to be the Company’s independent director from December 2018 to November 2020. Mr. Wong served as the group financial controller for Fitness World (Group) Limited and MJ Medical Beauty Limited from February 2017 to August 2018. He was a senior associate at Pricewaterhouse Coopers Limited (PwC) from January 2016 to January 2017. He worked at Moore Stephens Associates Limited (Hong Kong) as a senior associate from October 2010 to December 2015. He was a supervisor at KLC Kennic Lui & Co. from July 2009 to August 2010 and an auditor at KLC CPA Limited from October 2005 to June 2008. Mr. Wong studied accounting and received his Bachelor of Commerce degree in Accounting from Macquarie University in Sydney, Australia in 2005.

Ms. Ling Wang. Ms. Ling Wang has served as a member of our Board of Directors since December 21, 2018. Ms. Wang served as the Secretary of Party Committee at University of International Business and Economics from 2004 to 2016. She also worked at Consulate General of the People’s Republic of China in San Francisco from 1999 to 2003. From 1987 to 1999, she served various positions at the Ministry of Education of the People’s Republic of China. Ms. Wang received a Master’s degree in law from Renmin University of China in 1983. We believe Ms. Wang’s experience qualifies her to serve on our Board of Directors.

Mr. Chunqi Jiao: Mr. Jiao has served as our Chief Technology Officer since October of 2019. Prior to joining our company, Mr. Jiao once served as the Technical Director of Beijing Tianxinghulian Information Technology Co., Ltd.; from January 2015 to May 2017, he worked as the Technical Director of Heilongjiang Beidoutianyu Satellite Co., Ltd.; from July 2010 to October 2014, head of Shenzhen Century Lianchuang Technology Development Co., Ltd. Heilongjiang Branch; from August 2008 to June 2010, Chief Technical Officer of Heilongjiang Tianwu Technology Co., Ltd.; from March 2003 to June 2008, R&D Manager of Harbin Longwei Electronic Development Co., Ltd.; from January 2001 to June 2002, Senior Software Engineer at Shanghai Huawei Technology Co., Ltd. Mr. Jiao graduated from Harbin University of Science and Technology with a master’s degree in communication engineering in 2008 and graduated from Harbin Institute of technology with a bachelor’s degree in automotive engineering in 1996.

Family Relationships

Mr. Liu, our director, is the father of Ms. Liu, our Chairman, Chief Executive Officer, interim Chief Financial Officer, Treasurer and Corporate Secretary.

Other than disclosed above, there are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Controlled Company

Upon completion of this offering, Mr. Liu and Ms. Liu will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” for purposes of the NASDAQ Stock Market Rules. As a controlled company, we are permitted to elect to rely, and will rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a corporate governance and nomination committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We intend to utilize these exemptions. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Stock Market.

Board Committees

Our Board has an Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee.

Our Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee each complies with the listing requirements of the Nasdaq Marketplace Rules. At least one member of the Audit Committee is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and each member is “independent” as that term is defined in Rule 5605(a) of the Nasdaq Marketplace Rules. Our board has determined that Stephen Wong meets those requirements.

Audit Committee

Stephen Wong, Michael J. Antonoplos and Ling Wang are the members of our Audit Committee and Stephen Wong serves as the chairperson. All members of our Audit Committee meet the independence standards promulgated by the SEC and by NASDAQ as such standards apply specifically to members of audit committees.

We adopted and approved a charter for the Audit Committee. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	evaluate the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approve the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitor the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	review the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversee all aspects our systems of internal accounting control and corporate governance functions on behalf of the board;

●	review and approves in advance any proposed related-party transactions and report to the full Board of Directors on any approved transactions; and

●	provide oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board of Directors, including Sarbanes-Oxley Act implementation, and makes recommendations to the Board of Directors regarding corporate governance issues and policy decisions.

It is determined that Stephen Wong possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

Ling Wang, Stephen Wong and Michael J. Antonoplos are the members of our Compensation Committee and Ling Wang is the chairperson. All members of our Compensation Committee are qualified as independent under the current definition promulgated by NASDAQ. The board adopted and approved a charter for the Compensation Committee. In accordance with the Compensation Committee’s Charter, the Compensation Committee shall be responsible for overseeing and making recommendations to the Board of Directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nomination and Corporate Governance Committee

Michael J. Antonoplos, Ling Wang and Stephen Wong are the members of our Nomination and Corporate Governance Committee and Michael J. Antonoplos serves as the chairperson. All members of our Nomination and Corporate Governance Committee are qualified as independent under the current definition promulgated by NASDAQ. The board adopted and approved a charter for the Nomination and Corporate Governance Committee prior to consummation of this offering. In accordance with the Nomination and Corporate Governance Committee’s Charter, the Nomination and Corporate Governance Committee shall be responsible to identity and propose new potential director nominees to the Board of Directors for consideration and review our corporate governance policies.

Independence of the Board

As required under the Nasdaq Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment, and affiliations, our board has determined that Stephen Wong, Michael J. Antonoplos and Ling Wang do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of Nasdaq.

In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of the Company has, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law; (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto; (iv) been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:  (a) Any Federal or State securities or commodities law or regulation; or (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; nor (v) been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member (covering stock, commodities or derivatives exchanges, or other SROs).

Code of Conduct and Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the NASDAQ Stock Market and the SEC. We have filed a copy of our code of ethics as an exhibit to the Registration Statement on Form S-1 (No. 333-221906). You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Section 16 Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent stockholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. We believe that, during the fiscal year ended June 30, 2020, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Compensation Committee Interlocks and Insider Participation

The members of our Board have been serving as the Company’s officers or employees. None of our executive officers currently or in the past year served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any entity that has one or more executive officers serving on our Board.

Material Changes to the Procedures by which Security Holders May Recommend Nominees to the Board

There have been no material changes to the procedures by which our stockholders may recommend nominees to the Board.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides disclosure concerning all compensation paid for services to the Company in all capacities for our fiscal years ended June 30, 2020 and 2019, respectively, for (i) each person serving as our principal executive officer (“PEO”), (ii) each person serving as our principal financial officer (“PFO”) and (iii) our two most highly compensated executive officers other than our PEO and PFO whose total compensation exceeded $100,000 (collectively with the PEO, referred to as the “named executive officers” in this Executive Compensation section).

Summary Compensation Table

Name and	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Other Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)

Ms. Zhixin Liu	2020	$43,174	—	—	—	—	$43,174
Chairman, CEO	2019	$35,686	—	—	—	—	$35,686
Jijin Zhang	2020	$4,397					$4,397
Former CFO*	2019	$15,506					$15,506

(1)

Since January 1, 2017, the actual monthly salary Ms. Liu received was RMB 20,300 (approximately $3,056). According to the amendment to the employment agreement, Ms. Liu is entitled to a monthly salary of RMB 20,000 (approximately $3,011) plus any bonuses, transport allowances and housing allowances. Ms. Liu waived her rights of receiving any allowances or bonuses that have not been paid in fiscal years 2018 and 2017. Starting from July 1, 2019, Liu’s monthly salary will be adjusted to 25,300 yuan (about $3,598), with a bonus of 300,000 yuan ($42,662.72) to be paid under the contract.

(2)	On August 1, 2021, Mr. Jijin Zhang tendered his resignation as the Chief Financial Officer of the Company due to personal reasons. On the same date, the Board of the Company appointed Ms. Mingzhou Sun to be the new Chief Financial Officer of the Company.

Option Grants in Last Fiscal Year

There were no options granted to our executive officer in the fiscal year ended June 30, 2020.

Employment Agreements

The Company does not have any written employment agreements with its officers other than the agreement described below.

Employment Contract – Zhixin Liu

We entered into an employment agreement with Ms. Zhixin Liu on February 11, 2018, pursuant to which she serves as our Chief Executive Officer until February 10, 2021 and receives a base monthly salary of RMB 20,000 (approximately $3,011). Ms. Liu is also eligible to receive bonuses, transport allowances and housing allowances. The entire package for Ms. Liu is for annual compensation of RMB 600,000 (approximately $90,340). The employment agreement and its amendment may be terminated in accordance with the provisions of PRC Labor Law. The employment agreement also contains other customary terms under PRC law.

Employment Contract – Mingzhou Sun

In connection with Ms. Sun’s appointment, on August 1, 2021, the Company and Ms. Sun entered into an employment agreement (the “Employment Agreement”), pursuant to which Ms. Sun shall receive a monthly compensation of RMB20,000 (approximately $3,091). The term of the Employment Agreement is three years, with the first six months to be the probationary period. Ms. Sun’s employment can be terminated upon both parties mutual consent. The Company may terminate the Employment Agreement if Ms. Sun does not meet the qualifications for this position during the probationary period. The Company may also terminate the Employment Agreement by giving 30 days’ written notice upon the occurrence of certain events, including Ms. Sun’s failure to perform her duties as the Company’s Chief Financial Officer due to illness. Ms. Sun may terminate her employment with the Company immediately upon the occurrence of certain events, including the Company’s failure to pay her salary in full on time. Ms. Sun’s employment is also subject to customary benefits such as paid time off, sickness allowance, and other rights and benefits.

Equity Compensation Plan Information

On June 15, 2020, the Company filed a registration statement on Form S-8 to register the shares in connection with the Company’s 2018 Plan adopted by the Board of Directors.

On August 22, 2018, our Board of Directors and majority stockholders adopted a 2018 Equity Incentive Plan, or the 2018 Plan, for our company to award up to a maximum of 4,000,000 shares of our common stock, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. No awards have been granted under the 2018 Plan as of the date of this prospectus, but our Board of Directors or a designated committee thereof will have the ability in its discretion from time to time to make awards under the 2018 Plan, including to our officers and directors.

The following paragraphs describe the principal terms of the 2018 Plan.

Types of Awards. The 2018 Plan permits the awards of options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards and/or performance compensation awards.

Plan Administration. Our Board of Directors or a committee appointed by our Board of Directors will administer the 2018 Plan. Such plan administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.

Award Agreement. Awards granted under the 2018 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants or prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from our company or our affiliates.

Exercise of Options. The plan administrator determines the expiration date of each award. However, the term of any award may not exceed ten years from the date of a grant. If any such award is not exercised prior to expiration, the award will be deemed forfeited.

Transfer Restrictions. Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

Amendment and Termination of the 2018 Plan. Our Board of Directors has the authority to amend, alter, suspend, discontinue, or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the recipient.

Director Compensation

The following table shows for the fiscal year ended June 30, 2020, certain information with respect to the compensation of our directors.

Fiscal Year 2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Zhixin Liu*	—	—	—
Fu Liu	34,642		34,642
Tongjun Si**	—		—
Stephen (Chun Kwok) Wong***	5972		5972
Ling Wang	7110		7110

*	Ms. Liu, our Chief Executive Officer, is also the chair of our Board but does not receive any additional compensation for her service as a director. See the section titled “Executive Compensation” for more information regarding the compensation of Ms. Liu.

**	Mr. Tongjun Si is no longer our director. Mr. Michael James Antonoplos was elected as our director on November 16, 2020.

***	Mr. Wong left the Board on November 16, 2020 and returned on August 1, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ms. Liu has paid certain operating expenses on behalf of us for product research and development, market expansion and general operation. As of June 30, 2019, the amounts due to Ms. Liu were $86,733. These amounts have been settled by June 30, 2020.

On January 1, 2016, Ms. Liu entered into a car rental agreement with us. Pursuant to the agreement, we rent a car from Ms. Liu for a monthly rent of approximately $764. The agreement expired on December 31, 2018 but was extended by the parties to December 31, 2020. The rent paid under this agreement was $13,184 and $9,000 for the years ended June 30, 2019 and 2018 respectively.

The car rental agreement, dated from January 2019 to December 31, 2020, by and between Ms. Zhixin Liu and Shuhai Information Technology Co., Ltd., has been agreed to terminate on November 30, 2019 due to market price.

Ms. Zhixin Liu entered into a car rental agreement with Tianjin Information Sea Information Technology Co., Ltd. on November 30, 2019. The license plate number is QL17B9. The rental period is from December 1, 2019 to December 31, 2020 for a total of 13 months. The monthly rent is RMB 12,000 (or 1,706 in US dollars).

Ms. Zhixin Liu entered into a car rental agreement with Tianjin Information Sea Information Technology Co., Ltd. on January 1, 2020. The rental period is from January 1, 2020 to December 31, 2020 for a total of 12 months. The monthly rent is RMB 20,000 (or 2,844 in US dollars).

On November 11, 2017, we bought a used car for $3,054 from Harbin Jinfenglvyuan Biotechnology Co., Ltd, a related entity owned by Mr. Fu Liu.

In April 2017, we entered into an apartment rental agreement with Ms. Liu for business purpose. Pursuant to the agreement, we rent an apartment from Ms. Liu with an annual rent of approximately $2,930. The agreement was renewed and the term was extended to April 30, 2020. This rental agreement was renewed for another year on May 1, 2020 and will expire on April 30, 2021. The annual rent is approximately $2,828.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 27, 2021 by our officers, directors and 5% or greater beneficial owners of common stock. There is no other person or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

Name and Address of Beneficial Owner (2)	Number of Common Stock Beneficially Owned	Percent of Class Beneficially Owned (1)
5% or more stockholders
Zhixin Liu (4)	9,583,335	40.08%
Fu Liu (3)	9,583,335	22.65%
Directors and Executive Officers:
Mingzhou Sun	—	—
Michael James Antonoplos	1,846	—
Stephen (Chun Kwok) Wong	—	—
Ling Wang	—	—
Chunqi Jiao	—	—
All officers and directors as a group (seven persons)	15,001,849	62.7%

(1)	Applicable percentage of ownership is based on 23,911,042 shares of common stock outstanding as of August 18 2021, together with securities exercisable or convertible into common stock within 60 days as of the date hereof for each stockholder.

(2)	Unless otherwise indicated, the address for the stockholders is 20th Floor, Tower B of Guorui Plaza, No.1 South Ronghua Road, Technological Development Zone, Beijing, People’s Republic of China,100176.

(3)	Director of the Company. 20th Floor, Tower B of Guorui Plaza, No.1 South Ronghua Road, Technological Development Zone, Beijing, People’s Republic of China,100176.

(4)	Chairman of the Board, CEO.

DESCRIPTION OF WARRANTS

The material terms and provisions of the Warrants are summarized below. The summary is subject to, and qualified in its entirety by, the form of each warrant is attached as an exhibit to this registration statement.

On July 20, 2021, the Company entered into a securities purchase agreement (the “July SPA”) with certain institutional investors, pursuant to which the Company agreed to sell to such investors an aggregate of 2,436,904 shares of common stock of the Company at a purchase price of $3.48 per share. The shares are issued from a shelf registration statement on Form S-3. The Company also sold warrants (the “Investor Warrants”) to purchase 1,096,608 shares of common stock to such investors in a concurrent private placement. The closing of the sales of these securities under the securities purchase agreement took place on July 22, 2021 (the transaction, the “July Offering”). In connection with the July Offering, the Company engaged FT Global Capital, Inc. (the “Placement Agent”) and entered into a placement agent agreement (the “Placement Agent Agreement”) with the Placement Agent on July 20, 2021, pursuant to which the Company issued to the Placement Agent warrants (the “PA Warrants”, collectively with the Investor Warrants, the “Warrants”) to purchase a number of shares of common stock equal to 5.0% of the aggregate number of shares of common stock sold in the July Offering.

Subject to certain beneficial ownership limitations, the Investor Warrants are immediately exercisable at an exercise price equal to $4.48 per share, subject to adjustments as provided under the terms of the Investor Warrants, and will terminate on the two and one-half year anniversary following the initial exercise date of the Investor Warrants. Similarly, the PA Warrants are immediately exercisable at an exercise price equal to $4.48 per share and will terminate on the two and one-half-year anniversary of the closing of the July Offering.

Within 30 calendar days from the date of the July SPA, the Company shall file a registration statement for the resale by the investors of the shares of common stock underlying the Investor Warrants and use commercially reasonable best efforts to cause such registration to become effective no later than 181 days from the date of closing and keep such registration statement effective at all times until no investors owns any Investor Warrants or shares of common stock issuable upon exercise thereof.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently trading on the NASDAQ Capital Market under the symbol “DTSS.”

Holders

We had 431 holders of record of our common stock as of June 30, 2021.

Dividends

We do not anticipate paying dividends on our common stock at any time in the foreseeable future. We currently plan to retain earnings for the development and expansion of our business. Any future determination as to the payment of dividends will be at the discretion of our Board of Directors and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as our Board of Directors may deem relevant.

In addition, due to various restrictions under PRC laws on the distribution of dividends by WFOE, we may not be able to pay dividends to our stockholders. The Wholly-Foreign Owned Enterprise Law (1986), as amended, and the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended, and the Company Law of the PRC (2006), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds until such time as the accumulated reserve funds reach and remain above 50% of the registered capital amount. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

Securities Authorized for Issuance under Equity Compensation Plan

On August 22, 2018, our Board of Directors and stockholders adopted the 2018 Equity Incentive Plan, or the 2018 Plan, to award up to a maximum of 4,000,000 shares of our common stock, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. Subsequently, the Company filed a registration statement on Form S-8 to register the shares underlying the 2018 Plan. 3,692 shares have been granted under the 2018 Plan as of the date of this prospectus.

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Stockholder and the number of shares of common stock that each Selling Stockholder may offer from time to time pursuant to this prospectus. The shares of common stock that may be offered by the Selling Stockholders hereunder may be acquired by the Selling Stockholders upon the exercise by the Selling Stockholders of the Warrants that are held by the Selling Stockholders. The shares of common stock that may be offered by the Selling Stockholders hereunder consist of (i) 1,096,608 shares of common stock issuable upon the exercise of the Investor Warrants that were issued to certain of the Selling Stockholders on July 22, 2021 pursuant to the July SPA and (ii) 121,485 shares of common stock issuable upon the exercise of the PA Warrants pursuant to the Placement Agent Agreement. Except as otherwise indicated, we believe that each of the beneficial owners and Selling Stockholders listed below has sole voting and investment power with respect to such shares of common stock, subject to community property laws, where applicable.

Except as noted in the table below, none of the Selling Stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our or our affiliates’ officers or directors. Each of the Selling Stockholders has acquired the Warrants (and the shares of common stock issuable upon the exercise thereof) in the ordinary course of business and, at the time of acquisition of the Warrants, none of the Selling Stockholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock to be resold by such Selling Stockholders under the registration statement of which this prospectus forms a part.

Because a Selling Stockholder may sell all, some or none of the shares of common stock that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of our common stock that will be held by a Selling Stockholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the assumption that the Selling Stockholders will sell all of the shares of common stock covered by this prospectus.

In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within sixty (60) days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned Prior to the Offering		Number of Shares Offered	Shares Owned After the Offering
Name	Number (1)	Percent (2)	Shares (3)	Number	Percent
Intracoastal Capital, LLC (4)	990,543	4.14%	274,152	716,391	3.00%
3i, LP (5)	883,378	3.69%	274,152	609,226	2.55%
L1 Capital Global Opportunities Master Fund (6)	883,378	3.69%	274,152	609,226	2.55%
Hudson Bay Master Fund Ltd. (7)	883,378	3.69%	274,152	609,226	2.55%
F. Alec Orudjev (8)	20,000	*	20,000	0	N/A
Jian Ke (9)	101,845	*	101,845	0	N/A

*	Less than 1%.

(1)	Assumes the Warrants held by the Selling Stockholders are exercised in full solely for the purpose of this section.
(2)	Based on 23,911,042 shares issued and outstanding as of August 27, 2021. Shares of our common stock underlying the Warrants are not counted for the purposes of this calculation.
(3)	Assumes sale of all shares available for sale under this prospectus and no further acquisitions of shares by the Selling Stockholders.

(4)

Includes 274,152 shares of our common stock underlying the Warrants and 716,391 shares of our common stock. The Warrants held by Intracoastal Capital LLC (“Intracoastal”) are subject to a beneficial ownership limitation of 4.99%, which does not permit Intracoastal to exercise that portion of the Warrants that would result in Intracoastal and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal.

(5)

Includes 274,152 shares of our common stock underlying the Warrants and 609,226 shares of our common stock issued by the Company to 3i, LP in the July Offering. The Warrants held by 3i, LP are subject to a beneficial ownership limitation of 4.99%, which does not permit 3i, LP to exercise that portion of the Warrants that would result in 3i, LP and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Maier J. Tarlow is the manager of 3i Management LLC, which is the general partner of 3i, LP and in such capacity has the right to vote and dispose of the securities held by 3i, LP. The business address of Tarlow is 140 Broadway Fl 38, New York, NY 10005.

(6)

Includes 274,152 shares of our common stock underlying the Warrants and 609,226 shares of our common stock issued by the Company to L1 Capital Global Opportunities Master Fund (“L1 Capital”) in the July Offering. The Warrants held by L1 Capital are subject to a beneficial ownership limitation of 4.99%, which does not permit L1 Capital to exercise that portion of the Warrants that would result in L1 Capital and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund Ltd. As such, L1 Capital Global Opportunities Master Fund Ltd, Mr. Feldman and Mr. Arber may be deemed to beneficially own the shares of the Company held by L1 Capital Global Opportunities Master Fund. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. Address: 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman, Cayman Islands KY1-1001.

(7)

Includes 274,152 shares of our common stock underlying the Warrants and 609,226 shares of our common stock issued by the Company to Hudson Bay Master Fund Ltd. (“Hudson Bay”) in the July Offering. The Warrants held by Hudson Bay are subject to a beneficial ownership limitation of 9.99%, which does not permit Hudson Bay to exercise that portion of the Warrants that would result in Hudson Bay and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay and Sander Gerber disclaims beneficial ownership over these securities. Address: c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

(8)	Mr. Orudjev is the General Counsel of FT Global Capital, Inc. (Member FINRA/SIPC), the Placement Agent in the July Offering. Address: 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139.
(9)	Mr. Ke is the President of FT Global Capital, Inc. Address: 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139.

PLAN OF DISTRIBUTION

The common stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each of the Selling Stockholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by Selling Stockholders will decrease as and when they effect any such transfers. The plan of distribution for the Selling Stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Stockholders may also make sales in negotiated transactions. The Selling Stockholders may offer their shares from time to time pursuant to one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	public or privately negotiated transactions;

●	on the NASDAQ Capital Market (or through the facilities of any national securities exchange or U.S. inter- dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

●	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the Selling Stockholders may:

●	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

●	sell the shares short after the effective date of the registration statement of which this prospectus forms a part and redeliver the shares to close out such short positions;

●	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

●	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods. The Selling Stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a Selling Stockholder for purposes of this prospectus. The Selling Stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if any Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties of such Selling Stockholder may offer and sell the shares of common stock from time to time under this prospectus; provided, however in the event of a pledge or then default on a secured obligation by a Selling Stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of Selling Stockholders to include the pledgee, secured party or other successors in interest of such Selling Stockholder under this prospectus.

The Selling Stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, provided the applicable Selling Stockholder meets the criteria and conforms to the requirements of such rule.

The Selling Stockholders may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). If the shares of common stock are sold through underwriters or broker-dealers, the applicable Selling Stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. Neither we, nor the Selling Stockholders, can presently estimate the amount of that compensation. If any Selling Stockholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth: (i) the name of each of the selling stockholders and the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other fact material to the transaction.

The Selling Stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply.

In offering the shares covered by this prospectus, the Selling Stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. We are not aware that any Selling Stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its shares of our common stock.

LEGAL MATTERS

The validity of the common stock registered for resale hereby will be passed upon for us by Flangas Law Group.

EXPERTS

The consolidated balance sheets of our Company and its subsidiaries as of June 30, 2020 and June 30, 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flow for the years then ended appearing in this registration statement of which this prospectus forms a part have been so included in reliance on the reports of Morison Cogen LLP and Wei Wei & Co. LLP, respectively, appearing elsewhere in this prospectus, given the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.

We will file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. The information we file with the SEC or contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

DATASEA INC.

DATASEA INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2021

DATASEA INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2021	June 30, 2020
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$171,177	$1,065,936
Restricted cash	-	600,000
Accounts receivable	13,796	1,119
Inventory	254,960	105,210
Value-added tax prepayment	152,212	69,775
Prepaid expenses and other current assets	901,006	2,056,483

Total current assets	1,493,151	3,898,523

NONCURRENT ASSETS
Security deposit	221,177	-
Property and equipment, net	301,939	291,031
Intangible assets, net	1,041,030	20,694
Right-of-use assets, net	1,525,461	702,952

Total noncurrent assets	3,089,607	1,014,677

TOTAL ASSETS	$4,582,758	$4,913,200

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$133,386	$46,975
Advances from customers	19,448	20,953
Deferred revenue	45,653	-
Accrued expenses and other payables	390,220	274,934
Loan payable	741,101	-
Operating lease liabilities - current portion	659,280	346,629

Total current liabilities	1,989,088	689,491

NONCURRENT LIABILITIES
Operating lease liabilities	777,455	341,273

Total noncurrent liabilities	777,455	341,273

TOTAL LIABILITIES	2,766,543	1,030,764

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 375,000,000 shares authorized, 21,474,138 and 20,943,846 shares issued and outstanding, respectively as of March 31, 2021 and June 30, 2020, respectively	21,474	20,944
Additional paid-in capital	12,077,788	11,104,666
Accumulated comprehensive income	275,678	170,207
Accumulated deficit	(10,463,241)	(7,413,381)

TOTAL COMPANY STOCKHOLDERS’ EQUITY	1,911,699	3,882,436

Noncontrolling interest	(95,484)	-

TOTAL EQUITY	1,816,215	3,882,436

TOTAL LIABILITIES AND EQUITY	$4,582,758	$4,913,200

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	NINE MONTHS ENDED MARCH 31,		THREE MONTHS ENDED MARCH 31,
	2021	2020	2021	2020

Revenues	$152,925	$-	$17,686	$-
Cost of goods sold	66,925	-	9,912	-

Gross income	86,000	-	7,774	-

Operating expenses
Selling	295,252	142,605	121,216	33,284
General and administrative	2,377,257	1,373,837	945,285	428,227
Research and development	537,009	799,511	207,774	229,146

Total operating expenses	3,209,518	2,315,953	1,274,275	690,657

Loss from operations	(3,123,518)	(2,315,953)	(1,266,501)	(690,657)

Non-operating income (expenses)
Other income (expenses)	(22,160)	(3,632)	(9,958)	2,784
Interest income	1,916	43,828	112	10,134

Total non-operating income (expenses), net	(20,244)	40,196	(9,846)	12,918

Loss before income tax	(3,143,762)	(2,275,757)	(1,276,347)	(677,739)

Income tax	-	-	-	-

Loss before noncontrolling interest	(3,143,762)	(2,275,757)	(1,276,347)	(677,739)

Less: loss attributable to noncontrolling interest	(93,902)	-	(57,347)	-

Net loss to the Company	(3,049,860)	(2,275,757)	(1,219,000)	(677,739)

Other comprehensive item
Foreign currency translation gain (loss) attributable to the Company	105,471	(10,906)	(7,072)	719
Foreign currency translation loss attributable to noncontrolling interest	(1,582)	-	(192)	-

Comprehensive loss attributable to the Company	$(2,944,389)	$(2,286,663)	$(1,226,072)	$(677,020)

Comprehensive loss attributable to noncontrolling interest	$(95,484)	$-	$(57,539)	$-

Basic and diluted net loss per share	$(0.14)	$(0.11)	$(0.06)	$(0.03)

Basic and diluted weighted average shares outstanding	21,214,197	20,943,846	21,470,487	20,943,846

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

NINE AND THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(Unaudited)

	Common Stock		Additional paid-in	Accumulated	Accumulated other comprehensive		Noncontrolling
	Shares	Amount	capital	deficit	income	Total	interest
Balance at July 1, 2020	20,943,846	$20,944	$11,104,666	$(7,413,381)	$170,207	$3,882,436	$-

Net loss	-	-	-	(866,823)	-	(866,823)	-

Foreign currency translation gain	-	-	-	-	58,479	58,479	-

Balance at September 30, 2020	20,943,846	20,944	11,104,666	(8,280,204)	228,686	3,074,092	-

Net loss	-	-	-	(964,037)	-	(964,037)	(36,555)

Foreign currency translation gain	-	-	-	-	54,064	54,064	(1,390)

Issuance of common stock	520,000	520	930,480	-	-	931,000	-

Issuance of common stock for subscription agreement entered in prior period	6,600	6	(6)	-	-	-	-

Balance at December 31, 2020	21,470,446	21,470	12,035,140	(9,244,241)	282,750	3,095,119	(37,945)

Net loss	-	-	-	(1,219,000)	-	(1,219,000)	(57,347)

Foreign currency translation loss	-	-	-	-	(7,072)	(7,072)	(192)

Shares issued for stock compensation expense	3,692	4	11,996	-	-	12,000	-

Increase of paid-in capital from subscription agreement entered in prior period	-	-	30,652	-	-	30,652	-

Balance at March 31, 2021	21,474,138	$21,474	$12,077,788	$(10,463,241)	$275,678	$1,911,699	$(95,484)

Balance at July 1, 2019	20,943,846	$20,944	$11,104,666	$(5,550,128)	$189,906	$5,765,388	$-

Net loss	-	-	-	(596,985)	-	(596,985)	-

Foreign currency translation gain	-	-	-	-	6,613	6,613	-

Balance at September 30, 2019	20,943,846	20,944	11,104,666	(6,147,113)	196,519	5,175,016	-

Net loss	-	-	-	(1,001,033)	-	(1,001,033)	-

Foreign currency translation gain	-	-	-	-	(18,238)	(18,238)	-

Balance at December 31, 2019	20,943,846	20,944	11,104,666	(7,148,146)	178,281	4,155,745	-

Net loss	-	-	-	(677,739)	-	(677,739)	-

Foreign currency translation gain	-	-	-	-	719	719	-

Balance at March 31, 2020	20,943,846	$20,944	$11,104,666	$(7,825,885)	$179,000	$3,478,725	$-

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	NINE MONTHS ENDED MARCH 31,
	2021	2020
Cash flows from operating activities:
Loss including noncontrolling interest	$(3,143,762)	$(2,275,757)
Adjustments to reconcile loss including noncontrolling interest to net cash used in operating activities:
Loss on disposal on fixed assets	9,619	-
Depreciation and amortization	112,350	38,536
Operating lease expense	588,924	113,211
Stock compensation expense	12,000	-
Changes in assets and liabilities:
Accounts receivable	(12,380)	-
Inventory	(19,278)	(204,186)
Value-added tax prepayment	(75,765)	-
Prepaid expenses and other current assets	(130,638)	(1,224,017)
Accounts payable	81,903	34,500
Advance from customers	-	83,889
Deferred revenue	41,823	-
Accrued expenses and other payables	91,615	(118,436)
Payment on operating lease liabilities	(618,366)	(132,953)

Net cash used in operating activities	(3,061,955)	(3,685,213)

Cash flows from investing activities:
Acquisition of property and equipment	(103,054)	(248,333)
Acquisition of intangible assets	(25,934)	-

Net cash used in investing activities	(128,988)	(248,333)

Cash flows from financing activities:
Repayment of loan payable - stockholder	-	(85,091)
Loan payable	728,824	-
Net proceeds from issuance of common stock	931,000	-

Net cash provided by (used in) financing activities	1,659,824	(85,091)

Effect of exchange rate changes on cash	36,360	(43,189)

Net decrease in cash and restricted cash	(1,494,759)	(4,061,826)

Cash and restricted cash, beginning of period	1,665,936	6,672,637

Cash and restricted cash, end of period	$171,177	$2,610,811

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income tax	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$1,294,315	$875,366
Transfer of prepaid software development expenditure to intangible assets	$1,000,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND JUNE 30, 2020 (AUDITED)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Datasea Inc. (the “Company”, or “we”, “us”, “our” or similar terminology) was incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. and changed its name to Datasea Inc. on May 27, 2015. On May 26, 2015, the Company’s founder, Xingzhong Sun, sold 6,666,667 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to Zhixin Liu (“Ms. Liu”), an owner of Shuhai Skill (HK) as defined below. On October 27, 2016, Mr. Sun sold his remaining 1,666,667 shares of Common Stock of the Company to Ms. Liu.

On October 29, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company (“LLC”) incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Shareholders, who own 100% of Shuhai Skill (HK), transferred all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to the Company for 6,666,667 shares of Common Stock, causing Shuhai Skill (HK) and its wholly owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd. (“Tianjin Information”), an LLC incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., an LLC incorporated under the laws of the PRC, to become wholly-owned subsidiaries of the Company; and Shuhai Information Technology Co., Ltd., also an LLC incorporated under the laws of the PRC (“Shuhai Beijing”), to become a variable interest entity (“VIE”) of the Company through a series of contractual agreements between Shuhai Beijing and Tianjin Information. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK) and its consolidated subsidiaries and VIE.

Following the Share Exchange, the Shareholders, Zhixin Liu and her father, Fu Liu, owned approximately 82% of the Company’s outstanding shares of Common Stock. As of October 29, 2015, there were 18,333,333 shares of Common Stock issued and outstanding, 15,000,000 of which were beneficially owned by Zhixin Liu and Fu Liu.

On May 1, 2018, the Company implemented a 1 for 3 reverse stock split decreasing the shares outstanding from 57,511,711 to 19,170,846. The consolidated financial statement (“CFS”) at June 30, 2018 were retroactively adjusted to reflect the reverse split.

After the Share Exchange, the Company, through its consolidated subsidiaries and VIE provide smart security solutions primarily to schools, tourist or scenic attractions and public communities in China.

On October 16, 2019, Shuhai Beijing incorporated a wholly owned subsidiary, Heilongjiang Xunrui Technology Co. Ltd. (“Xunrui”), which develops and markets the Company’s smart security system products.

On December 3, 2019, Shuhai Beijing formed Nanjing Shuhai Equity Investment Fund Management Co. Ltd. (“Shuhai Nanjing”), a joint venture in PRC, in which Shuhai Beijing holds a 99% ownership interest with the remaining 1% held by Nanjing Fanhan Zhineng Technology Institute Co. Ltd, an unrelated party that was supported by both Nanjing Municipal Government and Beijing University of Posts and Telecommunications. Shuhai Nanjing was formed for gaining the easy access to government funding and private financing for the Company’s new technology development and new project initiation.

In January 2020, as described below, the Company acquired ownership in three entities for no consideration from the Company’s management which set up such entities on the Company’s behalf.

On January 3, 2020, Shuhai Beijing entered into two equity transfer agreements (the “Transfer Agreements”) with the President, and a Director of the Company. Pursuant to the Transfer Agreements, the Director and the President, each agreed, for no consideration, to (i) transfer his 51% and 49% respective ownership interests, in Guozhong Times (Beijing) Technology Ltd. (“Guozhong Times”) to Shuhai Beijing; and (ii) transfer his 51% and 49% respective ownership interests, in Guohao Century (Beijing) Technology Ltd. (“Guohao Century”) to Shuhai Beijing. Guozhong Times and Guohao Century were established to develop technology for electronic products, intelligence equipment and accessories, and provide software and information system consulting, installation and maintenance services.

On January 7, 2020, Shuhai Beijing entered into another equity transfer agreement with the President, the Director described above and an unrelated individual. Pursuant to this equity transfer agreement, the Director, the President and the unrelated individual each agreed to transfer his 51%, 16%, 33% ownership interests, in Guozhong Haoze (Beijing) Technology Ltd. (“Guozhong Haoze”) to Shuhai Beijing for no consideration. Guozhong Haoze was formed to develop and market the smart security system products.

On August 17, 2020, Beijing Shuhai formed a new wholly-owned subsidiary Shuhai Jingwei (Shenzhen) Information Technology Co., Ltd (“Jingwei”), to expand the security oriented systems developing, consulting and marketing business overseas.

On November 16, 2020, Guohao Century formed Hangzhou Zhangqi Business Management Limited Partnership (“Zhangqi”) with ownership of 99% as an ordinary partner. On November 19, 2020, Guohao Century formed a 51% owned subsidiary Hangzhou Shuhai Zhangxun Information Technology Co., Ltd (“Zhangxun”) for research and development of 5G message technology. Zhangqi owns 19% of Zhangxun; accordingly, Guohao Century ultimately owns 69.81% of Zhangxun.

In December 2019, a novel strain of coronavirus (COVID-19) was reported and the World Health Organization declared the outbreak to constitute a “Public Health Emergency of International Concern.” Based on the epidemic prevention and control system embedded in the Company’s intelligent security platform, the Company was able to promptly organize the employees at home to develop and upgrade the body temperature measurement and administration backend of the epidemic prevention and control system, which could meet the needs of schools and public communities for epidemic prevention, and well addressed the problem of how to integrate the Company’s security platform and epidemic prevention system. In April 2020, the Company resumed normal work, and the impact of COVID-19 outbreak on the Company’s marketing efforts from January to March of 2020 was mitigated. Since April 2020, there are some new Covid-19 cases discovered in a few provinces of China including Beijing as of today, however, the number of new cases are not significant due to the PRC government’s strict control, and the Company does not believe the new cases would have a significant impact on the Company’s operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN

The accompanying CFS were prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. For the nine months ended March 31, 2021 and 2020, the Company had a net loss of $3.05 million and $2.28 million, respectively The Company has an accumulated deficit of $10.46 million as of March 31, 2021 and negative cash flow from operating activities of $3.06 million for the nine months ended March 31, 2021. These factors raise substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance the Company will become profitable or obtain necessary financing for its business or that it will be able to continue in business.

The company continues to improve and upgrade the safe campus, smart community and other smart systems, and formed a new business model, providing online shopping and other value-added services; the Company also provides artificial intelligence payment products and services based on face recognition for more institutional customers; and set up a 5G messaging project company to release new 5G messaging products. The company generates revenue from its core business as well as the expansion of new businesses and services. Management also intends to raise additional funds by way of a private or public offering, or by obtaining loans from banks or others, which are planned to be used altogether with operating turnover to support Company’s research and development (“R&D”), procurement, marketing and daily operation, while the Company believes in the viability of its strategy to generate sufficient revenue and in its ability to raise additional funds on reasonable terms and conditions, there can be no assurances to that effect. The ability of the Company to continue as a going concern depends upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering. On June 25, 2020, the Company’s S-3 registration filing was approved by Securities and Exchange Commission (“SEC”). The Company may from time to time issue up to $100,000,000 of common stock, debt securities, warrants or units of securities. The Company will describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. There can be no assurance the Company will be successful in any future fund raising.

The Company raised $931,000 in equity on November 11, 2020 from Triton Fund and signed an underwriting agreement with FT Global to prepare for its next round of financing.

BASIS OF PRESENTATION AND CONSOLIDATION

The accompanying CFS were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the SEC regarding consolidated financial reporting. The accompanying CFS include the financial statements of the Company and its 100% owned subsidiaries “Shuhai Skill (HK)”, and “Tianjin Information”, and its VIE, Shuhai Beijing, and Shuhai Beijing’s 100% owned subsidiaries – Xunrui, Guozhong Times, Guohao Century, Guozhong Haoze, and Jingwei, and Guohao Century’s 69.81% owned subsidiary – Zhangxun, and Shuhai Beijing’s 99% owned subsidiary - Shuhai Nanjing. All significant inter-company transactions and balances were eliminated in consolidation.

The interim consolidated financial information as of March 31, 2021 and for the nine and three-month periods ended March 31, 2021 and 2020 was prepared without audit. Certain information and footnote disclosures, which are normally included in CFS prepared in accordance with U.S. GAAP were not included. The interim consolidated financial information should be read in conjunction with the Financial Statements and the notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, previously filed with the SEC on September 28, 2020.

In the opinion of management, all adjustments (which include all significant normal and recurring adjustments) necessary to present a fair statement of the Company’s consolidated financial position as of March 31, 2021, its consolidated results of operations and cash flows for the nine and three months ended March 31, 2021 and 2020, as applicable, were made.

VARIABLE INTEREST ENTITY

Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 810, “Consolidation” (“ASC 810”), the Company is required to include in its CFS, the financial statements of Shuhai Beijing, its VIE. ASC 810 requires a VIE to be consolidated if the Company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. A VIE is an entity in which a company, through contractual arrangements, bears the risk of, and enjoys the rewards normally associated with ownership of the entity, and therefore the Company is the primary beneficiary of the entity.

Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance; and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. The reporting entity’s determination of whether it has this power is not affected by the existence of kick-out rights or participating rights, unless a single enterprise, including its related parties and de - facto agents, have the unilateral ability to exercise those rights. Shuhai Beijing’s actual stockholders do not hold any kick-out rights that affect the consolidation determination.

Through the VIE agreements, the Company is deemed the primary beneficiary of Shuhai Beijing and its subsidiaries. Accordingly, the results of Shuhai Beijing and its subsidiaries were included in the accompanying CFS. Shuhai Beijing has no assets that are collateral for or restricted solely to settle their obligations. The creditors of Shuhai Beijing do not have recourse to the Company’s general credit.

VIE Agreements

Operation and Intellectual Property Service Agreement – This agreement was entered on October 20, 2015 and allows Tianjin Information to manage and operate Shuhai Beijing and collect 100% of its net profits. Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its shareholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Shareholders’ Voting Rights Entrustment Agreement – Tianjin Information entered into a shareholders’ voting rights entrustment agreement (the “Entrustment Agreement”) on October 27, 2015, under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Shareholders”) vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date.

Equity Option Agreement – the Shuhai Beijing Shareholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”) on October 27, 2015, pursuant to which the Shuhai Beijing Shareholders granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Shareholders’ equity interests in Shuhai Beijing for RMB 0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing shareholders agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Shareholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon written notice. The Option Agreement is valid for 10 years from the effective date and renewable at Tianjin Information’s option.

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Shareholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement guarantees the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Shareholders pledged all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Shareholders agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

There are no restrictions on assets of the VIE for payment of dividends to shareholders of the Company. There has been no change in facts and circumstances to consolidate the VIE. The following financial statement amounts and balances of the VIE were included in the accompanying CFS as of March 31, 2021 and June 30, 2020, and for the nine and three months ended March 31, 2021 and 2020, respectively.

	March 31, 2021	June 30, 2020
Current assets	$1,011,772	$895,321
Non-current assets	699,169	924,537
Total assets	$1,710,941	$1,819,858

Current liabilities	$1,466,275	$618,663
Non-current liabilities	166,760	341,273
Total liabilities	$1,633,035	$959,936

	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020
Revenues	$152,924	$-
Gross profit	$86,000	$-
Net loss	$(1,881,939)	$(944,617)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Revenues	$17,685	$-
Gross profit	$7,774	$-
Net loss	$(785,680)	$(235,541)

USE OF ESTIMATES

The preparation of CFS in conformity with US GAPP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, the estimated useful life and residual value of property, plant and equipment, provision for staff benefits, recognition and measurement of deferred income taxes and the valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to the consolidated financial statements.

CONTINGENCIES

Certain conditions may exist as of the date the CFS are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s CFS.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of March 31, 2021 and June 30, 2020, the Company has no such contingencies.

CASH AND EQUIVALENTS

Cash and equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities of three months or less.

RESTRICTED CASH / ESCROW

Restricted cash is cash held in an indemnification escrow account under requirements of the financing agreement signed with the underwriter of the Company’s initial public offering for 18 months or longer subsequent to the closing of the initial public offering on December 21, 2018, but in no event it shall be held in escrow for longer than 24 months. The restricted cash was released during the nine months ended March 31, 2021.

INVENTORY

Inventory is comprised principally of intelligent temperature measurement face recognition terminal, identity information recognition products, is valued at the lower of cost or net realizable value. The value of inventory is determined using the first-in, first-out method. The Company periodically estimates an inventory allowance for estimated unmarketable inventories when necessary. Inventory amounts are reported net of such allowances. There were $47,257 and $44,237 allowances for slow-moving and obsolete inventory (mainly for Smart-Student Identification cards) as of March 31, 2021 and June 30, 2020, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and improvements that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives as follows:

Furniture and fixtures	3-5 years
Office equipment	3-5 years
Vehicles	5 years
Lease improvement	3 years

Leasehold improvements are depreciated utilizing the straight-line method over the shorter of their estimated useful lives or remaining lease term.

INTANGIBLE ASSETS

Intangible assets with finite lives are amortized using the straight-line method over their estimated period of benefit. Evaluation of the recoverability of intangible assets is made to take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of the Company’s intangible assets are subject to amortization. No impairment of intangible assets has been identified as of the balance sheet date.

Intangible assets include licenses, certificates, patents and other technology and are amortized over their useful life of three years.

FAIR VALUE (“FV”) OF FINANCIAL INSTRUMENTS

The carrying amounts of certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and accounts payable, approximate their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

FAIR VALUE MEASUREMENTS AND DISCLOSURES

FASB ASC Topic 820, “Fair Value Measurements,” defines FV, and establishes a three-level valuation hierarchy for disclosures that enhances disclosure requirements for FV measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include other than those in level 1 quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

The carrying value of the Company’s short-term financial instruments, such as cash, accounts receivable, prepaid expenses, accounts payable, advance from customers, accrued expenses and other payables approximate their FV due to their short maturities.

As of March 31, 2021 and June 30, 2020, the Company did not identify any assets or liabilities required to be presented on the balance sheet at FV.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with FASB ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset.

If such assets are considered impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its FV. FV generally is determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Assets to be disposed of are reported at the lower of the carrying amount or FV less cost to sell. For the nine and three months ended March 31, 2021 and 2020, there was no impairment loss recognized on long-lived assets.

DEFERRED REVENUE

Deferred revenue consists primarily of local government’s financial support under “2020 Harbin Eyas Plan” to Xunrui for technology innovation of developing the Intelligent Campus Security Management Platform. The Company will record the grant as income when it passes local government’s inspection of the project.

LEASES

On July 1, 2019, the Company adopted FASB ASC Topic 842 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after July 1, 2019 are presented under FASB ASC Topic 842, while prior period amounts were not adjusted and continue to be reported in accordance with its historical accounting under FASB ASC Topic 840.

The Company elected the package of practical expedients permitted under the transition guidance, which allowed it to carry forward its historical lease classification, its assessment on whether a contract was or contains a lease, and its initial direct costs for any leases that existed prior to July 1, 2019. The Company also elected to keep leases with an initial term of 12 months or less off its balance sheet and recognize the associated lease payments in the consolidated statements of operations on a straight-line basis over the lease term.

The adoption did not impact the Company’s beginning accumulated deficit, or its prior year consolidated statement of operations and statement of cash flows.

Under FASB ASC Topic 842, the Company determines if an arrangement is a lease at inception. Right of Use Assets (“ROU”) and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU asset are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The Company recognized no impairment of ROU assets as of March 31, 2021 or June 30, 2020.

Operating leases are included in operating lease ROU and operating lease liabilities (current and non-current), on the consolidated balance sheets. At March 31, 2021, the net ROU was $1,525,461 for the operating leases of the Company’s offices in various cities of China and senior officers’ dormitory in Beijing. At March 31, 2021, total operating lease liabilities (includes current and noncurrent) was $1,436,735, which was for the operating leases of the Company’s offices in various cities of China and senior officers’ dormitory in Beijing.

REVENUE RECOGNITION

The Company follows Accounting Standards Update (“ASU”) 2014-09 (and related amendments subsequently issued in 2016), Revenue from Contracts with Customers (ASC 606.

The core principle underlying FASB ASC 606 is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are recognized when control of goods and services transfers to a customer.

FASB ASC Topic 606 requires use of a new five-step model to recognize revenue from customer contracts. The five-step model requires the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

The Company derives its revenues from product sales and professional service contracts with its customers, with revenues recognized upon delivery of services and products. Persuasive evidence of an arrangement is demonstrated via professional service contracts and invoices; and the service price to the customer is fixed upon acceptance of the professional services contract. The Company recognizes revenue when professional service is rendered to the customer and collectability of payment is reasonably assured. These revenues are recognized at a point in time after all performance obligations are satisfied. Revenue is recognized net of returns and value-added tax charged to customers.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income.  As of March 31, 2021, the Company had no unrecognized tax benefits and no charges during the nine and three months ended March 31, 2021, and accordingly, the Company did not recognize any interest or penalties related to unrecognized tax benefits. There was no accrual for uncertain tax positions as of March 31, 2021. The Company files a U.S. income tax return. With few exceptions, the Company’s U.S. income tax returns filed for the years ending on June 30, 2017 and thereafter are subject to examination by the relevant taxing authorities.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are expensed in the period when incurred. These costs primarily consist of cost of materials used, salaries paid for the Company’s development department, and fees paid to third parties.

NONCONTROLLING INTERESTS

The Company follows FASB ASC Topic 810, “Consolidation,” governing the accounting for and reporting of noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCI (previously referred to as minority interests) be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially-owned consolidated subsidiary be allocated to non-controlling interests even when such allocation might result in a deficit balance.

The net income (loss) attributed to NCI was separately designated in the accompanying statements of operations and comprehensive income (loss). Losses attributable to NCI in a subsidiary may exceed an non-controlling interest’s interests in the subsidiary’s equity. The excess attributable to NCIs is attributed to those interests. NCIs shall continue to be attributed their share of losses even if that attribution results in a deficit NCIs balance.

As of March 31, 2021, Zhangxun was 30.19% owned by noncontolling interest, and Shuhai Nanjing was 1% owned by noncontrolling interest. During the nine and three months ended March 31, 2021, the Company had loss of $93,902 and $57,347 attributable to the noncontrolling interest, respectively.

CONCENTRATION OF CREDIT RISK

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks less than RMB500,000 ($76,000) is covered by insurance. Should any institution holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts. Cash denominated in RMB with a U.S. dollar equivalent of $66,779 and $733,849 at March 31, 2021and June 30, 2020, respectively, was held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies.

Cash held in accounts at U.S. financial institutions are insured by the Federal Deposit Insurance Corporation or other programs subject to certain limitations up to $250,000 per depositor. As of March 31, 2021, cash of $80,265 was maintained at U.S. financial institutions. Cash was maintained at financial institutions in Hong Kong, and were insured by the Hong Kong Deposit Protection Board up to a limit of HK $500,000 ($64,000). As of March 31, 2021, the cash balance of $24,133 was maintained at financial institutions in Hong Kong. The Company, its subsidiaries and VIE have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

For the nine months ended March 31, 2021, the Company sold $117,325 safe campus intelligence control systems and related devices to two schools. For the three months ended March 31, 2021, the Company sold $17,905 face temperature measurement access control products to one customer.

FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME (LOSS)

The accounts of the Company’s Chinese entities are maintained in RMB and the accounts of the U.S. parent company are maintained in United States dollar (“USD”) The accounts of the Chinese entities were translated into USD in accordance with FASB ASC Topic 830 “Foreign Currency Matters.” All assets and liabilities were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) in accordance with FASB ASC Topic 220, “Comprehensive Income.” Gains and losses resulting from foreign currency transactions are reflected in the statements of operations.

The Company follows FASB ASC Topic 220-10, “Comprehensive Income (loss).” Comprehensive income (loss) comprises net income(loss) and all changes to the statements of changes in stockholders’ equity, except those due to investments by stockholders, changes in additional paid-in capital and distributions to stockholders.

The exchange rates used to translate amounts in RMB to USD for the purposes of preparing the CFS were as follows

	March 31,	March 31,	June 30,
	2021	2020	2020
Period end USD: RMB exchange rate	6.5713	7.0851	7.0795
Average USD: RMB exchange rate	6.6820	6.9993	7.0199

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted EPS are based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to have been exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. For the nine and three months ended March 31, 2021 and 2020, the Company’s basic and diluted loss per share are the same due to the outstanding warrants being anti-dilutive as a result of the Company’s net loss.

STATEMENT OF CASH FLOWS

In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts shown on the statement of cash flows may not necessarily agree with changes in the corresponding asset and liability on the balance sheet.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company is an emerging growth company and has elected not to use the extended transition period for complying with any new or revised financial accounting standards.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact that the standard will have on its CFS.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistent application among reporting entities. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company is evaluating the impact of this update on its CFS.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”). ASU 2020-04 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in ASU 2020-04 is optional and may be elected over time as reference rate reform activities occur. The Company continues to evaluate the impact of the guidance and may apply the elections as applicable as changes in the market occur.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	March 31, 2021	June 30, 2020
Furniture and fixtures	$108,409	$71,778
Vehicle	3,044	2,825
Leasehold improvement	238,537	203,751
Office equipment	208,913	174,253
Subtotal	558,903	452,607
Less: accumulated depreciation	256,964	161,576
Total	$301,939	$291,031

Depreciation for the nine months ended March 31, 2021 and 2020 was $104,841 and $33,263, respectively. Depreciation for the three months ended March 31, 2021 and 2020 was $38,819 and $23,556, respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets are summarized as follows:

	March 31, 2021	June 30, 2020
Software registration right	$57,173	$36,705
Patent	33,065	22,578
Software development (see Note 5)	1,000,000	-
Value-added telecommunications business license	15,974	14,827
Subtotal	1,106,212	74,110
Less: Accumulated amortization	65,182	53,416
Total	$1,041,030	$20,694

Amortization for the nine months ended March 31, 2021 and 2020 were $7,509 and $5,273, respectively. Amortization for the three months ended March 31, 2021 and 2020 were $5,292 and $3,546, respectively.

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	March 31, 2021	June 30, 2020
Security deposit	$31,462	$156,023
Prepaid expenses	35,062	-
Prepaid software development	150,000	1,200,000
Prepaid insurance	69,769	-
Prepayment for inventory from Heqin	-	101,252
Other receivables - Heqin	560,011	522,636
Others	54,702	76,572
Total	$901,006	$2,056,483

Prepaid software development

On May 28, 2019, the Company entered into an agreement with SDT Trade Co., Ltd., an unaffiliated party (“SDT”). SDT will assist the Company with technical development work for the Company’s security-related software and systems. Pursuant to the agreement, SDT will complete certain development work within 12 months and thereafter maintain the system for 36 months. The amount to be paid under the agreement is $1,200,000. As of March 31, 2021, the Company paid SDT $1,000,000, of which, $400,000 was recorded as R&D expenses as the costs were incurred before the establishment of technological feasibility, $600,000 cost incurred after the technological feasibility was established and a working model was produced was recorded as intangible asset – software development (Note 4). On April 23, 2021, the Company and SDT entered a project contract termination agreement due to certain functions of the software system cannot meet the Company’s needs after the inspection by the Company; the Company and SDT will not pursue any further demands to each other regarding the software development project, and the Company is not obligated to pay the remaining payment of $0.20 million to SDT.

On July 2, 2019, the Company entered into a technology development service agreement with HW (HK) Limited (“HW”), an unaffiliated party. Pursuant to the agreement, the Company appointed HW (HK) Limited to develop an eye protection technical system for a two-year period ending July 1, 2021, and thereafter maintain the system for 36 months. The total payments to be made under the agreement is $1,200,000. As of March 31, 2021, the Company paid HW (HK) Limited $900,000, of which, $350,000 was recorded as R&D expenses as the costs were incurred before the establishment of technological feasibility, which included a working model; $400,000 costed incurred after the technological feasibility was recorded as intangible asset – software development (Note 4), and $150,000 was recorded as prepaid software development expenses.

Other receivables - Heqin

On February 20, 2020, Guozhong Times entered an Operation Cooperation Agreement with an unrelated company, Heqin (Beijing) Technology Co, Ltd. (“Heqin”) for marketing and promoting the sale of Face Recognition Payment Processing equipment and related technical support, and other products of the Company including Epidemic Prevention and Control Systems. Heqin has a sales team which used to work with Fortune 500 companies and specializes in business marketing and sales channel establishment and expansion, especially in education industry and public area. It has had successful experience of organizing multiple business matchmaking meetings with customers, distributors and retailers.

The cooperation term is from February 20, 2020 through March 1, 2023; however, Heqin is the exclusive distributor of the Company’s face Recognition Payment Processing products for the period to July 30, 2020. During March and April 2020, Guozhong Times provided operating funds to Heqin, together with a credit line provided by Guozhong Times to Heqin from May 2020 through August 2020, for a total borrowing of RMB 10 million ($1.41 million) for Heqin’s operating needs. As of March 31, 2021, Guozhong Times had an outstanding receivable of RMB 3.68 million ($560,011) from Heqin and was recorded as other receivable. The Company would not charge Heqin any interest, except for two loans with RMB 200,000 ($28,250) each, due on June 30, 2020 and August 15, 2020, respectively, for which the Company charges 15% interest if Heqin did not repay by the due date. As of this report date, Heqin did not repay these two loans. All the loans to Heqin are secured against the assets of Heqin, and Heqin’s shareholders are jointly responsible for the timely repayment of the loan.

On August 26, 2020, Heqin provided a repayment plan to the Company that the loan would be settled by February 2021; however, due to Covid-19 impact to Heqin’s business, Heqin adjusted the repayment plan based on expected monthly cash collection from its customers, the revised monthly payment starting from May 2021 as follows:

May 2021: repay RMB 400,000 ($60,871)

June 2021: repay RMB 800,000 ($121,742)

July 2021: repay RMB 800,000 ($121,742)

August 2021: repay RMB 1,000,000 ($152,176)

September 2021: repay RMB 600,000 ($91,306)

October 2021: repay RMB 80,000 ($12,174)

No profits will be allocated and distributed before full repayment of the borrowing. After Heqin pays in full the borrowing, Guozhong Times and Heqin will distribute profits of sale of Face Recognition Payment Processing equipment and related technical support at 30% and 70% of the net income, respectively. The profit allocation for the sale of other products of the Company are to be negotiated. Heqin will receive certain stock reward when it reaches the preset sales target under the performance compensation mechanism.

In addition, at June 30, 2020, the Company prepaid $101,252 for goods to be purchased from Heqin, which was received during the nine months ended March 31, 2021.

NOTE 6 – ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consisted of the following:

	March 31, 2021	June 30, 2020
Other payables	$50,606	$97,119
Senior officer’s salary payable	175,764	93,227
Salary payable - employees	163,850	84,588
Total	$390,220	$274,934

NOTE 7 – LOANS PAYABLE

As of March 31, 2021, the Company entered several loan agreements with an unrelated party for $741,101, these loans bear no interest, and are required to be repaid any time before December 31, 2021.

NOTE 8 – RELATED PARTY TRANSACTIONS

On January 1, 2019, the Company’s President entered into a car rental agreement with the Company for two years. Pursuant to the agreement, the Company rents a car from the Company’s President for a monthly rent of approximately $700. The agreement was replaced by a new agreement on November 30, 2019 from December 1, 2019 through December 31, 2020, with monthly rent of approximately $1,700, or total payment of $22,288, which was paid in full in advance as required by the agreement, and was recorded under right of use asset; at March 31, 2021, the net ROU for auto leasing was $0.

On January 1, 2020, the Company’s President entered into a car rental agreement with the Company for one year. Pursuant to the agreement, the Company rents a car from the Company’s President for a monthly rent of RMB 20,000 ($2,849), or total payment of $34,188, which was paid in full in advance as required by the agreement, and was recorded as prepaid expense since the lease term was not over one year, and not required to be accounted for as a ROU. This rental agreement was canceled in June 2020 and the unused rents of RMB 120,000 ($17,620) was returned to the Company.

The Company recorded car lease expense to the Company’s President of $10,775 and $9,400 for the nine months ended March 31, 2021 and 2020. The Company recorded car lease expense to the Company’s President of $0 and $5,158 for the three months ended March 31, 2021 and 2020.

In April 2020, the Company’s President entered into a one-year apartment rental agreement with the Company for an apartment located in Harbin city as the Company’s branch office with an annual rent of RMB 75,000 ($11,000). The term was from May 1, 2020 through April 30, 2021. The rent expense for this agreement was $8,418 and $2,186 for the nine months ended March 31, 2021 and 2020, respectively. The rent expense for this agreement was $2,881 and $729 for the three months ended March 31, 2021 and 2020, respectively.

On October 1, 2020, the Company’s President entered into an office rental agreement with Xunrui. Pursuant to the agreement, the Company rents an office in Harbin city with a total payment of RMB 163,800 ($24,050) from October 1, 2020 through September 30, 2021. The rent expense for this agreement was $12,257 for the nine months ended March 31, 2021.

NOTE 9 – COMMON STOCK AND WARRANTS

On December 21, 2018, the Company completed a registered, underwritten initial public offering and concurrent listing of the Company’s Common Stock on the NASDAQ Capital Market, which generated gross proceeds of $6.7 million before deducting underwriter’s commissions and other offering costs, resulting in net proceeds of approximately $5.7 million, The Company sold 1,667,500 shares of Common Stock (including shares issued pursuant to the underwriter’s over-allotment option) at $4 per share.

In addition, the Company issued warrants to the representative of the underwriters to purchase 101,500 shares of Common Stock at $6 per share. These warrants may be purchased in cash or via cashless exercise, will be exercisable for five years from December 21, 2018 through December 17, 2023. The warrants issued in this financing were classified as equity instruments. The Company accounted for the warrants issued in this financing based on the FV method under FASB ASC Topic 505, and the FV of the warrants was calculated using the Black-Scholes model under the following assumptions: life of 5 years, volatility of 168%, risk-free interest rate of 2.64% and dividend yield of 0%. The FV of the warrants issued at grant date was $387,727, and was recorded as offering costs. Following is a summary of the activities of warrants for the nine months ended March 31, 2021:

	Number of Warrants	Average Exercise Price	Weighted Average Remaining Contractual Term in Years
Outstanding at July 1, 2020	101,500	$6.00	3.47
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Expired	-	-	-
Outstanding at March 31, 2021	101,500	$6.00	2.72
Exercisable at March 31, 2021	101,500	$6.00	2.72

On October 22, 2020, the Company entered into a common stock purchase agreement with Triton Funds LP (“Triton”). Pursuant to the Purchase Agreement, subject to certain conditions set forth in the Purchase Agreement, Triton was obligated, pursuant to a purchase notice by the Company, to purchase up to $2 million of the Company’s common stock from time to time through December 31, 2020. The Company is precluded from submitting a purchase notice to Triton if the closing price is less than $1.65 per share as reported on the Nasdaq Stock Market.

The total number of the shares to be purchased under the Agreement shall not exceed 523,596, or 2.5% of the Company’s outstanding shares of common stock on the Agreement’s execution date, subject to the 9.9% beneficial ownership limitation of the Company’s shares of common stock outstanding by Triton. Closing for sales of common stock will occur no later than three business days following the date on which the Purchased Shares are received by Triton’s custodian. In addition, the Company agreed to (i) at the time of the purchase agreement execution remit $10,000 to Triton, and (ii) at the initial closing pay $5,000 to Triton, to reimburse Triton’s expenses related to the transaction.

On October 29, 2020, the Company issued a notice to sell 520,000 shares to Triton. On November 11, 2020, the Company and Triton closed the equity financing for the issuance of 520,000 shares of the Company’s common stock at $1.80 per share, the Company received $931,000 proceeds from the financing after deducting $5,000 expenses. There was substantial delay from the notice date to the closing date, which resulted in the Company getting a lower per share price.

NOTE 10 – INCOME TAXES

The Company is subject to income taxes by entity on income arising in or derived from the tax jurisdiction in which each entity is domiciled. The Company’s PRC subsidiaries file their income tax returns online with PRC tax authorities. The Company conducts all of its businesses through its subsidiaries and affiliated entities, principally in the PRC.

The Company’s U.S. parent company is subject to U.S. income tax rate of 21% and files U.S. federal income tax return.  As of March 31, 2021, the U.S. entity had net operating loss (“NOL”) carry forwards for income tax purposes of $769,364. The NOL arising in tax years beginning after 2017 may reduce 80% of a taxpayer’s taxable income, and be carried forward indefinitely. However, the coronavirus Aid, Relief and Economic Security Act (“the CARES Act”) issued in March 2020, provides tax relief to both corporate and noncorporate taxpayers by adding a five-year carryback period and temporarily repealing the 80% limitation for NOLs arising in 2018, 2019 and 2020. Management believes the realization of benefits from these losses remains uncertain due to the parent Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance was provided.

The Company’s offshore subsidiary, Shuhai Skill (HK), a HK holding company is subject to 16.5% corporate income tax in HK. Shuhai Beijing received a tax holiday with a 15% corporate income tax rate since it qualified as a high-tech company. Tianjin Information, Xunrui, Guozhong Times, Guozhong Haoze, Guohao Century, Jingwei, Shuhai Nanjing, Zhangxun are subject to the regular 25% PRC income tax rate.

As of March 31, 2021, the Company has approximately $7.53 million of NOL from its HK holding company, PRC subsidiaries and VIEs that expire in calendar years 2020 through 2024. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon the Company’s future generation of taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance as of March 31, 2021 and June 30, 2020.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the nine months ended March 31, 2021 and 2020:

	2021	2020
US federal statutory rates	(21.0)%	(21.0)%
Tax rate difference – current provision	(3.3)%	(3.1)%
Permanent difference	%	-%
Effect of PRC tax holiday	3.4%	0.8%
Valuation allowance	20.9%	23.3%
Effective tax rate	-%	-%

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the three months ended March 31, 2021 and 2020:

	2021	2020
US federal statutory rates	(21.0)%	(21.0)%
Tax rate difference – current provision	(3.4)%	(3.6)%
Permanent difference	%	-%
Effect of PRC tax holiday	3.5%	5.2%
Valuation allowance	20.9%	19.4%
Effective tax rate	-%	-%

The Company’s net deferred tax assets as of March 31, 2021 and June 30, 2020 is as follows:

	March 31, 2021	June 30, 2020
Deferred tax asset
Net operating loss	$1,507,555	$1,048,593
R&D expense	123,750	115,500
Accrued expense of officers’ salary	26,365	13,984
Depreciation and amortization	8,219	8,219
Inventory impairment	10,966	10,966
ROU	12,667	-
Total	1,689,522	1,197,262
Less: valuation allowance	(1,689,522)	(1,197,262)
Net deferred tax asset	$-	$-

NOTE 11 – COMMITMENTS

Leases

On March 20, 2019, the Company entered into the one-year operating lease for senior management’s dormitory. The lease expired March 22, 2020 and had a monthly rent of RMB 5,200 (or $735). The Company did not renew the lease upon expiration.

On July 30, 2019, the Company entered into an operating lease for its office in Beijing. Pursuant to the lease, the delivery date of the property was August 8, 2019 but the lease term started on October 8, 2019 and expires on October 7, 2022, and has a monthly rent of RMB 207,269 without value added tax (“VAT”) (or $29,250). The lease required a security deposit of three months’ rent of RMB 677,769 (or $96,000). The Company will receive a six-month rent abatement, which was considered in calculating the present value of the lease payments to determine the ROU which is being amortized over the term of the lease.

On July 30, 2019, the Company entered into a property service agreement for its office in Beijing (described above). Pursuant to the property service agreement, the agreement commenced on August 9, 2019 and will expire on October 8, 2022, and has a quarterly fee of RMB 202,352 (or $29,000). The deposit was RMB 202,352 (or $29,000).

On August 28, 2019, the Company entered an operating lease for senior officers’ dormitory in Beijing. The lease has a term of two years with expiration on August 31, 2021, the monthly rent is RMB 14,500 ($2,045), payable every six months in advance.

In August 2020, the Company entered into a lease for an office in Shenzhen City, China for three years from August 8, 2020 through August 7, 2023, with a monthly rent of RMB 209,911 ($29,651) for the first year. The rent will increase by 3% each year starting from the second year.

On August 26, 2020, Tianjin Information entered into a lease for the office in Hangzhou City, China from September 11, 2020 to October 5, 2022. The first year rent is RMB 1,383,970 ($207,000). The second year rent is RMB 1,425,909 ($202,800). The security deposit is RMB 115,311 ($16,400). The total rent for the lease period is to be paid in four installments.

The Company adopted FASB ASC Topic 842 on July 1, 2019. The components of lease costs, lease term and discount rate with respect of the Company’s office lease and the senior officers’ dormitory lease with an initial term of more than 12 months are as follows:

	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020
Operating lease expense	$588,924	$113,211

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Operating lease expense	$229,745	$31,727

March 31, 2021
Right-of-use assets	$1,525,461
Lease liabilities - current	659,280
Lease liabilities - noncurrent	777,455
Weighted average remaining lease term	1.93 years
Weighted average discount rate	5.00%

The following is a schedule, by years, of maturities of the operating lease liabilities as of March 31, 2021:

12 Months Ending March 31,	Minimum Lease Payment
2022	$724,240
2023	672,328
2024	129,101
Total undiscounted cash flows	1,525,669
Less: imputed interest	(88,934)
Present value of lease liabilities	$1,436,735

NOTE 12 – SUBSEQUENT EVENTS

The Company evaluated all events that occurred subsequent to March 31, 2021 through the date the CFS was issued, and no material subsequent event was identified.

DATASEA INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Datasea Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Datasea Inc. and subsidiaries (the Company) as of June 30, 2020, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has net losses, accumulated deficit and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Morison Cogen LLP

We have served as the Company’s auditor since 2020.

Blue Bell, Pennsylvania

September 28, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Datasea, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Datasea, Inc. and subsidiaries (the “Company”) as of June 30, 2019, and the related consolidated statements of operation and comprehensive loss, change in stockholder’s equity, and cash flow for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019, and the results of their operation and their cash flow for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditor since 2017.

Flushing, New York

October 15, 2019

DATASEA INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2020	June 30, 2019

ASSETS

CURRENT ASSETS
Cash	$1,065,936	$6,072,637
Restricted cash	600,000	-
Accounts receivable	1,119	-
Inventory	105,210	73,294
Value-added tax prepayment	69,775	-
Prepaid expenses and other current assets	2,056,483	105,932

Total current assets	3,898,523	6,251,863

NONCURRENT ASSETS
Property and equipment, net	291,031	41,116
Intangible assets, net	20,694	55,811
Escrow	-	600,000
Prepaid expense	-	500,000
Right-of-use assets, net	702,952	-

Total noncurrent assets	1,014,677	1,196,927

TOTAL ASSETS	$4,913,200	$7,448,790

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$46,975	$13,088
Advances from customers	20,953	1,318,897
Accrued expenses and other payables	274,934	264,684
Loan payable to stockholder	-	86,733
Operating lease liabilities	346,629	-

Total current liabilities	689,491	1,683,402

NONCURRENT LIABILITIES
Operating lease liabilities	341,273	-

Total noncurrent liabilities	341,273	-

TOTAL LIABILITIES	1,030,764	1,683,402

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 375,000,000 shares authorized, 20,943,846 shares issued and outstanding at June 30, 2020 and June 30, 2019	20,944	20,944
Additional paid-in capital	11,104,666	11,104,666
Accumulated comprehensive income	170,207	189,906
Accumulated deficit	(7,413,381)	(5,550,128)

TOTAL STOCKHOLDERS’ EQUITY	3,882,436	5,765,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,913,200	$7,448,790

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	YEARS ENDED
	June 30, 2020	June 30, 2019

Revenues	$1,414,780	$-
Cost of goods sold	146,380	-

Gross profit	1,268,400	-

Operating expenses
Selling	438,621	199,485
General and administrative	1,620,346	1,131,575
Research and development	1,114,486	168,248

Total operating expenses	3,173,453	1,499,308

Loss from operations	(1,905,053)	(1,499,308)

Non-operating income (expenses)
Other expenses	(2,497)	(1,732)
Interest income	49,455	75,859

Total non-operating income, net	46,958	74,127

Loss before income tax	(1,858,095)	(1,425,181)

Income tax	5,158	-

Net loss	(1,863,253)	(1,425,181)

Other comprehensive item
Foreign currency translation gain (loss)	(19,699)	19,111

Total comprehensive loss	$(1,882,952)	$(1,406,070)

Net loss per share
Basic and diluted	$(0.09)	$(0.07)

Weighted average shares outstanding
Basic and diluted	20,943,846	20,119,430

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED JUNE 30, 2020 AND 2019

	Common Stock		Additional paid-in	Accumulated	Accumulated other comprehensive
	Shares	Amount	capital	deficit	income (loss)	Total
Balance at July 1, 2018	19,170,846	$19,171	$5,121,102	$(4,124,947)	$170,795	$1,186,121

Sale of common stock	105,500	106	307,340	-	-	307,446

Net proceeds from public offering	1,667,500	1,667	5,676,224	-	-	5,677,891

Net loss	-	-	-	(1,425,181)	-	(1,425,181)

Foreign currency translation gain	-	-	-	-	19,111	19,111

Balance at June 30, 2019	20,943,846	20,944	11,104,666	(5,550,128)	189,906	5,765,388

Net loss	-	-	-	(1,863,253)	-	(1,863,253)

Foreign currency translation loss	-	-	-	-	(19,699)	(19,699)

Balance at June 30, 2020	20,943,846	$20,944	$11,104,666	$(7,413,381)	$170,207	$3,882,436

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	June 30, 2020	June 30, 2019

Cash flows from operating activities:
Net loss	$(1,863,253)	$(1,425,181)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	110,322	36,306
Inventory impairment	44,237	-
Operating lease expense	204,858	-
Changes in assets and liabilities:
Inventory	(78,644)	279
Accounts receivable	(1,129)	-
Value-added tax prepayment	(70,368)	-
Prepaid expenses and other current assets	(1,460,140)	(481,884)
Accounts payable	34,570	-
Advance from customers	(1,269,010)	1,323,792
Accrued expenses and other payables	24,766	122,640
Payment on operating lease liabilities	(249,561)	-

Net cash used in operating activities	(4,573,352)	(424,048)

Cash flows from investing activities:
Acquisition of property and equipment	(295,467)	(18,918)
Acquisition of intangible assets	(11,346)	(47,467)

Net cash used in investing activities	(306,813)	(66,385)

Cash flows from financing activities:
Proceeds (repayment) of loan payable - stockholder	(84,842)	60,867
Net proceeds from sale of common stock - public offering	-	4,840,889
Release from escrow account	-	400,000
Net proceeds from issuance of common stock	-	307,446

Net cash (used in) provided by financing activities	(84,842)	5,609,202

Effect of exchange rate changes on cash	(41,694)	(77,618)

Net (decrease) increase in cash and restricted cash	(5,006,701)	5,041,151

Cash and restricted cash, beginning of year	6,672,637	1,031,486

Cash and restricted cash, end of year	$1,665,936	$6,072,637

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income tax	$5,158	$-

Supplemental disclosures of non-cash investing and financing activities:
Proceeds from public offering held in escrow	$-	$600,000
Right-of-use assets obtained in exchange for new operating lease liabilities	$872,804	$-

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Datasea Inc. (the “Company”, or “we”, “us”, “our” or similar terminology) was incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. and changed its name to Datasea Inc. on May 27, 2015. On May 26, 2015, the Company’s founder, Xingzhong Sun, sold 6,666,667 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to Zhixin Liu (“Ms. Liu”), one of the owners of Shuhai Skill (HK) as defined below. On October 27, 2016, Mr. Sun sold his remaining 1,666,667 shares of Common Stock of the Company to Ms. Liu.

On October 29, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Shareholders, who together own 100% of the ownership rights in Shuhai Skill (HK), transferred all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to the Company in exchange for the issuance of an aggregate of 6,666,667 shares of Common Stock, thereby causing Shuhai Skill (HK) and its wholly owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd. (“Tianjin Information”), a limited liability company incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC, to become wholly-owned subsidiaries of the Company; and Shuhai Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), to become a variable interest entity (“VIE”) of the Company through a series of contractual agreements between Shuhai Beijing and Tianjin Information. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK) and its consolidated subsidiaries and VIE.

Following the Share Exchange, the Shareholders, being Zhixin Liu and her father, Fu Liu, owned approximately 82% of the outstanding shares of Common Stock. As of October 29, 2015, there were 18,333,333 shares of Common Stock issued and outstanding, 15,000,000 of which were beneficially owned by Zhixin Liu and Fu Liu.

On May 1, 2018, the Company implemented a 1 for 3 reverse stock split decreasing the shares outstanding from 57,511,711 to 19,170,846. The consolidated financial statements at June 30, 2018 have been retroactively adjusted to reflect the reverse split.

After the Share Exchange, the Company, through its consolidated subsidiaries and VIE is engaged in providing smart security solutions primarily to schools, tourist or scenic attractions and public communities in China.

On October 16, 2019, Shuhai Beijing incorporated a wholly owned subsidiary, Heilongjiang Xunrui Technology Co. Ltd. (“Xunrui”), which is engaged in developing and marketing the Company’s smart security system products.

On December 3, 2019, Shuhai Beijing formed Nanjing Shuhai Equity Investment Fund Management Co. Ltd. (“Shuhai Nanjing”), a joint venture in PRC, in which Shuhai Beijing holds a 99% ownership interest with the remaining 1% ownership held by Nanjing Fanhan Zhineng Technology Institute Co. Ltd, an unrelated party that was supported by both Nanjing Municipal Government and Beijing University of Posts and Telecommunications. Shuhai Nanjing was formed for purposes of easy access of government funding and private financing in new technology development and project incubation. As of this prospectus date, Shuhai Nanjing has no operations yet.

In January 2020, as described below, to expeditiously establish new subsidiaries to further expand the business and operation, the Company acquired ownerships in three entities for no consideration from the Company’s management who set up such entities on the Company’s behalf.

On January 3, 2020, Shuhai Beijing entered into two equity transfer agreements (the “Transfer Agreements”) with President of the Company, and a Director of the Company. Pursuant to the Transfer Agreements, the Director and the President, each agreed, for no consideration, to (i) transfer their 51% and 49% ownership interest, respectively, in Guozhong Times (Beijing) Technology Ltd. (“Guozhong Times”) to Shuhai Beijing; and (ii) transfer their 51% and 49% ownership interest, respectively, in Guohao Century to Shuhai Beijing. Guozhong Times and Guohao Century were established for developing technology for electronic products, intelligence equipment and accessories, and providing software and information system consulting, installation and maintenance services. Guozhong Times commenced operations in January 2020, whereas Guohao Century has not yet commenced operation as of this prospectus date.

On January 7, 2020, Shuhai Beijing entered into another equity transfer agreement with the President, the same Director described above and an unrelated individual. Pursuant to this equity transfer agreement, the Director, the President and the unrelated each agreed to transfer their 51%, 16%, 33% ownership interests, respectively, in Guozhong Haoze (Beijing) Technology Ltd. (“Guozhong Haoze”) to Shuhai Beijing for no consideration. Guozhong Haoze was formed to further develop and market the smart security system products. However, as of June 30, 2020, it has not commenced operations.

In December 2019, a novel strain of coronavirus (COVID-19) was reported in China, upon which the World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” Based on the epidemic prevention and control system embedded in the Company’s intelligent security platform, the Company was able to promptly organize the employees at home to develop and upgrade the body temperature measurement and administration backend of the epidemic prevention and control system, which could meet the needs of schools and public communities for epidemic prevention, and well addressed the problem of how to integrate the Company’s security platform and epidemic prevention system. Since April in 2020, the Company has resumed normal work, and the impact of COVID-19 outbreak on the Company’s marketing efforts from January to March of 2020 has been mitigated. There are some new Covid-19 cases discovered in a few provinces of China including Beijing as of today, however, the number of new cases are not significant due to PRC government’s strict control, and the Company does not believe the new cases would have a significant impact on the Company’s operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN

The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. For the years ended June 30, 2020 and 2019, the Company had a net loss of $1.86 million and $1.43 million, respectively. The Company has an accumulated deficit of $7.41 million as of June 30, 2020 and negative cash inflow from operations of $4.57 million for the year ended June 30, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that the Company will become profitable or obtain necessary financing for its business or that it will be able to continue in business.

The Company modified its products and software to emphasize the products and services that could assist schools and communities in addressing the coronavirus outbreak, providing possible remedy and prevention for the future outbreak after school resumes and public community reverts to social activities by promoting Epidemic Prevention and Control Systems. Management also intends to raise additional funds by way of a private or public offering, or by obtaining loans from banks or others, which are planned to be used altogether with operating turnover to support Company’s R&D, procurement, marketing and daily operation, while the Company believes in the viability of its strategy to generate sufficient revenue and in its ability to raise additional funds on reasonable terms and conditions, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

On June 25, 2020, the Company’s S-3 registration filing was successfully approved by SEC. The Company may from time to time issue up to $100,000,000 aggregate dollar amount of common stock, debt securities, warrants or units of securities. The Company will describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. There can be no assurance that the Company will be successful in any future fund raising.

BASIS OF PRESENTATION AND CONSOLIDATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding consolidated financial reporting. The accompanying consolidated financial statements include the financial statements of the Company and its 100% owned subsidiaries “Shuhai Skill (HK)”, and “Tianjin Information”, and its VIE, Shuhai Beijing, and Shuhai Beijing’s 100% owned subsidiaries – Xunrui and Guozhong Times. All significant inter-company transactions and balances have been eliminated in consolidation.

VARIABLE INTEREST ENTITY

Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 810, “Consolidation” (“ASC 810”), the Company is required to include in its consolidated financial statements, the financial statements of Shuhai Beijing, its VIE. ASC 810 requires a VIE to be consolidated if the Company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. A VIE is an entity in which a company, through contractual arrangements, bears the risk of, and enjoys the rewards normally associated with ownership of the entity, and therefore the Company is the primary beneficiary of the entity.

Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance; and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. The reporting entity’s determination of whether it has this power is not affected by the existence of kick-out rights or participating rights, unless a single enterprise, including its related parties and de - facto agents, have the unilateral ability to exercise those rights. Shuhai Beijing’s actual stockholders do not hold any kick-out rights that affect the consolidation determination.

Through the VIE agreements, the Company is deemed the primary beneficiary of Shuhai Beijing and its subsidiaries. Accordingly, the results of Shuhai Beijing and its subsidiaries have been included in the accompanying consolidated financial statements. Shuhai Beijing has no assets that are collateral for or restricted solely to settle their obligations. The creditors of Shuhai Beijing do not have recourse to the Company’s general credit.

VIE Agreements

Operation and Intellectual Property Service Agreement – This agreement allows Tianjin Information to manage and operate Shuhai Beijing and collect 100% of their net profits. Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its shareholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Shareholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a shareholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Shareholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date.

Equity Option Agreement – the Shuhai Beijing Shareholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Shareholders have granted Tianjin.

Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Shareholders’ equity interests in Shuhai Beijing for an option price of RMB 0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing shareholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Shareholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Shareholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Shareholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Shareholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

The following financial statement amounts and balances of the VIE were included in the accompanying consolidated financial statements as of June 30, 2020 and 2019 and for the years ended June 30, 2020 and 2019, respectively:

	June 30, 2020	June 30, 2019
Current assets	$895,321	$1,573,413
Non-current assets	924,537	96,927
Total assets	$1,819,858	$1,670,340

Current liabilities	$618,663	$6,232,836
Non-current liabilities	341,273	-
Total liabilities	$959,936	$6,232,836

	For the Year Ended June 30, 2020	For the Year Ended June 30, 2019

Revenues	$1,414,781	$-
Gross profit	$1,312,638	$-
Net loss	$(580,767)	$(1,432,372)

RECLASSIFICATION

Certain prior period accounts have been reclassified in conformity with current period’s presentation, including the reclassification of $500,000 intangible asset to non-current prepaid expense at June 30, 2019.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with US GAPP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, the estimated useful life and residual value of property, plant and equipment, provision for staff benefits, recognition and measurement of deferred income taxes and the valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to the consolidated financial statements.

CONTINGENCIES

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of June 30, 2020 and 2019, the Company has no such contingencies.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities of three months or less.

RESTRICTED CASH / ESCROW

Restricted cash represents cash held in an indemnification escrow account related to requirements of the financing agreement signed with the underwriter of the Company’s initial public offering for a period of 18 months or longer subsequent to the closing of the initial public offering on December 21, 2018, but in no event it shall be held in escrow for longer than 24 months.

INVENTORY

Inventory comprised principally of smart student identification cards related to the Company’s “Safe Campus” security products, as well as products associated therewith comprised of routers to be used in installations, is valued at the lower of cost or net realizable value. The value of inventory is determined using the first-in, first-out method. The Company periodically estimates an inventory allowance for estimated unmarketable inventories when necessary. Inventory amounts are reported net of such allowances. There were $44,237 and $0 allowances for slow-moving and obsolete inventory as of June 30, 2020 and 2019, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and improvements that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives as follows:

Furniture and fixtures	3-5 years
Office equipment	3-5 years
Vehicles	5 years
Lease improvement	3 years

Leasehold improvements are depreciated utilizing the straight-line method over the shorter of their estimated useful lives or remaining lease term.

INTANGIBLE ASSETS

Intangible assets with finite lives are amortized using the straight-line method over their estimated period of benefit. Evaluation of the recoverability of intangible assets is made to take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of the Company’s intangible assets are subject to amortization. No impairment of intangible assets has been identified as of the balance sheet date.

Intangible assets include licenses, certificates, patents and other technology and are amortized over their useful life of three years.

FAIR VALUE (“FV”) OF FINANCIAL INSTRUMENTS

The carrying amounts of certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and accounts payable, approximate their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

FAIR VALUE MEASUREMENTS AND DISCLOSURES

FASB ASC Topic 820, “Fair Value Measurements,” defines fair value, and establishes a three-level valuation hierarchy for disclosures that enhances disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include other than those in level 1 quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying value of the Company’s short-term financial instruments, such as accounts payable, approximate their fair values due to their short maturities.

As of June 30, 2020 and 2019, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value on a recurring basis.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with FASB ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the asset.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Fair value generally is determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. For the years ended June 30, 2020 and 2019, there was no impairment loss recognized on long-lived assets.

LEASES

On July 1, 2019, the Company adopted Topic 842 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after July 1, 2019 are presented under Topic 842, while prior period amounts have not been adjusted and continue to be reported in accordance with its historical accounting under Topic 840.

The Company elected the package of practical expedients permitted under the transition guidance, which allowed it to carry forward its historical lease classification, its assessment on whether a contract was or contains a lease, and its initial direct costs for any leases that existed prior to July 1, 2019. The Company also elected to combine its lease and non-lease components and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term.

The adoption did not impact its beginning accumulated deficit, or its prior year consolidated statement of operations and statement of cash flows.

Under Topic 842, the Company determines if an arrangement is a lease at inception. Right of Use Assets (“ROU”) and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

Operating leases are included in operating lease right-of-use assets and operating lease liabilities (current and non-current), on the consolidated balance sheets. At June 30, 2020, the net ROU was $702,952, of which $10,171 was for the car lease from the Company’s president, and $692,781 was for the operating lease of the Company’s office and senior officers’ dormitory in Beijing. At June 30, 2020, total operating lease liabilities (includes current and noncurrent) was $687,902, which was for the operating lease of the Company’s office and senior officers’ dormitory in Beijing.

REVENUE RECOGNITION

On July 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 (and related amendments subsequently issued in 2016), Revenue from Contracts with Customers (ASC 606), by using the modified retrospective method for contracts that were not completed as of July 1, 2018.  This did not result in an adjustment to retained earnings upon adoption of this new guidance, as the Company’s revenue was recognized based on the amount of consideration we expect to receive in exchange for satisfying the performance obligations.

The core principle underlying the ASC 606 is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are recognized at a point in time, based on when control of goods and services transfers to a customer.

ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASC 606 under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

The Company derives its revenues from products sales and professional service contracts with its customers, with revenues being recognized upon delivery of services and products. Persuasive evidence of an arrangement is demonstrated via professional service contracts and invoices; and the service price to the customer is fixed upon acceptance of the professional services contract. The Company will recognize revenue when professional service is rendered to the customer by the Company and collectability of payment is reasonably assured. These revenues will be recognized at a point in time after all performance obligations are satisfied. Revenue is recognized net of returns and value-added tax charged to customers.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of ASC Topic 740, when tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income.  As of July 1, 2019, the Company had no unrecognized tax benefits and no charges during fiscal year 2020, and accordingly, the Company did not recognize any interest or penalties related to unrecognized tax benefits. There was no accrual for uncertain tax position as of June 30, 2020. The Company files U.S. income tax return. With few exceptions, the US income tax return filed for the years ending on June 30, 2017 and thereafter are subject to examination by the relevant taxing authorities.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are expensed in the period when they are incurred. For the years ended June 30, 2019 and 2020, the Company incurred research and development expenses of $1,114,486 and $168,248, respectively.

CONCENTRATION OF CREDIT RISK

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks less than RMB500,000 ($71,806) is covered by insurance. Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts.

Cash denominated in RMB with a U.S. dollar equivalent of $733,849 and $1,395,104 at June 30, 2020 and 2019, respectively, were held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies. The Company, its subsidiaries and VIE have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk. Cash held in accounts at U.S. financial institutions are insured by the Federal Deposit Insurance Corporation or other programs subject to certain limitations up to $250,000 per depositor. As of June 30, 2020, the cash balance of approximately $315,735 was maintained at U.S. financial institutions, of which approximately $65,000 was not insured. Cash was maintained at financial institutions in Hong Kong, and were insured by the Hong Kong Deposit Protection Board up to a limit of HK $500,000 (approximately $64,000). As of June 30, 2020, the cash balance of approximately $16,352 was maintained at financial institutions in Hong Kong.

FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME (LOSS)

The accounts of the Company’s Chinese entities are maintained in RMB and the accounts of the U.S. parent company are maintained in United States dollars(“USD”) The accounts of the Chinese entities were translated into USD in accordance with ASC Topic 830 “Foreign Currency Matters.” All assets and liabilities were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) in accordance with ASC Topic 220, “Comprehensive Income.” Gains and losses resulting from foreign currency transactions are reflected in the statements of operations.

The Company follows FASB ASC Topic 220-10, “Comprehensive Income (loss).” Comprehensive income (loss) comprises net income(loss) and all changes to the statements of changes in stockholders’ equity, except those due to investments by stockholders, changes in additional paid-in capital and distributions to stockholders.

The exchange rates used to translate amounts in RMB to USD for the purposes of preparing the consolidated financial statements were as follows

	June 30,	June 30,
	2020	2019
Period end USD: RMB exchange rate	7.0795	6.8668
Average USD: RMB exchange rate	7.0199	6.8263

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted EPS are based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to have been exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  For the years ended June 30, 2020 and 2019, the Company’s basic and diluted loss per share are the same due to the outstanding warrants being anti-dilutive as a result of the Company’s net loss.

STATEMENT OF CASH FLOWS

In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts shown on the statement of cash flows may not necessarily agree with changes in the corresponding asset and liability on the balance sheet.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company is an emerging growth company and has elected not to use the extended transition period for complying with any new or revised financial accounting standards.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for Level 1, Level 2 and Level 3 instruments in the fair value hierarchy. The guidance is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted for any eliminated or modified disclosures. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements or disclosures.

In November 2019, the FASB issued ASU No. 2019-08, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606), Codification Improvements – Share-Based Consideration Payable to a Customer. The amendments in this Update require that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. The amount recorded as a reduction of the transaction price is required to be measured on the basis of the grant-date fair value of the share-based payment award in accordance with Topic 718. The grant date is the date at which a grantor (supplier) and a grantee (customer) reach a mutual understanding of the key terms and conditions of a share-based payment award. For entities that have not yet adopted the amendments in Update 2018-07, the amendments in this Update are effective for (1) public business entities in fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, and (2) other than public business entities in fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company is evaluating the impact of this on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistent application among reporting entities. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company is evaluating the impact this update will have on its Consolidated Financial Statements.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	June 30, 2020	June 30, 2019
Furniture and fixtures	$71,778	$83,437
Vehicle	2,825	2,913
Leasehold improvement	203,751	-
Office equipment	174,253	54,641
Subtotal	452,607	140,991
Less: accumulated depreciation	161,576	99,875
Total	$291,031	$41,116

Depreciation expense for the years ended June 30, 2020 and 2019 was $65,252 and $31,442 respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets are summarized as follows:

	June 30, 2020	June 30, 2019
Software registration right	$36,705	$37,843
Patent	22,578	15,286
Value-added telecommunications business license	14,827	11,678
Subtotal	74,110	64,807
Less: Accumulated amortization	53,416	8,996
Total	$20,694	$55,811

Amortization expense for the years ended June 30, 2020 and 2019 were $45,070 and $4,864, respectively.

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	June 30, 2020	June 30, 2019
Security deposit	$156,023	$46,933
Prepaid software development expenses	1,200,000	-
Other prepaid expenses and advances	47,182	34,181
Prepayment for inventory from Heqin	101,252	-
Other receivables	522,636	-
Others	29,390	24,818
Total	$2,056,483	$105,932

On May 28, 2019, the Company entered into an agreement with SDT Trade Co., Ltd., an unaffiliated party (“SDT”). SDT will assist the Company with technical development work related to the Company’s security-related software and systems. Pursuant to the agreement, SDT will complete certain development work within twelve months and thereafter maintain the system for thirty-six months. The total amount to be paid under the agreement is $1,200,000. As of June 30, 2020, the Company paid SDT $1,000,000, of which, $400,000 was recorded as R&D expenses as the costs were incurred before the establishment of technological feasibility, and $600,000 was recorded as prepaid software development expenses. The progress of the development work was affected by Covid-19 and the estimated completion date was estimated to be December 2020.

On July 2, 2019, the Company entered into a technology development service agreement with HW (HK) Limited (“HW”), an unaffiliated party. Pursuant to the agreement, the Company appointed HW (HK) Limited to develop an eye protection technical system for a two-year period ending July 1, 2021, and thereafter maintain the system for thirty-six months. The total payments to be made under the agreement is $1,200,000. As of June 30, 2020, the Company paid HW (HK) Limited $900,000, of which, $300,000 was recorded as R&D expenses as the costs were incurred before the establishment of technological feasibility, and $600,000 was recorded as prepaid software development expenses.

At June 30, 2019, the Company paid $500,000 to SDT, and was recorded as noncurrent prepaid expense.

On February 20, 2020, Guozhong Times entered an Operation Cooperation Agreement with an unrelated company, Heqin (Beijing) Technology Co, Ltd. (“Heqin”) for marketing and promoting the sale of Face Recognition Payment Processing equipment and related technical support, and other products of the Company including Epidemic Prevention and Control Systems. Heqin has a strong sales team who used to work shoulder by shoulder with fortune 500 companies and specializes in business marketing and sales channel establishment and expansion, especially in education industry and public area. They have had successful experience of organizing multiple business matchmaking meetings with customers, distributors and retailers.

The cooperation term is from February 20, 2020 through March 1, 2023; however, Heqin is the exclusive distributor of the Company’s face Recognition Payment Processing products for the period up to July 30, 2020. During the period of March and April 2020, Guozhong Times provided the operating fund to Heqin, together with a credit line provided by Guozhong Times to Heqin for the period from May 2020 through August 2020, for a total borrowing amount of RMB 10 million ($1.41 million) for Heqin’s operating needs. As of June 30, 2020, Guozhong Times had an outstanding receivable of RMB 3.68 million ($519,811) from Heqin and was recorded as other receivable. The Company would not charge Heqin any interest, except for two loans with RMB 200,000 ($28,250) each, due on June 30, 2020 and August 15, 2020, respectively, for which the Company will charge 15% interest rate per annum if Heqin did not repay by the due date. As of this prospectus date, Heqin did not repay these two loans. All the loans to Heqin are secured against the assets of Heqin, and Heqin’s shareholders are jointly responsible for the timely repayment of the loan.

On August 26, 2020, Heqin provided a repayment plan to the Company that the $519,811 loan would be fully settled by February 2021 with a monthly payment starting from October 2020 as follows:

October 2020: repay RMB 1,200,000 ($169,504)

November 2020: repay RMB 800,000 ($113,002)

December 2020: repay RMB 1,000,000 ($141,253)

January 2021: repay RMB 600,000 ($84,752)

February 2021: repay RMB 80,000 ($11,300)

No profits will be allocated and distributed before the full repayment of the borrowing. After Heqin pays in full the borrowing amount, Guozhong Times and Heqin will start to distribute from the profits of sale of Face Recognition Payment Processing equipment and related technical support at 30% and 70% of the net income, respectively. The profit allocation for the sale of other products of the Company are to be negotiated. Heqin will receive certain stock reward when it reaches the preset sales target under the performance compensation mechanism.

In addition, at June 30, 2020, the Company prepaid $101,252 for goods purchased from Heqin.

NOTE 6 – ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payable consisted of the following:

	June 30, 2020	June 30, 2019
Deposit	$-	$30,525
Salary and other payables	274,934	234,159
Total	$274,934	$264,684

As of June 30, 2020, accrued expenses and other payables mainly consisted of salary payable of $84,588, and accrued labilities and other payables of $190,346. As of June 30, 2019, salary and other payables mainly consist of salary payable of $52,551 and other payables of $181,608.

NOTE 7 – ADVANCES FROM CUSTOMERS

On March 5, 2018 and June 28, 2018, the Company entered into separate agreements with two sales agents. Pursuant to the agreements, the Company authorized the agents to market the Company’s Safe Campus Management System. The term of the agreements is for five years and will expire on March 6, 2023 and July 1, 2023, respectively. In accordance with ASU 2016-08, Principal versus Agent Considerations (ASC 606), the Company determined that it was the principal in these two contracts and as such, the Company recorded the payments received from the two sales agents as advances in the amounts of RMB 9,056,604 ($1,318,897) as of June 20, 2019. The Company followed the five-step process under ASC 606 and recognized revenue of RMB 9,056,604 ($1,290,142 ) from these contracts in June 2020 as the sales agents had delivered all the products and services to third parties and both the Company and agents had fulfilled its obligations including the installation of the system, training and technical support required under the contracts in the year ended June 30, 2020.

As of March 31, 2020, Guozhong Times has received 33 purchase orders from development and construction companies from Anhui and Fujian province, China for customized hardware and software solutions to detect and control the novel coronavirus outbreak in public areas and an advance totaling $69,500. Datasea’s systems sold in these orders are utilized in public places, including campuses, shopping malls, scenic areas, residential areas and factory areas. During the quarter ended June 30, 2020, the Company received more orders of this product. Revenue was recognized for all these orders in which delivery and services required were completed in the year ended June 30, 2020.

As of June 30, 2020, the Company had advances from customers of $20,953. As of June 30, 2019, the Company had advances from customers of $1,318,897 related to the advances from the sales agents and was recognized as revenue in June 2020.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company’s President, Zhixin Liu, paid certain operating expenses on behalf of the Company. As of June 30, 2020 and 2019, the amounts due to the President were $0 and $86,733, respectively. These amounts were interest-free, unsecured and due on demand.

On January 1, 2019, the Company’s President entered into a car rental agreement with the Company for a term of two years. Pursuant to the agreement, the Company rents a car from the Company’s President for a monthly rent of approximately $700. The agreement was replaced by a new agreement entered on November 30, 2019 for the leasing period from December 1, 2019 through December 31, 2020, with monthly rent of approximately $1,700, or total payment of $22,288, which was paid in full in advance as required by the agreement, and was recorded under right of use asset; at June 30, 2020, the net right of use asset for auto leasing was $10,170.

On January 1, 2020, the Company’s President entered into a car rental agreement with the Company for a term of one year. Pursuant to the agreement, the Company rents a car from the Company’s President for a monthly rent of RMB 20,000 ($2,849), or total payment of $34,188, which was paid in full in advance as required by the agreement, and was recorded as prepaid expense since the lease term was not over one year, and hence not required to be accounted for as a right-of-use asset.

The Company recorded car lease expense to the Company’s President of $29,060 and $13,184 for the years ended June 30, 2020 and 2019.

In April 2019, the Company’s President entered into an apartment rental agreement with the Company. Pursuant to the agreement, the Company rents an apartment located in Harbin city as the Company’s branch office from the Company’s President with an annual rent of approximately $2,828. The term was from May 1, 2019 through April 30, 2020. The rent paid under this agreement was $2,374 and $2,930 for the years ended June 30, 2020 and 2019, respectively.

On April 22, 2019, the Company borrowed RMB 400,000 (or approximately $57,000) with no interest from the Company’s President to pay operating expenses. The loan was repaid on July 8, 2019.

NOTE 9 – COMMON STOCK AND WARRANTS

On August 22, 2018, the Company’s Board of Directors and majority stockholders adopted the 2018 Equity Incentive Plan (the “2018 Plan”) for the Company to award up to a maximum of 4,000,000 shares of its Common Stock, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of its business. In June of 2020, the Company filed a Registration Statement on Form S-8 to register these shares issuable pursuant to the 2018 Plan adopted by the Board of Directors. No awards have been granted under the 2018 Plan as of the date of this prospectus, but the Company’s Board of Directors or a designated committee thereof will have the ability in its discretion from time to time to make awards under the 2018 Plan, including to its officers and directors of the Company.

During September 2018, the Company sold 84,000 shares of Common Stock to third party investors at RMB 20 (approximately $2.94) per share and received proceeds of RMB 1,680,000 (approximately $244,666).

During November 2018, the Company sold 21,500 shares of Common Stock to third party investors at $2.92 per share and received proceeds of $62,780.

On December 21, 2018, the Company completed a registered, underwritten initial public offering and concurrent listing of the Company’s Common Stock on the NASDAQ Capital Market, which offering generated gross proceeds of $6.7 million before deducting underwriter’s commissions and other offering costs, resulting in net proceeds of approximately $5.7 million, of which $1,000,000 was placed in an escrow account. The escrow fund is being held and disbursed by the escrow agent pursuant to the terms and conditions of a certain Indemnification Escrow Agreement between the Company and the underwriter of the offering. $400,000 of the escrow fund was disbursed to the Company in February 2019 when the underwriter confirmed receipt of a written legal opinion from PRC legal counsel in connection with such offering. The Company sold 1,667,500 shares of Common Stock (including shares issued pursuant to the underwriter’s over-allotment option) at an offering price of $4 per share.

In addition, the Company issued warrants to the representative of the underwriters to purchase 101,500 shares of Common Stock at an exercise price of $6 per share. These warrants may be purchased in cash or via cashless exercise, will be exercisable for five years from December 21, 2018 through December 17, 2023. The warrants issued in this financing were classified as equity instruments. The Company accounted for the warrants issued in this financing based on the fair value method under ASC Topic 505, and the FV of the warrants was calculated using the Black-Scholes model under the following assumptions: life of 5 years, volatility of 168%, risk-free interest rate of 2.64% and dividend yield of 0%. The FV of the warrants issued at grant date was $387,727, and was recorded as offering costs. Following is a summary of the activities of warrants for the years ended June 30, 2020 and 2019:

	Number of Warrants	Average Exercise Price	Weighted Average Remaining Contractual Term in Years
Outstanding at July 1, 2018	-	$-	-
Warrants issued	101,500	6.00	5
Outstanding at June 30, 2019	101,500	6.00	4.47
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Expired	-	-	-
Outstanding at June 30, 2020	101,500	$6.00	3.47
Exercisable at June 30, 2020	101,500	$6.00	3.47

The aggregate intrinsic value was $0 as of June 30, 2020 and 2019 and was calculated as the difference between the exercise price of the underlying awards and the closing stock price of $1.30 and $2.10 for Company’s common stock on June 30, 2020 and 2019, respectively.

In June 2020, the Company filed a “shelf” registration statement on Form S-3 to from time to time issue and offer up to $100,000,000 aggregate dollar amount of common stock, debt securities, warrants or units of securities.

NOTE 10 – INCOME TAXES

The Company is subject to income taxes by entity on income arising in or derived from the tax jurisdiction in which each entity is domiciled. The Company’s PRC subsidiaries file their income tax returns online with PRC tax authorities. The Company conducts all of its businesses through its subsidiaries and affiliated entities, principally in the PRC.

The Company’s US parent company was incorporated in the US and is subject to U.S. income tax rate of 21% and files U.S. federal income tax return.  As of June 30, 2020, the US entity had net operating loss (“NOL”) carry forwards for income tax purpose of $353,664. The NOL arising in tax years beginning after 2017 may reduce 80% of a taxpayer’s taxable income, and be carried forward indefinitely. Management believes the realization of benefits from these losses remains uncertain due to the parent Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance was provided.

The Company’s offshore subsidiary, Shuhai Skill (HK), a HK holding company is subject to 16.5% corporate income tax in HK. Shuhai Beijing received a tax holiday with a 15% corporate income tax rate since it qualified as a high-tech company. Tianjin Information, Xunrui, and Guozhong Times are subject to the regular 25% PRC income tax rate.

As of June 30, 2020, the Company has approximately $5.68 million of NOL related to its HK holding company, PRC subsidiaries and VIEs that expire in calendar years 2020 through 2024. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the Company’s future generation of taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance as of June 30, 2020 and 2019.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30, 2020 and 2019:

	Years Ended June 30,
	2020	2019
US federal statutory rates	(21.0)%	(21.0)%
Tax rate difference – current provision	(0.2)%	7.0%
Permanent difference	(0.3)%	-%
Effect of PRC tax holiday	(1.4)%	-%
Valuation allowance	23.2%	14.0%
Under accrual of prior year income tax of parent company	(0.3)%	-%
Effective tax rate	-%	-%

The provision for income tax expense (benefit) for the years ended June 30, 2020 and 2019 consisted of the following:

	2020	2019
Income tax expense – current	$5,158	$-
Income tax expense – deferred	2,610	(213,777)
Increase (decrease) in valuation allowance	(2,610)	213,777
Total income tax expense	$5,158	$-

The Company’s net deferred tax asset as of June 30, 2020 and 2019 is as follows:

	June 30, 2020	June 30, 2019
Deferred tax asset
Net operating loss	$1,048,593	$1,199,872
R&D expense	115,500	-
Accrued expense of officers’ salary	13,984	-
Depreciation and amortization	8,219	-
Inventory impairment	10,966	-
Total	1,197,262	1,199,872
Less: valuation allowance	(1,197,262)	(1,199,872)
Net deferred tax asset	$-	$-

NOTE 11 – COMMIMENTS

Lease Agreement

On March 20, 2019, the Company entered into the one-year operating lease agreement for a senior management’s dormitory. Pursuant to the lease agreement, the lease expires on March 22, 2020 and has a monthly rent of RMB 5,200 (or approximately $735). The Company did not renew the lease upon lease expiration.

On July 30, 2019, the Company entered into an operating lease agreement for its office in Beijing. Pursuant to the lease agreement, the delivery date of the property was August 8, 2019 but the lease term started on October 8, 2019 and expires on October 7, 2022, and has a monthly rent of RMB 207,269 without value added tax (“VAT”) (or approximately $29,250). The lease required a security deposit of three months’ rent of RMB 677,769 (or approximately $96,000). The Company will receive a six-month rent abatement.

On July 30, 2019, the Company entered into a property service agreement for its office in Beijing (described above). Pursuant to the property service agreement, the agreement commenced on August 9, 2019 and will expire on October 8, 2022, and has a quarterly fee of RMB 202,352 (or approximately $29,000). The deposit was RMB202,352 (or approximately $29,000).

On August 28, 2019, the Company entered an operating lease agreement for senior officers’ dormitory in Beijing. The lease has a term of two years with expiration date on August 31, 2021, the monthly rent is RMB 14,500 ($2,045), payable every six months in advance.

The Company adopted ASC 842 on July 1, 2019. The components of lease costs, lease term and discount rate with respect of the Company’s office lease and the senior officers’ dormitory lease with an initial term of more than 12 months are as follows:

Year Ended June 30, 2020
Operating lease expense	$192,891

The rental expense for the year ended June 30, 2019 was $61,864.

June 30, 2020
Right-of-use assets	$692,781
Lease liabilities	$346,629
Lease liabilities - noncurrent	$341,273

Weighted average remaining lease term	2.22 years
Weighted average discount rate	5.00%

The following is a schedule, by years, of maturities of the operating lease liabilities as of June 30, 2020:

Twelve months ending June 30,	Minimum Lease Payment
2021	$346,629
2022	296,870
2023	87,832
Total undiscounted cash flows	731,331
Less: imputed interest	(43,429)
Present value of lease liabilities	687,902

NOTE 12 – PARENT COMPANY FINANCIALS

The following schedules present the parent company’s balance sheets as of June 30, 2020 and 2019, the statements of operations, and the statement of cash flows for the years ended June 30, 2020 and 2019:

	June 30, 2020	June 30, 2019
Cash	$315,735	$671,557
Long term investment in subsidiaries	2,970,453	4,500,480
Restricted cash / escrow	600,000	600,000
Total Assets	$3,886,188	$5,772,037

Accrued expenses and other payables	$3,752	$750
Total liabilities	3,752	750

Common stock	$20,944	$20,944
Additional paid-in capital	11,104,666	5,739,948
Accumulated other comprehensive income	170,207	-
Retained earnings (accumulated deficit)	(7,413,381)	10,395
Total Stockholders’ Equity	3,882,436	5,711,287

Total Liabilities and Stockholders’ Equity	$3,886,188	$5,772,037

	For the Years Ended June 30,
	2020	2019
Revenue	$-	$-
Cost of goods sold	-	-
Gross profit	-	-

Selling expenses	-	-
General and administrative expenses	361,855	22,899
Total operating expenses	361,855	22,899

Other income (expenses):
Equity loss in subsidiaries	(1,504,430)	-
Other expense	(805)	(520)
Interest income	8,995	47,182
Total other (expenses) income	(1,496,240)	46,662

Income tax	5,158	-
Net income (loss)	$(1,863,253)	$23,764

	For the Years Ended
	June 30,
	2020	2019

CASH FLOW FROM OPERATIONG ACTIVITIES:
Net income (loss)	$(1,863,253)	$23,764
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Investment loss from subsidiaries	1,504,430	-

Changes in assets and liabilities:
Accrued expenses and other payables	3,001	-

Net cash provided by (used in) operating activities	(355,822)	23,764

Cash flows from investing activities:
Investment into subsidiary	-	(4,500,480)

Net cash used in investing activities	-	(4,500,480)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	5,748,273
Increase in escrow	-	(600,000)

Net cash provided by financing activities	-	5,148,273

Net (decrease) increase in cash and restricted cash	(355,822)	671,557

Cash and restricted cash, beginning of period	1,271,557	-

Cash and restricted cash, end of period	$915,735	$671,557

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income tax	$-	$-

Investment in subsidiaries in the parent company’s balance sheet at June 30, 2020 is stated at cost plus equity in undistributed earnings of subsidiaries and VIE. The parent company’s share of net income and net loss of its subsidiaries and VIE is included in the statement of operations of the parent company for the year ended June 30, 2020 using the equity method.

As of June 30, 2020, the parent company has no purchase commitment, capital commitment and operating lease commitment.

The ability of the parent company’s Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. As a significant portion of the Company’s operations and revenues are conducted and generated in the PRC, a significant portion of the revenues being earned and currency received are denominated in RMB. RMB is subject to the exchange control regulation in the PRC and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict the Company’s ability to convert RMB into US Dollars.

NOTE 13 – SUBSEQUENT EVENTS

On August 17, 2020, Beijing Shuhai formed a new wholly-owned subsidiary Shuhai Jingwei (Shenzhen) Information Technology Co., Ltd (“Jingwei”), for expanding the security oriented systems developing, consulting and marketing business overseas.

In August 2020, the Company entered into a lease agreement for an office unit in Shenzhen City, China for a term of three years from August 8, 2020 through August 7, 2023, with a monthly rent of RMB 209,911 ($29,651) for the first year. The rent will increase by 3% each year starting from the second year.

On August 26, 2020, Tianjin Information entered into a lease agreement for the office in Hangzhou City, China for a lease term from September 11, 2020 to October 5, 2022. The first year rent is RMB 1,383,970 ($19,813). The second year rent is RMB 1,425,909 ($202,777). The security deposit is RMB 115,311. The total rent for the lease period is to be paid in four installments.

On July 2, 2020, the Company received a notification from the Nasdaq Listing Qualifications staff (the “Staff’) stating that since the Company has not held an annual meeting of shareholders within 12 months of the end of its fiscal year end, it no longer complied with Nasdaq continued listing rules 5620(a) and 5810(c)(2)(G). As such, the Company is afforded 45 calendar days to submit a plan to regain compliance with the foregoing requirement and, if the Staff accepts the plan, the Company will be granted an exception of up to 180 calendar days from the fiscal year end, or until December 28, 2020, to regain compliance. The Company was added to a list of all non-compliant companies, which is posted on our websit at listingcenter.nasdaq.com. Subsequently, the Company submitted a plan of compliance which was approved by the Staff. The Company is in the process of preparing for its Annual Meeting of Shareholders in 2020.

1,218,453 SHARES OF COMMON STOCK

PROSPECTUS

          , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:

SEC registration fee		$260.55
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

*	Estimated expenses are presently not known and cannot be estimated.

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions

Pursuant to our Articles of Incorporation, as amended and Amended and Restate Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, provided, however, that (i) we will not indemnify such person against expenses incurred in connection with an action if he is threatened but does not become a party unless the incurring of such expenses was authorized by the Board of Directors and (ii) we will not indemnify against any amount paid in settlement unless our Board of Directors has consented to such settlement.

An officer or director is not entitled to indemnification against costs or expenses incurred in connection with any action, commenced by such person against us or any person who is or was a director, officer, fiduciary, employee or agent of our company unless and to the extent that the officer or directors is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or directors is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock issued by us in the past three years that were not registered under the Securities Act of 1933.

In September 2018 and January 2019, we sold to certain investors an aggregate of 84,000 shares and 21,500 of common stock for cash proceeds of $246,946 and $63,235, respectively. All the investors are non-U.S. persons, as defined in Regulation S. The investors are all individuals residing in the People’s Republic of China.

As disclosed above, on July 20, 2021, the Company entered into certain Securities Purchase Agreement (the “July SPA”) with certain institutional investors, pursuant to which the Company agreed to sell to such investors an aggregate of 2,436,904 shares of common stock of the Company at a purchase price of $3.48 per share. The common stock issued to such investors are registered shares. The Company also sold warrants (the “Investor Warrants”) to purchase 1,096,608 shares of common stock to such investors in a concurrent private placement. The closing of the sales of these securities under the July SPA took place on July 22, 2021 (the transaction, the “July Offering”). In connection with the July Offering, the Company engaged FT Global Capital, Inc. (the “Placement Agent”) and entered into a placement agent agreement (the “Placement Agent Agreement”) with the Placement Agent on July 20, 2021, pursuant to which the Company issued to the Placement Agent warrants (the “PA Warrants”, collectively with the Investor Warrants, the “Warrants”) to purchase a number of shares of common stock equal to 5.0% of the aggregate number of shares of common stock sold in the July Offering. The Company has issued the Warrants in reliance upon the exemption from registration contained in Section 4(2) under the Securities Act.

Item 16. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement, incorporated herein by reference to Exhibit 1.1 of the S-1/A filed on October 16, 2018.
2.1	Share Exchange Agreement, dated October 29, 2015, by and among Datasea Inc., Shuhai Information Skill (HK) Limited, Zhixin Liu and Fu Liu, incorporated herein by reference to Exhibit 10.1 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
3.1	Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 of the Registration Statement on Form S-1 filed on February 13, 2015.
3.2	First Amendment to Articles of Incorporation, dated May 27, 2015, incorporated herein by reference to Exhibit 3.1(ii) of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
3.3	Certificate of Change, dated November 12, 2015, incorporated herein by reference to Exhibit 3.1 of Form 8-K filed on November 19, 2015.
3.4	Amended and Restated Bylaws, adopted on August 20, 2015, incorporated herein by reference to Exhibit 3.2(ii) of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
3.5	Certificate of Amendment to Articles of Incorporation of Datasea Inc., incorporated herein by reference to Exhibit 3.1 of the Form 8-K filed on April 20, 2018
4.1	Form of Underwriter’s Warrant, incorporated herein by reference to Exhibit 4.1 of the S-1/A filed on October 16, 2018.
4.2	Form of Warrant, in connection with the registered direct offering closed on July 22, 2021, incorporated herein by reference to Exhibit 4.1 of the 8-K filed on July 22, 2021
4.3	Form of Placement Agent Warrant, in connection with the registered direct offering closed on July 22, 2021, incorporated herein by reference to Exhibit 4.2 of the 8-K filed on July 22, 2021.
5.1	Legal Opinion of Flangas Law Group
10.1	Operation and Intellectual Property Service Agreement, dated October 20, 2015, by and among Tianjin Information Sea Information Technology Co., Ltd. and Shuhai Information Technology Co. Ltd., Fu Liu and Zhixin Liu, incorporated herein by reference to Exhibit 10.2 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
10.2	Shareholder’s Voting Rights Entrustment Agreement, dated October 27, 2015, by and among Tianjin Information Sea Information Technology Co., Ltd. and Shuhai Information Technology Co. Ltd., Fu Liu and Zhixin Liu, incorporated herein by reference to Exhibit 10.3 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
10.3	Option Agreement, dated October 27, 2015, by and between Tianjin Information Sea Information Technology Co., Ltd. and Fu Liu and Zhixin Liu, incorporated herein by reference to Exhibit 10.4 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
10.4	Equity Pledge Agreement, dated October 27, 2015 by and between Tianjin Information Sea Information Technology Co., Ltd. and Fu Liu and Zhixin Liu, incorporated herein by reference to Exhibit 10.5 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
10.5	Employment Agreement, dated February 11, 2015 by and between Shuhai Information Technology Co., Ltd. and Ms. Zhixin Liu, incorporated herein by reference to Exhibit 10.6 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
10.6	Translation of the Amendment to the Employment Agreement by and between Shuhai Information Technology Co., Ltd. and Ms. Zhixin Liu dated January 1, 2017, incorporated herein by reference to Exhibit 10.6 of the S-1/A filed on January 31, 2018.
10.7	Wireless Internet Access In Public Places Security Management and Control Systems Feature Collection Equipment Purchase Contract, dated January 8, 2016, by and between Shuhai Information Technology Co., Ltd. and Daqing City Public Security Bureau, incorporated herein by reference to Exhibit 10.7 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016.
10.8	The 2018 Equity Incentive Plan of Datasea Inc., incorporated herein by reference to Exhibit 10.14 of the Form 10-K for the year ended June 30, 2018 filed on September 13, 2018.
10.9	Form of Indemnification Escrow Agreement, incorporated herein by reference to Exhibit 10.9 of the S-1/A filed on October 16, 2018.
10.10	Translation of the Lease Agreement by and between Shuhai Information Technology Co., Ltd. and Beijing Chang Ning Machinery Electric Science and Technology Co., Ltd. dated December 29, 2017, incorporated herein by reference to Exhibit 10.10 of the S-1/A filed on January 31, 2018.
10.11	Translation of the Building Property Management Contract by and between Shuhai Information Technology Co., Ltd. and Zhuozhou City Changning Property Service Co., Ltd. dated December 29, 2017, incorporated herein by reference to Exhibit 10.11 of the S-1/A filed on January 31, 2018.
10.12	Translation of the Lease Agreement by and between Shuhai Information Technology Co., Ltd. and Beijing Chang Ning Machinery Electric Science and Technology Co., Ltd. dated December 8, 2016, incorporated herein by reference to Exhibit 10.12 of the S-1/A filed on January 31, 2018.
10.13	Translation of the Building Property Management Contract by and between Shuhai Information Technology Co., Ltd. and Beijing Changning Property Service Co., Ltd. dated December 8, 2016, incorporated herein by reference to Exhibit 10.13 of the S-1/A filed on January 31, 2018.

10.14	Employment Agreement, dated February 11, 2018, by and between Shuhai Information Technology Co., Ltd. and Ms. Zhixin Liu., incorporated herein by reference to Exhibit 10.14 of the S-1/A filed on April 5, 2018.
10.15	Translation of the Banking Service Direct Sales Cooperation Agreement Between China Minsheng Bank Co. and Shuhai Information Technology Co., Ltd. dated March 15, 2018, incorporated herein by reference to Exhibit 10.15 of the S-1/A filed on April 5, 2018.
10.16	Form of Director Offer Letter, incorporated herein by reference to Exhibit 10.18 of the S-1/A filed on October 16, 2018.
10.17	Translation of the Lease Agreement, dated July 30, 2019, by and between Shuhai Information Technology Co., Ltd. and Beijing Kaipeng Technology Co., Ltd., incorporated herein by reference to Exhibit 10.18 of the 10-K filed on October 15, 2019.
10.18	Common Stock Purchase Agreement, dated October 22, 2020, by and between Datasea, Inc. and Triton Funds LP, incorporated herein by reference to Exhibit 10.1 of the 8-K filed on October 23, 2020.
10.19	Form of Securities Purchase Agreement in connection with the registered direct offering closed on July 22, 2021, incorporated herein by reference to Exhibit 10.1 of the 8-K filed on July 22, 2021
10.20	Placement Agency Agreement, dated July 20, 2021, by and between Datasea, Inc. and FT Global Capital, Inc., incorporated herein by reference to Exhibit 10.2 of the 8-K filed on July 22, 2021
10.21	English Translation of the Employment Agreement, dated August 1, 2021, by and between Datasea, Inc. and Mingzhou Sun, incorporated herein by reference to Exhibit 10.1 of the 8-K filed on August 4, 2021
14.1	Code of Ethics, incorporated herein by reference to Exhibit 14.1 of the S-1/A filed on October 16, 2018.
21.1	List of Subsidiaries, incorporated herein by reference to Exhibit 21.1 of the Form 10-K filed on September 28, 2020
23.1	Consent of Wei, Wei & Co., LLP*
23.2	Consent of Morison Cogen LLP*
23.3	Consent of Flangas Law Group (included in Exhibit 5.1)
101.INS*	XBRL Instance document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)	The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on the 30th day of August, 2021.

DATASEA INC.

By:	/s/ Zhixin Liu
Name:	Zhixin Liu
Title:	President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Zhixin Liu	Chief Executive Officer and Chair	August 30, 2021
Zhixin Liu	(principal executive officer)

/s/ Mingzhou Sun	Chief Financial Officer	August 30, 2021
Mingzhou Sun	(principal accounting and financial officer)

/s/ Fu Liu	Director	August 30, 2021
Fu Liu

/s/ Michael James Antonoplos	Independent Director	August 30, 2021
Michael James Antonoplos

/s/ Chun Kwok Wong	Independent Director	August 30, 2021
Chun Kwok Wong

/s/ Ling Wang	Independent Director	August 30, 2021
Ling Wang